Exhibit 10.1

EXECUTION VERSION

MASTER CONTRIBUTION AGREEMENT

Dated as of February 20, 2007

By and Among

OWENS CORNING,

OWENS CORNING COMPOSITE COÖPERATIEF U.A.,

SOCIÉTÉ DE PARTICIPATIONS FINANCIÈRES ET INDUSTRIELLES S.A.S.

ONDATRA S.A.S.

and

A BELGIAN SOCIÉTÉ PRIVÉE À RESPONSABILITÉ LIMITÉE TO BE FORMED

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TABLE OF CONTENTS

(continued)

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TABLE OF CONTENTS

(continued)

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LIST OF EXHIBITS

Exhibit A	Definitions
Exhibit B	Form of Joinder
Exhibit C	Owens Corning Reorganization Steps
Exhibit D	Saint-Gobain Reorganization Steps
Exhibit E	OC Financial Statements
Exhibit F	SG Financial Statements
Exhibit G-1	Saint-Gobain Trademarks and Designs to be Discontinued
Exhibit G-2	Saint-Gobain Invention Disclosure Records, ‘enveloppes Soleau’ and Unpublished Patent Applications
Exhibit G-3	Owens Corning Invention Disclosure Records, ‘enveloppes Soleau’ and Unpublished Patent Applications
Exhibit G-4	Saint-Gobain Joint Development Agreements
Exhibit G-5	Owens Corning Legal Opinions
Exhibit G-6	Saint-Gobain Legal Opinions
Exhibit G-7	Saint-Gobain Restricted Patents
Exhibit G-8	Prohibition on Certain Patent Applications
Exhibit H	Intentionally Omitted
Exhibit I	Intentionally Omitted
Exhibit J	Form of Asbestos Guaranty
Exhibit K	Form of Asbestos Indemnity Agreement
Exhibit L	Categories of Know How
Exhibit M	Copies of OC Intellectual Property License Agreements
Exhibit N-1	Form of SG Intellectual Property License Agreements (US IP Holdco)
Exhibit N-2	Form of SG Intellectual Property License Agreements (Non-US IP Holdco)

MASTER CONTRIBUTION AGREEMENT

This Master Contribution Agreement (together with the Exhibits and Schedules attached hereto, this “Agreement”) is made as of the 20th day of February, 2007, by and among Owens Corning, a corporation organized under the laws of Delaware (“Owens Corning”), Owens Corning Composite Coöperatief U.A. (“OC Topco”), a company organized under the laws of The Netherlands and a wholly-owned subsidiary of Owens Corning and its Subsidiaries, Société de Participations Financières et Industrielles S.A.S., a company organized under the laws of France (“Saint-Gobain”), Ondatra S.A.S. (“SG Topco”), a société par actions simplifiée organized under the laws of France and a wholly-owned subsidiary of Saint-Gobain and its Subsidiaries, and, subject to Section 2.01 hereof, a société privée à responsabilité limitée to be organized under the laws of Belgium (the “Company”). Owens Corning and Saint-Gobain are sometimes referred to herein individually as a “Parent” or collectively as the “Parents.” The Parents, OC Topco, SG Topco and, following the execution of the Joinder, the Company are sometimes referred to herein individually as a “Party” or collectively as the “Parties”.

W I T N E S S E T H:

WHEREAS, each of the Parents, among other things, is, directly and indirectly through its Affiliates, engaged in the Business;

WHEREAS, the Parents have concluded that the formation of a joint venture to own and operate the combined Business of the Parents would improve development, production and distribution of the Company Products;

WHEREAS, contemporaneously with the execution and delivery of this Agreement OC Topco and SG Topco are executing that certain Joint Venture Agreement (the “Joint Venture Agreement”), which provides for, among other things, the rights and obligations of OC Topco and SG Topco with respect to the formation and management of the Company;

WHEREAS, in furtherance of the objectives set forth above, the Parties desire to enter into this Agreement and the other Transaction Documents;

NOW, THEREFORE, in consideration of the mutual covenants and agreements of the Parties contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Definitions. Capitalized terms used in this Agreement shall have the meanings specified in Exhibit A or elsewhere in this Agreement.

ARTICLE II

PRE-CLOSING TRANSACTIONS

Section 2.01 Company Joinder. Following the formation of the Company in accordance with the terms of the Joint Venture Agreement and before the Closing Date, OC Topco and SG Topco shall cause the Company to execute a joinder to this Agreement as a Party hereto in the form attached hereto as Exhibit B (the “Joinder”).

Section 2.02 Owens Corning Pre-Closing Reorganization.

(a) Owens Corning shall take all actions necessary to effectuate a corporate reorganization, substantially in accordance with the steps outlined on Exhibit C attached hereto, such that immediately prior to the Closing, all OC Contributed Subsidiaries and all ownership interests of OC Existing JVs held by Owens Corning or its Subsidiaries will be held by OC Topco and/or direct or indirect Subsidiaries of OC Topco which are exclusively engaged in Owens Corning’s Business and all OC Employees and all OC Contributed Assets and related OC Assumed Liabilities will be held (or employed, as applicable) by OC Contributed Subsidiaries. In connection with the foregoing, with respect to OC Contributed Assets, prior to the Closing Date, Owens Corning shall, and shall cause its Asset Transferors to (i) contribute all OC Contributed Assets located in the United States (if any) to a newly formed or existing direct or indirect wholly-owned Subsidiary of Owens Corning, which shall engage exclusively in Owens Corning’s Business (such Subsidiary to be a partnership or disregarded entity for United States federal income tax purposes), and the ownership of such Subsidiary shall thereafter be reorganized such that immediately prior to the Closing it shall be a direct or indirect wholly-owned Subsidiary of OC Topco and (ii) contribute all OC Contributed Assets located outside the United States (if any) to newly formed or existing, direct or indirect, Subsidiaries of Owens Corning organized in the jurisdiction of the location of such assets which are or shall be engaged exclusively in Owens Corning’s Business and the ownership of such Subsidiaries shall thereafter be reorganized such that immediately prior to the Closing they shall be direct or indirect wholly-owned Subsidiaries of OC Topco (each such Subsidiary to be a partnership or disregarded entity for United States federal income tax purposes, except any such Subsidiary for which an election to be so treated is not then permitted and which is subject to the procedures provided in the last sentence of Section 6.05(c) of this Agreement). In no event shall Owens Corning deviate from the steps outlined on Exhibit C to the extent that the aggregate effect of all such deviations shall have an adverse impact which is material on Saint-Gobain or the Company.

(b) In connection with the asset contribution of OC Contributed Assets described in clause (a), the applicable Subsidiaries receiving such contributions (the “OC Reorganized Subsidiaries”) shall assume and agree to pay, satisfy and discharge the OC Assumed Liabilities exclusively related to the OC Contributed Assets it received pursuant to clause (a).

Section 2.03 Saint-Gobain Pre-Closing Reorganization.

(a) Saint-Gobain shall take or cause to be taken all actions necessary to effectuate a corporate reorganization, substantially in accordance with the steps outlined on Exhibit D attached hereto, such that immediately prior to the Closing, all SG Contributed

Subsidiaries and all ownership interests of SG Existing JVs held by Saint-Gobain or its Affiliates will be held by SG Topco and/or direct or indirect Subsidiaries of SG Topco which are exclusively engaged in Saint-Gobain’s Business and all SG Employees and all SG Contributed Assets and related SG Assumed Liabilities will be held (or employed, as applicable) by SG Contributed Subsidiaries. In connection with the foregoing, with respect to SG Contributed Assets, prior to the Closing Date, Saint-Gobain shall, and shall cause its Asset Transferors to (i) contribute all SG Contributed Assets located in the United States (if any) to a newly formed or existing direct or indirect wholly-owned Subsidiary of Saint-Gobain, which shall engage exclusively in Saint-Gobain’s Business (such Subsidiary to be a partnership or disregarded entity for United States federal income tax purposes) and the ownership of such Subsidiary shall thereafter be reorganized such that immediately prior to the Closing it shall be a direct or indirect wholly-owned Subsidiary of SG Topco and (ii) contribute all SG Contributed Assets located outside the United States (if any) to newly formed or existing, direct or indirect, Subsidiaries of Saint-Gobain organized in the jurisdiction of the location of such assets which are or shall be engaged exclusively in Saint-Gobain’s Business and the ownership of such Subsidiaries shall thereafter be reorganized such that immediately prior to the Closing they shall be direct or indirect wholly-owned Subsidiaries of SG Topco (each such Subsidiary to be a partnership or disregarded entity for United States federal income tax purposes, except any such Subsidiary for which an election to be so treated is not then permitted and which is subject to the procedures provided in the last sentence of Section 6.05(c) of this Agreement). In no event shall Saint-Gobain deviate from the steps outlined on Exhibit D to the extent that the aggregate effect of all such deviations shall have an adverse impact which is material on Owens Corning or the Company

(b) In connection with the contribution of SG Contributed Assets described in clause (a), the applicable Subsidiaries receiving such contributions (the “SG Reorganized Subsidiaries”) shall assume and agree to pay, satisfy and discharge the SG Assumed Liabilities exclusively related to the SG Contributed Assets it received pursuant to clause (a).

Section 2.04 Reorganization of Excluded Assets. Notwithstanding any other provision in this Agreement to the contrary, the Parties expressly understand and agree that the OC Excluded Assets and the SG Excluded Assets shall be retained by Owens Corning (and/or its Subsidiaries other than the OC Contributed Subsidiaries) or Saint-Gobain (and/or its Affiliates other than the SG Contributed Subsidiaries), as applicable, and, as applicable, shall be (a) excluded from the OC Contributed Assets and transferred out of the OC Contributed Subsidiaries prior to the Closing and (b) excluded from the SG Contributed Assets and transferred out of the SG Contributed Subsidiaries prior to the Closing.

ARTICLE III

TRANSACTIONS AND CLOSING

Section 3.01 Closing Transactions. Upon the terms and conditions set forth in this Agreement and the other Transaction Documents, the Parties agree that at the Closing, among other things:

(a) OC Topco shall contribute the ownership interests of the OC Contributed Subsidiaries and OC Existing JVs held by OC Topco (or, where OC Topco holds such interests indirectly, the Subsidiaries which hold, directly or indirectly, the ownership interests of the OC Contributed Subsidiaries) to the Company in exchange for 60% of the Ownership Interests in the Company which shall be issued in the name of and delivered to OC Topco (it being agreed by the parties that neither the results of any due diligence by Owens Corning after the date hereof nor any breach of any warranty, representation or covenant made by Saint-Gobain in this Agreement or any other Transaction Document shall result in any modification of the parties relative Ownership Interests in the Company as set forth herein);

(b) SG Topco shall contribute the ownership interests of the SG Contributed Subsidiaries and SG Existing JVs held by SG Topco (or, where SG Topco holds such interests indirectly, the Subsidiaries and SG Existing JVs which hold, directly or indirectly, the ownership interests of the SG Contributed Subsidiaries) to the Company in exchange for 40% of the Ownership Interests in the Company which shall be issued in the name of and delivered to SG Topco (it being agreed by the parties that neither the results of any due diligence by Saint Gobain after the date hereof nor any breach of any warranty, representation or covenant made by Owens Corning in this Agreement or any other Transaction Document shall result in any modification of the parties relative Ownership Interests in the Company as set forth herein);

(c) the Parties shall execute and deliver, and shall cause their respective Affiliates to execute and deliver, as applicable, the Transaction Documents.

Section 3.02 Closing. The closing (the “Closing”) of the Contemplated Transactions shall, unless otherwise agreed by the Parties, take place at the offices of Cleary, Gottlieb, Steen & Hamilton LLP in Brussels, at 10:00 a.m. Central European Time Zone on the first day of the month following the month in which all conditions to the Closing set forth in Article X have been satisfied or waived (by the Party entitled to waive the condition), unless all such conditions are fulfilled less than five (5) Business Days before the first day of the relevant month, in which case the Closing Date shall be the first day of the next succeeding month, unless otherwise agreed; provided, in each case, that if such first day is not a Business Day, the Closing shall take place on the Business Day immediately following but shall be effective on such first day. The Closing will become effective at 12:01 a.m., Central European Time Zone on the Closing Date.

Section 3.03 Value of Contributed Businesses. The Parties acknowledge that the fair market value of their combined Businesses is USD1,505,000,000 based on the Business Plan (as that term is defined in the Joint Venture Agreement) and that the value of Owens Corning’s Business and Saint-Gobain’s Business is equal to 60% and 40% of the combined value, respectively.

Section 3.04 Net Working Capital/Net Debt Amounts.

(a) Promptly following the Closing Date, but in no event later than 90 days after the Closing Date, each Parent shall, at its expense and with the assistance of the Company, prepare and submit to the Company, the other Parent and the Review Firm (i) the unaudited consolidating balance sheet of its Business to be included in the Joint Venture as of the close of business on the day prior to the Closing Date (prepared in all material respects in accordance with U.S. GAAP (in the case of Owens Corning) or IFRS (in the case of Saint-Gobain), presenting fairly, in all material respects, the assets, liabilities, financial condition and the results of operation of such Business and, to the extent not in conflict with U.S. GAAP or IFRS as appropriate, prepared in accordance with the accounting principles, policies, practices, methods and procedures used in calculating such Parent’s Reference Date Balance Sheet) and applied on a consistent basis and (ii) a statement setting forth, in reasonable detail, such Parent’s calculation of (x) its Net Working Capital (as to each Parent, its “Proposed Adjusted Net Working Capital Amount”) and (y) its Net Debt (as to each Parent, its “Proposed Adjusted Net Debt Amount”), in each case as of the close of business on the day prior to the Closing Date. The Review Firm shall have 45 days following such submission to review the consolidating balance sheets solely for the purpose of providing an “agreed upon procedures opinion” in respect of the Proposed Adjusted Net Working Capital Amount and the proposed Adjusted Net Debt Amount, which procedures shall be agreed by the Parents in respect of the Proposed Adjusted Net Working Capital Amount and the Proposed Adjusted Net Debt Amount, which shall be submitted to the Parents on the 45th day following submission to the Review Firm. In the event a Parent disputes the correctness of the other Parent’s Proposed Adjusted Net Working Capital Amount and/or Proposed Adjusted Net Debt Amount, such Parent shall notify the other Parent in writing of its objections within 30 days after receipt of the Review Firm’s opinion and shall set forth, in writing and in reasonable detail, the reasons for its objections. To be assertable, an objection by a Parent with respect to any individual item in respect of the other Parent’s Proposed Adjusted Net Working Capital Amount (it being understood that, for purposes of clarification and not by way of limitation, a method of valuation or the application of an accounting principle used in the preparation of a Parent’s Proposed Adjusted Net Working Capital Amount shall be deemed a separate “item” for purposes of this Section 3.04(a)) (i) must assert that the item was not prepared in accordance with Section 3.04(b); (ii) must set forth such objecting Parent’s determination of the value for such item (provided that the other Parent shall have made available sufficient information to make such determination of value), and (iii) the difference in the Parent’s determination of all items disputed must exceed USD 100,000 in the aggregate. To the extent a Parent does not so object, in writing and in reasonable detail as required and within the time period contemplated by this Section 3.04(a), each Parent shall be deemed to have accepted the other Parent’s calculation and presentation in respect of the matters not subject to objection and such matters shall not be considered to be in dispute. The Parents shall endeavor in good faith to resolve any disputed matters within 15 days after the date on which the last notice of objections was delivered to a Parent. If the Parents are unable to resolve the disputed matters, they shall engage Grant Thornton LLP, London office or, in the event Grant Thornton LLP is conflicted, an internationally known independent accounting firm reasonably acceptable to each Parent (Grant Thornton LLP or such other accounting firm, as the case may be, the “Unaffiliated Firm”), to resolve the matters in dispute (in accordance with Section 3.04(b) and consistent, to the extent possible, with any matters not in dispute). The Parents shall jointly engage the Unaffiliated Firm. Promptly after such engagement of the Unaffiliated Firm, the Parents will provide the Unaffiliated Firm with a copy of this Agreement, the Financial Statements, the statements of Proposed Adjusted Net Working Capital Amounts and/or Proposed Adjusted Net Debt Amounts, as applicable, and any written notices of objections related thereto. Each Parent shall deliver to the Unaffiliated Firm a written submission of its position with respect to the matters in dispute, which submissions shall be delivered by each Parent to the Unaffiliated Firm and to the other Parent simultaneously within 15 days of the engagement of such Unaffiliated Firm. Each Parent shall thereafter be entitled to submit a rebuttal to the other Parent’s submission, which rebuttals shall be delivered to the Unaffiliated Firm and to the other Parent simultaneously within 30 days of the delivery of the Parents’ initial submissions. The Unaffiliated Firm may request additional information from either Parent, but absent such a request neither Parent may make (nor permit any of its Affiliates or Representatives to make) any additional submission to the Unaffiliated Firm or otherwise communicate with the Unaffiliated Firm, and in no event will either Parent (i) communicate (or permit any of its Affiliates or Representatives to communicate) with the Unaffiliated Firm without providing the other Parent a reasonable opportunity to participate in such communication or (ii) make (or permit any of its Affiliates or Representatives to make) a written submission to the Unaffiliated Firm unless a copy of such submission is simultaneously provided to the other Parent. Either Parent may make a written request for a hearing with the Unaffiliated Firm by delivering notice to the other Parent and the Unaffiliated Firm within 15 days after the submission of rebuttals by the Parents. Within 30 days of such written request, the Unaffiliated Firm shall hold a joint hearing, in person or by teleconference, at which each Parent shall be entitled to make an oral presentation and rebuttal. The Unaffiliated Firm shall have 30 days from the date of such hearing (or, if no such hearing is requested, from the date of submission of written rebuttals) to review the documents provided to it pursuant to this Section 3.04(a) and deliver its written determination with respect to each of the adjustments in dispute submitted to it for resolution. The Unaffiliated Firm shall resolve the differences regarding the statements of Proposed Adjusted Net Working Capital Amounts and/or Proposed Adjusted Net Debt Amounts based solely on the information provided to the Unaffiliated Firm by the Parents pursuant to the terms of this Agreement (and not by independent review). The Unaffiliated Firm’s authority will be limited to resolving disputes with respect to whether the statements of Proposed Adjusted Net Working Capital Amounts were prepared in accordance with the terms of Section 3.04(b) with respect to the individual items on the statements of Proposed Adjusted Net Working Capital Amounts in dispute (it being understood that the Unaffiliated Firm will have no authority to make any adjustments to any Financial Statements or amounts other than the statements of Proposed Adjusted Net Working Capital Amounts and/or Proposed Adjusted Net Debt Amounts and amounts set forth therein that are in dispute). In resolving any disputed item with a positive value, the Unaffiliated Firm may not assign a value to such item greater than the greatest value for such item asserted by either Parent or, in respect of items with a negative value, less than the smallest value for such item asserted by either Parent. The determination of the Unaffiliated Firm in respect of the correctness of each matter remaining in dispute in accordance with this Section 3.04(a) shall be conclusive and binding, in the absence of fraud or manifest error, on the Parents and judgment may be entered thereon as an arbitration award in any court of competent jurisdiction. Each Parent’s Net Working Capital as of the close of business on the day prior to the Closing Date, as finally determined pursuant to this Section 3.04(a), is referred to herein as the “Adjusted Net Working Capital Amount” of such Parent’s Business. Each Parent’s Net Debt as of the close of business on the day prior to the Closing Date, as finally determined pursuant to this Section 3.04(a), is referred to herein as the “Adjusted Net Debt Amount” of such Parent’s Business.

(b) Each Parent’s Proposed Adjusted Net Working Capital Amount shall be determined in accordance with the accounting principles, policies, practices, methods and procedures used in calculating such Parent’s Working Capital Threshold Amount; for the avoidance of doubt, any impact of fresh start accounting in connection with Owens Corning’s emergence from bankruptcy shall be eliminated.

(c) Subject to any applicable privileges (including the attorney-client privilege), each Parent shall make available to the other and, upon reasonable request, to the Unaffiliated Firm, the books, records, documents and work papers underlying the preparation of such Parent’s Financial Statements and the calculations of such Parent’s Proposed Adjusted Net Working Capital Amount and Proposed Adjusted Net Debt Amount and the relevant personnel of such Parent.

(d) The fees and expenses, if any, of the Unaffiliated Firm shall be shared by the Parents in inverse proportion to their respective success on the merits and such allocation of fees and expenses shall be calculated by the Unaffiliated Firm and shall be conclusive and binding on the Parents.

Section 3.05 Shareholder Loans.

(a) If the OC Total Adjustment, as finally determined, is negative, then on the Adjustment Closing Date OC Topco shall make a loan to the Company, which shall be subordinated to all other obligations of the Company, in the amount of the OC Total Adjustment as if such amount was a positive number (the “OC Shortfall Shareholder Loan”). The OC Shortfall Shareholder Loan shall bear interest from the date of the Closing Date until repayment in full at a rate equal to LIBOR plus 30 basis points. The OC Shortfall Shareholder Loan, including all interest accruing thereon, shall be payable on demand; provided that demand shall only be made after the Exit Date.

(b) If the OC Total Adjustment, as finally determined, is positive, then on the Adjustment Closing Date the Company shall make a loan to OC Topco in the amount of the OC Total Adjustment (the “OC Excess Shareholder Loan”). Each OC Excess Shareholder Loan shall bear interest from the date of the Closing Date until repayment in full at a rate equal to LIBOR plus 30 basis points. The OC Excess Shareholder Loan, including all interest accruing thereon, shall be payable on demand; provided that demand shall only be made after the Exit Date.

(c) If the SG Total Adjustment, as finally determined, is negative, then on the Adjustment Closing Date SG Topco shall make a loan to the Company, which shall be subordinated to all other obligations of the Company, in the amount of the SG Total Adjustment as if such amount was a positive number (the “SG Shortfall Shareholder Loan”). The SG Shortfall Shareholder Loan shall bear interest from the date of the Closing Date until repayment in full at a rate equal to LIBOR plus 30 basis points. The SG Shortfall Shareholder Loan, including all interest accruing thereon, shall be payable on demand; provided that demand shall only be made after the Exit Date.

(d) If the SG Total Adjustment, as finally determined, is positive, then on the Adjustment Closing Date the Company shall make a loan to SG Topco in the amount of the SG Total Adjustment (the “SG Excess Shareholder Loan”). Each SG Excess Shareholder Loan shall bear interest from the date of the Closing Date until repayment in full at a rate equal to LIBOR plus 30 basis points. The SG Excess Shareholder Loan, including all interest accruing thereon, shall be payable on demand; provided that demand shall only be made after the Exit Date.

(e) All amounts to be paid pursuant to this Section 3.05 shall be paid on the Adjustment Closing Date in immediately available funds by wire transfer to a bank account designated in writing by the payee to the payor at least three Business Days prior to the Adjustment Closing Date.

(f) The obligations of Saint-Gobain and the Company under this Section 3.05 are independent of the obligations of Owens Corning and the Company under Section 3.05 and the obligations of Owens Corning and the Company under this Section 3.05 are independent of the obligations of Saint-Gobain and the Company under Section 3.05.

Section 3.06 Assignment of Contracts and Rights. Anything in this Agreement to the contrary notwithstanding, this Agreement (including the reorganizations contemplated in Article II) shall not constitute an agreement to contribute or otherwise sell, convey, transfer, assign or sublicense any Contract, license or permit constituting a Contributed Asset, or any claim, right or benefit arising thereunder or resulting therefrom, or to enter into any other agreement or arrangement with respect thereto, if an attempted assignment, sale, conveyance, sublicense or transfer thereof, or entering into any such agreement or arrangement, without the consent of a third party, would constitute a breach of, or other contravention under, any agreement to which either Parent, or their respective Asset Transferors, is a party, be ineffective with respect to any party thereto or in any way adversely affect the rights of either Parent, or their respective Asset Transferors, or the transferee thereunder. With respect to any such Contract, license or permit or any claim, right or benefit arising thereunder or resulting therefrom, promptly after the date hereof, the Parties will use reasonable commercial efforts (but without any payment of money or other transfer of value by either Parent or the Company or any of their respective Affiliates to any third party) to obtain any required consent for the assignment, transfer or sublicense of any such Contract, license or permit to the Company, or written confirmation reasonably satisfactory in form and substance to the Parties confirming that such consent is not required. If a required consent is not obtained with respect to any such Contract, license or permit (a “Consent Failure”), the applicable Parent, its Asset Transferors and the Company will cooperate in a mutually agreeable arrangement under which the Company would obtain the benefits thereunder in accordance with this Agreement, including subcontracting or subleasing to the Company or to an Affiliate of the Company, subject to Applicable Law and the terms of any such Contract, license or permit, with the Company or its applicable Affiliate obtaining the claims, rights and benefits of the applicable Parent, or its Asset Transferors, and assuming the obligations under such Contract, license or permit in accordance with this Agreement, and the applicable Parent, or its Asset Transferors, will enforce at the request of and for the benefit of the Company or its applicable Affiliate, with the Company or its applicable Affiliate assuming the applicable Parent’s, or its Asset Transferors, obligations, any and all claims, rights and benefits of the applicable Parents, or its Asset Transferors, against any third party thereto arising from any such Contract, license or permit (including the right to elect to terminate such Contract in accordance with the terms thereof upon the request of the Company). If any Consent Failure occurs and the applicable Parent, or its Asset Transferors, and the Company or its applicable Affiliate have failed to have entered into an arrangement to provide to the Company or its applicable Affiliate the benefits under the relevant Contract, license or permit, such Parent and the Company shall cooperate following the Closing to obtain such consent or enter into an agreement with respect thereto as soon as reasonably practicable thereafter.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.01 Representations and Warranties of Owens Corning. Owens Corning hereby represents and warrants to Saint-Gobain, SG Topco and to the Company that:

(a) Corporate Existence and Power. Owens Corning, each of its Combined Transferors and each OC Contributed Subsidiary is an entity duly formed, validly existing and, where applicable, in good standing under the laws of the jurisdiction of its formation or incorporation (as applicable) and has all corporate or similar power and authority required to carry on Owens Corning’s Business as now conducted. Owens Corning, each of its Combined Transferors and each OC Contributed Subsidiary is duly qualified to do business as a foreign corporation or other entity and, where applicable, is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities make such qualification necessary to carry on Owens Corning’s Business as now conducted, except where the failure to be so qualified or in good standing has not had, and could not reasonably be expected to have, a Material Adverse Effect on Owens Corning’s Business.

(b) Corporate Authorization. The execution, delivery and performance by Owens Corning and its Subsidiaries of the Transaction Documents to which any of them are a party or by which any of them is bound and the consummation by Owens Corning and such Subsidiaries of the Contemplated Transactions are within their respective corporate or similar powers and have been (or in respect to Owens Corning’s Subsidiaries other than OC Topco, as of Closing shall have been) duly authorized by all necessary corporate or similar action on their respective parts. This Agreement constitutes and each of the other Transaction Documents to which Owens Corning or any of its Subsidiaries is a party or by which any of them is bound constitutes or shall constitute at Closing a legal, valid and binding agreement of Owens Corning or such Subsidiary, enforceable against it in accordance with its terms (i) except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting creditors’ rights generally, including the effect of statutory and other laws regarding fraudulent conveyances and preferential transfers, and (ii) subject to the limitations imposed by general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity.

(c) OC Contributed Subsidiaries and OC Existing JVs. Set forth in Schedule 4.01(c) is a true and complete list of each OC Contributed Subsidiary and each OC Existing JV (it being understood that Schedule 4.01(c) shall be updated promptly following the OC Reorganization in order to add the OC Reorganized Subsidiaries and such updated Schedule shall be deemed to be Schedule 4.01(c) as of the Closing Date), together with their (i) jurisdiction of formation or incorporation, (ii) number and type of authorized ownership interests, (iii) number and type of issued and outstanding ownership interests, the name of each holder thereof and the number and type of ownership interests held by each such holder and

(iv) as of the date hereof, directors, managing directors, chief executive officers, general managers and all other Persons holding general management powers. All of the issued and outstanding ownership interests of each OC Contributed Subsidiary and OC Existing JV have been duly authorized, are validly issued, fully paid and non-assessable and were not issued in violation of any Applicable Laws or any preemptive rights of any holder of ownership interests of such OC Contributed Subsidiary and OC Existing JV. Except for the ownership interests set forth in Schedule 4.01(c), neither Owens Corning nor any of its Subsidiaries owns, directly or indirectly, any ownership interests in any other Person that is engaged in Owens Corning’s Business. Except as set forth in Schedule 4.01(c), all of the outstanding ownership interests of each OC Contributed Subsidiary are held of record and owned beneficially by Owens Corning or one of its Subsidiary Transferors free and clear of any restrictions on transfer (other than restrictions under the United States Securities Act of 1933, as amended, and state and foreign securities laws), purchase rights and Liens (other than Permitted Liens). Except as set forth in Schedule 4.01(c), all of the outstanding ownership interests of OC Existing JVs reflected as being held by Owens Corning or any of its Subsidiaries on such Schedule are held of record and owned beneficially by Owens Corning or such Subsidiaries free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state and foreign securities laws), purchase rights and Liens (other than Permitted Liens). A true and correct copy of the charter, bylaws or similar organizational documents of each OC Contributed Subsidiary and each OC Existing JV has been made available to Saint-Gobain.

(d) Governmental Authorization. The execution and delivery by Owens Corning and each of its Subsidiaries of the Transaction Documents (and the performance of the transactions contemplated thereby) to which Owens Corning or such Subsidiary is a party or by which any of them is bound require no action by or in respect of, or consent or approval of, or filing with, any Governmental Authority other than:

(i) compliance with any applicable requirements of Antitrust or Competition Laws;

(ii) the actions, consents, approvals, permits or filings set forth in Schedule 4.01(d) or otherwise expressly referred to in this Agreement; and

(iii) such other consents, approvals, authorizations, permits and filings the failure to obtain or make of which would not have, individually or in the aggregate, a Material Adverse Effect on Owens Corning’s Business.

(e) Non-Contravention. Except as set forth in Schedule 4.01(e), the execution and delivery by Owens Corning and each of its Subsidiaries of the Transaction Documents (and the performance of the transactions contemplated thereby) to which Owens Corning or such Subsidiary is a party or by which any of them is bound do not and shall not (i)(A) contravene or conflict with the charter, bylaws or other organizational documents of Owens Corning, such Subsidiary, any of Owens Corning’s Combined Transferors or any OC Contributed Subsidiary, (B) assuming compliance with the matters referred to in Section 4.01(d), contravene or conflict with, or constitute a violation of, any provisions of any Applicable Law binding upon Owens Corning, such Subsidiary, any of Owens Corning’s Combined Transferors or any OC Contributed Subsidiary that is applicable to Owens Corning’s Business, or (C) assuming compliance with the matters referred to in Section 4.01(d), constitute a default under, or give rise to any right of termination, cancellation or acceleration of, or to a loss of any benefit relating to Owens Corning’s Business to which Owens Corning or any of its Subsidiaries is entitled under, any Contract binding upon Owens Corning or any of its Subsidiaries and relating to Owens Corning’s Business or by which any of the OC Contributed Assets is or may be bound (including any Contract included in the OC Contributed Assets) or any license, franchise, permit or similar authorization held by Owens Corning or any of its Subsidiaries relating to Owens Corning’s Business except, in the case of clauses (B) and (C), for any such contravention, conflict, violation, default, termination, cancellation, acceleration or loss that could not reasonably be expected to have a Material Adverse Effect on Owens Corning’s Business or (ii) result in the creation or imposition of any Lien on any OC Contributed Asset, other than Permitted Liens.

(f) Financial Statements. Attached hereto as Exhibit E is (i) the unaudited consolidating balance sheet of Owens Corning’s Business at September 30, 2006 (the “OC Reference Date Balance Sheet”) and (ii) the unaudited consolidating income statement of Owens Corning’s Business for the nine-month period ended September 30, 2006 (the OC Reference Date Balance Sheet and the income statement referred to in clause (ii) being herein collectively referred to as the “OC Financial Statements”). Except as set forth on Schedule 4.01(f), (A) the OC Financial Statements have been prepared in all material respects in accordance with U.S. GAAP and (B) the OC Financial Statements present fairly, in all material respects, the assets, liabilities, financial condition and the results of operations of Owens Corning’s Business at, and for the nine-month period ended September 30, 2006. The OC Financial Statements have been derived from the chart of accounts included in Exhibit E.

(g) Absence of Certain Changes. Except as set forth in Schedule 4.01(g), from September 30, 2006 to the date of this Agreement, Owens Corning, its Combined Transferors, the OC Contributed Subsidiaries and the OC Existing JVs that are Subsidiaries of Owens Corning have conducted Owens Corning’s Business in all material respects in accordance with the historical and customary operating practices relating to the conduct of such Business and there has not been:

(i) any event or occurrence that has had a Material Adverse Effect on Owens Corning’s Business;

(ii) any damage, destruction or other casualty loss affecting any assets owned, held or used by Owens Corning or any of its Subsidiaries in the conduct of Owens Corning’s Business, in each case in an amount exceeding USD3,000,000;

(iii) to the extent not covered by any other clause of this Section 4.01(g), (A) any transaction or commitment made, or any Contract entered into, by Owens Corning or any of its Subsidiaries relating to Owens Corning’s Business or (B) any termination or amendment by Owens Corning of any Contract or other right relating to Owens Corning’s Business, in each case that is material, other than transactions and commitments in the ordinary course of business and those contemplated by this Agreement;

(iv) any transaction or commitment made, or any Contract entered into, by Owens Corning or any of its Subsidiaries requiring Owens Corning’s Business to “take or pay” for a minimum number or volume of goods, or to purchase a minimum number or volume of goods in excess of requirements under applicable customer Contracts or otherwise guaranteeing any of the foregoing, in each case in an amount exceeding USD100,000;

(v) any sale or other disposition of more than an aggregate of USD3,000,000 of assets (other than sales of inventory, sales otherwise made in the ordinary course of business, or sales or dispositions to Owens Corning’s Affiliates as part of the OC Reorganization) owned, held or used by Owens Corning or any of its Subsidiaries in the conduct of Owens Corning’s Business;

(vi) any increase in the compensation of any current employee of Owens Corning’s Business whose annual salary equaled or exceeded USD200,000 immediately prior to such increase, other than (A) compensation increases or bonus awards in the ordinary course of business, (B) as required by Applicable Law or collective bargaining agreement or (C) nondiscretionary increases pursuant to an OC Benefit Plan disclosed in Schedule 4.01(r);

(vii) any cancellation, compromise, waiver or release by Owens Corning or any of its Subsidiaries of any claim or right (or a series of related claims or rights) relating to Owens Corning’s Business, in each case other than cancellations, compromises, waivers or releases (i) in the ordinary course of business consistent with Past Practice or (ii) in respect of a claim or right of an amount lower than USD250,000;

(viii) any Lien (other than a Permitted Lien) imposed on any of the assets, properties or rights that are owned by Owens Corning or any of its Subsidiaries in the conduct of Owens Corning’s Business and which will be owned, directly or indirectly, by the Company following the Closing;

(ix) any change in the accounting practices of Owens Corning’s Business;

(x) any loan, advance or capital contribution to, or investment in, any Person (other than an OC Contributed Subsidiary or in relation to the OC Reorganization) by any OC Contributed Subsidiary other than in the ordinary course of business consistent with Past Practice (such ordinary course of business items to include, among others, advances for normal business travel expenses);

(xi) any capital expenditures or commitments in a single transaction in an amount exceeding USD5,000,000;

(xii) in each case solely to the extent relating to Owens Corning’s Business, an OC Contributed Subsidiary or an OC Contributed Asset, any material change in the Tax elections, any settlement or compromise of any material Tax liability, any change in any material tax accounting method, or any material assessments, notices of deficiencies, audits, actions, suits or proceedings filed against Owens Corning (or an OC Contributed Subsidiary) with respect to any Tax;

(xiii) any hedging or other derivative Contract where such Contract will be binding on the Company or any of its Subsidiaries or the Company or any of its Subsidiaries will otherwise have liability therefor after the Closing; or

(xiv) any agreement, whether in writing or otherwise, to do any of the foregoing.

(h) Sufficiency of and Title to the Contributed Assets and Contributed Subsidiaries.

(i) Except as set forth in Schedule 4.01(h)(i), the OC Contributed Assets, together with the assets of the OC Contributed Subsidiaries and the OC Existing JVs and any rights or services to be provided by Owens Corning or any of its Subsidiaries to the Company or any of its Subsidiaries pursuant to the Transaction Documents (except for Intellectual Property, which is the subject of Section 4.01(p)), shall constitute on the Closing Date, all of the assets and services that are necessary to permit the operation of Owens Corning’s Business in substantially the same manner as such operations have heretofore been conducted; provided, however, that this Section 4.01(h)(i) shall not be deemed to be breached as a result of any action for which Saint-Gobain has provided its consent pursuant to Section 5.01.

(ii) Except as set forth in Schedule 4.01(h)(ii), Owens Corning and its Asset Transferors have good and marketable title in and to, a valid leasehold interest in or a valid license to use, each of the OC Contributed Assets, having a fair market value in excess of USD250,000 free and clear of all Liens, except for Permitted Liens. Except as set forth on Schedule 4.01(h)(ii), each OC Contributed Subsidiary has good and marketable title in and to, a valid leasehold interest in or a valid license to use, all tangible assets having a fair market value in excess of USD250,000 used by such OC Contributed Subsidiary in the conduct of Owens Corning’s Business free and clear of all Liens, except for Permitted Liens. Except as set forth in Schedule 4.01(h)(ii), all tangible property and assets having a fair market value in excess of USD250,000 included in each of the OC Contributed Assets and all tangible property and assets owned, held or used by the OC Contributed Subsidiaries have been maintained in all material respects consistent with the normal historical practices of Owens Corning’s Business during the five year period preceding the date of this Agreement.

(iii) Schedule 4.01(h)(iii) includes a true and complete list of all real property owned by Owens Corning and its Subsidiaries that is used in Owens Corning’s Business (collectively, the “OC Owned Real Property”). Schedule 4.01(h)(iii) sets forth the address of each parcel of OC Owned Real Property and the owner of such OC Owned Real Property (it being understood that Schedule 4.01(h)(iii) shall be updated promptly following the OC Reorganization in order to give effect to the change in ownership of certain of the OC Owned Real Property pursuant to the OC Reorganization and such updated Schedule shall be deemed to be Schedule 4.01(h)(iii) as of the Closing Date).

(iv) Schedule 4.01(h)(iv) includes a true and complete list of all agreements (together with any amendments thereof), other than warehouse service agreements, pursuant to which Owens Corning and its Subsidiaries lease, sublease or otherwise occupy

(whether as landlord, tenant, subtenant or other occupancy arrangement) any real property that is used in Owens Corning’s Business (collectively, the “OC Leased Real Property”). Schedule 4.01(h)(iv) sets forth the address of each parcel of OC Leased Real Property and the owner of the leasehold, subleasehold or occupancy interest for each parcel of OC Leased Real Property (it being understood that Schedule 4.01(h)(iv) shall be updated promptly following the OC Reorganization in order to give effect to the change in ownership of the leasehold, subleasehold or occupancy interest in certain of the OC Leased Real Property pursuant to the OC Reorganization and such updated Schedule shall be deemed to be Schedule 4.01(h)(iv) as of the Closing Date).

(i) No Undisclosed Liabilities. Except as set forth in Schedule 4.01(i), there are no liabilities relating to Owens Corning’s Business of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than:

(i) liabilities disclosed (or provided for) in the OC Financial Statements and liabilities for matters to be taken into account in the determination of the Owens Corning Adjusted Net Working Capital Amount;

(ii) liabilities (A) related to any Contract disclosed in Owens Corning’s Disclosure Schedules or (B) related to any OC Benefit Plan disclosed in Schedule 4.01(r);

(iii) liabilities incurred in the ordinary course of business since September 30, 2006;

(iv) contingent liabilities not required to be accrued for or reserved against in accordance with U.S. GAAP or the accounting principles, policies, practices, methods and procedures utilized in the preparation of the OC Financial Statements, as disclosed in the notes to the OC Financial Statements;

(v) with respect to the bring down of this representation and warranty as of the Closing Date, liabilities not required to be accrued for or reserved against in accordance with U.S. GAAP or the accounting principles, policies, practices, methods and procedures utilized in the preparation of the OC Financial Statements, as disclosed in the notes to the OC Financial Statements;

(vi) liabilities disclosed in Schedule 4.01(i)(vi), which relate to an update of the reserves shown in the OC Financial Statements up to the date of this Agreement; and

(vii) liabilities in addition to those referenced in the foregoing clauses (i) through (vi), that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on Owens Corning’s Business.

(j) Litigation. Except as set forth in Schedule 4.01(j) or reserved against or referred to in the OC Financial Statements and except for matters arising under or related to Environmental Laws (which is the subject of Section 4.01(n)), there is no action, suit, investigation or proceeding pending, or to the knowledge of Owens Corning, threatened against or affecting, Owens Corning’s Business before any Governmental Authority or arbitral panel that have claimed, or could reasonably be expected to result in, Damages in excess of USD3,000,000.

(k) Material Contracts.

(i) Except as set forth in Schedule 4.01(k)(i), Owens Corning and its Subsidiaries, with respect to Owens Corning’s Business, are not parties to or otherwise bound by or subject to:

(A) any written employment, severance, consulting or sales representative Contract that contains an obligation (excluding commissions) to pay more than USD200,000 per year, any collective bargaining agreement (other than those applicable nationally or to an industry as a whole) or other agreement with a labor union, works council, union delegation, or other recognized labor employee representative or any other agreement that contains an obligation either to employ a specified number of employees or to make a payment to any other Person in lieu thereof;

(B) any Contract containing a specific covenant applicable to Owens Corning or any of its Subsidiaries not to compete in any geographic area in any material respect if such Contract will be binding on the Company after the Closing;

(C) any Contract requiring Owens Corning’s Business to “take or pay” for a minimum number or volume of goods, or to purchase a minimum number or volume of goods in excess of requirements under applicable customer Contracts or otherwise guaranteeing any of the foregoing, in each case in an amount in excess of USD100,000;

(D) any Contract in effect on the date of this Agreement relating to the disposition or acquisition of the assets of, or any interest in, any business enterprise that relates to Owens Corning’s Business (other than with respect to inventory or otherwise in the ordinary course of business or to an Owens Corning Affiliate as part of the OC Reorganization), in each case with a value in excess of USD3,000,000;

(E) any Financial Support Arrangements in respect of obligations or liabilities (other than from one OC Contributed Subsidiary to another OC Contributed Subsidiary) where such arrangements will be binding on the Company or any of its Subsidiaries or the Company or any of its Subsidiaries will otherwise have liability therefor after the Closing;

(F) any note, debenture, bond, letter of credit, loan or other Contract relating to indebtedness for borrowed money with a principal amount in excess of USD3,000,000 where such Contract will be binding on the Company or any of its Subsidiaries or the Company or any of its Subsidiaries will otherwise have liability therefor after the Closing;

(G) any Contract (it being understood that for purposes of this representation, a purchase order issued under an existing master agreement will not constitute a separate Contract) with a supplier, vendor, or subcontractor with an aggregate contract value in excess of USD3,000,000;

(H) any partnership, joint venture or similar agreement; or

(I) any Contract with a Governmental Authority (other than where Owens Corning or its Subsidiary is solely acting in a subcontractor or similar capacity);

(J) any Contract containing a “most favored nations” clause for the benefit of the non-Owens Corning Affiliated party or granting to any Person (other than an OC Contributed Subsidiary) a right of first refusal or right of first offer with respect to any asset;

(K) any Contract with an Affiliate and, regardless of whether or not such Contract is related to Owens Corning’s Business, any Contract between any OC Contributed Subsidiary and any of its Affiliates (other than those Contracts between one OC Contributed and another OC Contributed Subsidiary);

(L) any Contract for any capital expenditure or leasehold improvement in any one case in excess of USD5,000,000;

(M) any hedging or other derivative Contract where such Contract will be binding on the Company or the Company will otherwise have liability therefor after the Closing; or

(N) any Contract with a customer with an aggregate contract value in excess of USD3,000,000.

(ii) Owens Corning has made a true and correct copy of each Contract disclosed in Schedule 4.01(k)(i) and 4.01(h)(iv) available to Saint-Gobain. Except as disclosed in Schedule 4.01(k)(ii), each Contract disclosed in Schedule 4.01(k)(i), and 4.01(h)(iv) is in full force and effect and constitutes a legal, valid and binding obligation of Owens Corning (or its applicable Subsidiary) enforceable against Owens Corning (or its applicable Subsidiary) in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting creditors’ rights generally, including the effect of statutory and other laws regarding fraudulent conveyances and preferential transfers, and subject to the limitations imposed by general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity), and Owens Corning (or its applicable Subsidiary) is not in material default and has not failed to perform any material obligation thereunder, and as a result thereof, neither Owens Corning nor any of its Subsidiaries has received an early termination notice from any party thereto and, to the knowledge of Owens Corning, there does not exist any event, condition or omission that would constitute a material breach or default of a material contract (whether by lapse of time or notice or both) by any other Person.

(l) Licenses and Permits. To the knowledge of Owens Corning, except as set forth in Schedule 4.01(l), Owens Corning, its Asset Transferors and the OC Contributed Subsidiaries have all licenses, franchises, permits and other similar authorizations affecting, or relating in any way to, Owens Corning’s Business required by Applicable Law (other than Environmental Laws, which is the subject of Section 4.01(n)) to be obtained by Owens Corning, its Asset Transferors and the OC Contributed Subsidiaries to permit Owens Corning, its Asset

Transferors and the OC Contributed Subsidiaries to conduct Owens Corning’s Business in substantially the same manner as Owens Corning’s Business has heretofore been conducted, except where the failure to have such licenses, franchises, permits and similar authorizations has not had, and could not reasonably be expected to have, a Material Adverse Effect on Owens Corning’s Business.

(m) Finders’ Fees. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Owens Corning or any of its Subsidiaries who might be entitled to any fee or commission from the Company, Saint-Gobain or any of their respective Affiliates upon consummation of the Contemplated Transactions.

(n) Environmental Matters.

(i) Except as disclosed in Schedule 4.01(n)(i): (A) The operation of Owens Corning’s Business and the OC Owned Real Property and OC Leased Real Property, is and has been in compliance with all applicable Environmental Laws, except where the failure to be in compliance with such Environmental Laws could not reasonably be expected to have a Material Adverse Effect on Owens Corning’s Business; (B) Owens Corning, its Asset Transferors and the OC Contributed Subsidiaries have obtained, have been and are, in compliance with all Environmental Permits required in connection with the ownership and operation of Owens Corning’s Business, except where the failure to have obtained or comply with such Environmental Permits could not reasonably be expected to have a Material Adverse Effect on Owens Corning’s Business; (C) none of Owens Corning, its Asset Transferors or the OC Contributed Subsidiaries have received written notice of any Environmental Claim or threatened Environmental Claim relating to Owens Corning’s Business, other than any such Environmental Claim or threatened Environmental Claim that has been fully resolved or that could not reasonably be expected to have a Material Adverse Effect on Owens Corning’s Business; (D) none of Owens Corning, its Asset Transferors or the OC Contributed Subsidiaries in connection with Owens Corning’s Business, has entered into, agreed in writing to, or is subject to, any judgment, decree, order or other similar requirement of or written agreement with any Governmental Authority under any Environmental Laws, other than any such judgment, decree, order or other requirement or agreement that could not reasonably be expected to have a Material Adverse Effect on Owens Corning’s Business; (E) no Releases of Hazardous Materials have occurred at, in, to, on, under or are emanating from any OC Owned Real Property or OC Leased Real Property or any real property formerly owned, operated, leased or occupied by Owens Corning or its Subsidiaries in connection with Owens Corning’s Business (or any of their respective predecessors) that are, in each case, (1) in violation of applicable Environmental Laws; (2) in amounts, levels or concentrations that are required to be investigated or remediated under applicable Environmental Laws or by a Governmental Authority; or (3) are in excess of applicable remediation standards under applicable Environmental Laws, other than any such Releases that could not reasonably be expected to have a Material Adverse Effect on Owens Corning’s Business; (F) no Person has been exposed to any Hazardous Materials on or prior to the Closing Date, at, in, to, on under or emanating from any OC Owned Real Property or OC Leased Real Property or any real property formerly owned, operated, leased or occupied by Owens Corning or its Subsidiaries in connection with Owens Corning’s Business (or any of their respective predecessors) that could result in an

Environmental Claim other than any such Environmental Claims that could not reasonably be expected to have a Material Adverse Effect on Owen Corning’s Business; (G) neither Owens Corning nor its Subsidiaries in connection with Owens Corning’s Business has any liability under applicable Environmental Laws and there are no Environmental Claims with respect to the off-site transportation, treatment, storage or disposal of Hazardous Materials or the arrangement for the same by or on behalf of Owens Corning or its Subsidiaries in connection with Owens Corning’s Business other than any such liability or Environmental Claims that could not reasonably be expected to have a Material Adverse Effect on Owens Corning’s Business; (H) to the knowledge of Owens Corning, no OC Owned Real Property or OC Leased Real Property is identified on any lists or databases maintained by any Governmental Authorities of contaminated sites or sites requiring investigation or remediation under Environmental Laws; (I) none of Owens Corning, its Asset Transferors or the OC Contributed Subsidiaries in connection with Owens Corning’s Business has, either expressly or by operation of law, assumed responsibility for or agreed to indemnify or hold harmless any Person for any liability or obligation, arising under or relating to Environmental Laws, other than that which could not reasonably be expected to have a Material Adverse Effect on Owens Corning’s Business; (J) there are no written environmental assessments, investigations, audits, tests, or analyses (other than those relating to Asbestos Materials or Asbestos Laws to the extent that any liability therefor has been discharged in the OC Bankruptcy Plan of Reorganization or is covered by the 524(g) Injunction) which are in the possession of Owens Corning, its Asset Transferors or the OC Contributed Subsidiaries in connection with Owens Corning’s Business that have not been made available to Saint-Gobain or its advisors prior to execution of this Agreement, other than any such documents that identify issues that could not reasonably be expected to have a Material Adverse Effect on Owens Corning’s Business; (K) none of Owens Corning, its Asset Transferors or the OC Contributed Subsidiaries (or any of their respective predecessors) in connection with Owens Corning’s Business currently or in the past, have ever manufactured, processed, distributed, marketed or sold any asbestos or asbestos-containing materials or products that could be reasonably expected to have a Material Adverse Effect other than to the extent any Damages therefor have been discharged in the OC Bankruptcy Plan of Reorganization or are covered by the 524(g) Injunction; (L) there are no financial assurance requirements arising under Environmental Laws with respect to Owens Corning’s Business; and (M) neither the execution of this Agreement nor consummation of the transaction contemplated by this Agreement will require any notification to or consent of any Governmental Authorities or the undertaking of any investigations or remedial actions pursuant to Environmental Laws that could reasonably be expected to have a Material Adverse Effect on Owens Corning’s Business.

(ii) Notwithstanding any other provision of this Section 4.01, this Section 4.01(n) sets forth the sole and exclusive representations and warranties governing matters arising under or relating to Environmental Laws in Section 4.01 of this Agreement, and no other representations or warranties in Section 4.01 of this Agreement shall be deemed to address or cover any matter arising under or relating to any Environmental Laws.

(iii) Notwithstanding anything to the contrary in this Agreement, for purposes of this Section 4.01(n), (i) Hazardous Materials shall exclude Asbestos Materials; (ii) Environmental Laws shall exclude Asbestos Laws; (iii) Environmental Permits shall exclude any Environmental Permit issued by any Governmental Authority under or in connection with any Asbestos Materials or Asbestos Laws; and (iv) Environmental Claim shall exclude any Environmental Claim arising under or relating to any Asbestos Materials or Asbestos Laws; provided that in the case of (i) to (iv) only to the extent any Damages therefor have been discharged in the OC Bankruptcy Plan of Reorganization or are covered by the 524(g) Injunction.

(o) Compliance with Laws. Except as set forth in Schedule 4.01(o), for matters arising under or related to Environmental Laws (which is the subject of Section 4.01(n)), and for violations or infringements that have not had, and could not reasonably be expected to have, a Material Adverse Effect on Owens Corning’s Business, to the knowledge of Owens Corning, the operation of Owens Corning’s Business and condition of the assets owned, held or used in the conduct of Owens Corning’s Business have not violated or infringed, and do not violate or infringe, in any respect any Applicable Law or any order, writ, injunction or decree of any Governmental Authority.

(p) Intellectual Property.

(i) Except as set forth in Schedule 4.01(p)(i), the OC Contributed Intellectual Property, together with the OC Third Party Intellectual Property and the OC Licensed Intellectual Property, constitute all of the material Intellectual Property:

(a) of Owens Corning and its Affiliates which is used or was used by the OC Contributed Subsidiaries, or

(b) of Owens Corning and its Affiliates which is necessary, or

(c) which is held by the OC Contributed Subsidiaries for use, or

(d) of the OC Contributed Subsidiaries which could have been used by the OC Contributed Subsidiaries,

to develop, manufacture, use, market, distribute and sell Company Products in Owens Corning’s Business as conducted on or before the Closing Date.

(ii) Except as set forth in Schedule 4.01(p)(ii), to the knowledge of Owens Corning, the conduct of Owens Corning’s Business during the five (5) years preceding the Closing Date does not infringe or constitute misappropriation, dilution, or unlawful use of Intellectual Property of any third party, and Owens Corning has not received any written notice or other written communication asserting any of the foregoing that remains unresolved.

(iii) Except as set forth in Schedule 4.01(p)(iii),

(A) one or more of the OC Contributed Subsidiaries and/or IP Holdcos collectively will on the Closing Date (x) own and possess all right, title and interest in and to all of the OC Contributed Intellectual Property, including all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom, and (y) will have valid licenses to (1) the OC Licensed

Intellectual Property pursuant to the OC Intellectual Property License Agreements and (2) the OC Third Party Intellectual Property;

(B) no judicial or regulatory action, including, but not limited to, interference, opposition, reissue, reexamination or other proceedings, is pending or, to the knowledge of Owens Corning, threatened, contesting the scope, validity, enforceability, claim construction, use, right, title, interest, or ownership of any of the OC Contributed Intellectual Property or the OC Licensed Intellectual Property;

(C) no judicial action is pending or, to the knowledge of Owens Corning, threatened against or affecting Owens Corning’s Business involving any alleged infringement, misappropriation, dilution or unlawful use of any third party Intellectual Property arising by the use of the OC Contributed Intellectual Property or the OC Licensed Intellectual Property in Owens Corning’s Business on or before the Closing Date to manufacture, use, or sell Company Products; and

(D) to the knowledge of Owens Corning, no third party is infringing, misappropriating, diluting or unlawfully using any OC Contributed Intellectual Property or OC Licensed Intellectual Property.

(iv) Except as set forth in Schedule 4.01(p)(iv), all OC Licensed Intellectual Property Rights may be licensed by Owens Corning or one or more of its Affiliates to one or more of the OC Contributed Subsidiaries, and/or IP Holdcos for sublicensing to the Company pursuant to the OC Intellectual Property License Agreements.

(v) To the knowledge of Owens Corning, Owens Corning and/or one or more of its Affiliates have complied in due time with the necessary filings and payments of annuities and maintenance fees required to maintain the OC Contributed Intellectual Property or OC Licensed Intellectual Property in full force and effect.

(vi) Except as set forth in Schedule 4.01 (p)(vi), Owens Corning has not granted, licensed or conveyed to any third party, pursuant to any written contract, agreement, license or other arrangement, any license or other right, title or interest in, to or under any OC Contributed Intellectual Property or OC Licensed Intellectual Property in connection with the manufacture, use, and sale of Company Products.

(q) Taxes. Except as set forth in Schedule 4.01(q) or as could not reasonably be expected to have a Material Adverse Effect on Owens Corning’s Business, (i) all Tax Returns required to be filed on or before the Closing Date by Owens Corning and its Subsidiaries with any Tax Authority in respect of the OC Contributed Assets or the operations of Owens Corning’s Business have been filed or shall be filed in accordance with all Applicable Laws and are in all material respects complete and accurate, (ii) all Taxes due and owing by Owens Corning or any of its Subsidiaries that relate to the OC Contributed Assets or the operations of Owens Corning’s Business, whether or not reflected on a Tax Return, have been paid, and the OC Financial Statements adequately reflects all Taxes due (as opposed to any reserve for deferred Taxes established to reflect temporary differences between book and Tax income) attributable to the OC Contributed Assets as of that date, (iii) Owens Corning and its Subsidiaries have timely withheld, paid and/or made full provision for all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, former employee, creditor, independent contractor, shareholder, affiliate, customer, supplier or other third party, (iv) no material Tax Return of Owens Corning or its Subsidiaries is under audit, examination, action, suit or proceeding by any Tax Authority, and no written or unwritten notice of such an audit, examination, action, suit or proceeding has been received by Owens Corning or any subsidiary, (v) no issues relating to Taxes were asserted in writing by any Tax Authority in any completed or current audit or examination of Owens Corning or its Subsidiaries that would reasonably be expected to recur in a later taxable period, (vi) neither Owens Corning nor any of its Subsidiaries has received or is subject to any written ruling of a Tax Authority related to Taxes or has entered into any written and legally binding agreement with a Tax Authority relating to Taxes, (vii) neither Owens Corning nor any of its Subsidiaries are subject to any accounting method changes, under applicable Tax law, that could give rise to an adjustment to Taxes for periods after the Closing Date, (viii) all Taxes, the non-payment of which would result in a Lien on any OC Contributed Asset or an indemnifiable claim of Saint-Gobain have been paid on a timely basis or are not yet due and payable, (ix) there is no material audit, action, suit or proceeding now pending against Owens Corning (or an OC Contributed Subsidiary) with respect to any Tax and neither Owens Corning nor has any OC Contributed Subsidiary received a notice of any material deficiencies, pending audits, assessments or proceedings, (x) there is no outstanding extension or waiver of the limitation period applicable to any Tax or Tax Return of Owens Corning (or an OC Contributed Subsidiary), (xi) neither Owens Corning nor any OC Contributed Subsidiaries are parties to any transactions required to be disclosed as a listed transaction under Treasury Regulation Section 1.6011-4, (xii) neither Owens Corning nor any OC Contributed Subsidiary is a party to any tax sharing agreements or that would be in effect after the Closing Date, (xiii) neither Owens Corning nor any OC Contributed Subsidiary is a party to any closing agreements, letter rulings or other agreements with Tax authorities impacting treatment of any item in a post-closing tax period, (xiv) neither Owens Corning nor any of its Subsidiaries will be required to include any material item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (1) installment sale or open transaction disposition made on or prior to the Closing Date or (2) prepaid amount received on or prior to the Closing Date, and (xv) neither Owens Corning nor any of its Subsidiaries has any liability for Taxes of any person or entity other than Owens Corning or such Subsidiary as a result of being a member of an affiliated, consolidated, combined, unitary or similar tax group other than a group that included Owens Corning (including any Tax liabilities for the unpaid Taxes under Treasury Regulation section 1.1502-6 (or any similar provision of State, local or foreign law)); provided, however, that the foregoing representations and warranties are made only to the extent of Taxes that are or may become Liens (other than Permitted Liens) on the OC Contributed Assets or the assets of the Company or its Subsidiaries or a liability for Taxes of the Company, its Subsidiaries or SG Topco.

(r) Employee Benefit Matters.

(i) Schedule 4.01(r)(i) includes a list of all material OC Benefit Plans.

(ii) Owens Corning has provided to Saint-Gobain true and complete copies of each material OC Benefit Plan other than national, regional or industry-wide collective agreements, including, without limitation and for the avoidance of doubt, to the extent permitted by Applicable Law, all contracts or agreements for executives and managing directors whose annual gross remuneration package exceeds USD200,000, and all individual retention, termination, severance or other similar contracts or agreements, it being understood that Owens Corning used its best efforts to disclose these documents in compliance with Applicable Law.

(iii) Except as set forth in Schedule 4.01(r)(iii):

(A) Each OC Benefit Plan has at all times been maintained and administered in all material respects in accordance with its terms and with the requirements of all Applicable Laws;

(B) All required employer contributions or premiums (including any amounts deferred from or that reduce employees’ wages) to each OC Benefit Plan have been made when due (or, in the case of contributions not yet due, as of the date hereof have been accrued on the financial statements and records to the extent required by U.S. GAAP or the generally accepted accounting principles applicable in the country under which the financial statements and records are prepared);

(C) INTENTIONALLY OMITTED

(D) No direct, contingent or secondary liability has been incurred or is expected to be incurred by OC Contributed Subsidiaries or any of their Subsidiaries which could result in liability imposed by any Governmental Authority as a result of the underfunded status of any defined benefit pension plan sponsored, maintained or contributed to by OC Contributed Subsidiaries or any of their OC Employment Affiliates, other than for premiums payable to any Governmental Authority under Applicable Law or other routine insurance payments under any Applicable Law;

(E) There are no pending or, to the knowledge of Owens Corning, threatened investigations, inquiries, audits (except standard audits relating to the Benefit Plans maintained in the United States) or claims by any Governmental Authority (including without limitation any such tax, social security or labor authority), relating to any of the OC Benefit Plans;

(F) There are no pending or, to the knowledge of Owens Corning, threatened termination proceedings, pending claims (except claims for benefits payable in the normal operation of the OC Benefit Plans), suits or proceedings against or involving any OC Benefit Plan or asserting any rights to or claims for benefits under any OC Benefit Plan and, to the knowledge of Owens Corning, there are not any facts that could reasonably be expected to give rise to any such investigation, claim, suit or proceeding, with respect to any Business Employee or for which OC Contributed Subsidiaries or their Subsidiaries could have liability;

(G) With respect to each OC Multiemployer Plan (i) no withdrawal liability or other similar liability has been incurred by Owens Corning, OC Contributed Subsidiaries, or any OC Employment Affiliate, and Owens Corning has no reason to believe that any such liability will be incurred, prior to the Closing Date, (ii) no notice has been received that increased contributions may be required to avoid a reduction in plan benefits or the imposition of an excise tax or similar tax, or that the plan is or may become “insolvent” (within the meaning of section 4241 of ERISA), (iii) no proceedings have been instituted by the Pension Benefit Guaranty Corporation or any Governmental Authority against the plan, and (iv) if Owens Corning, OC Contributed Subsidiaries or any OC Employment Affiliate were to have a complete or partial withdrawal as of the Closing, no obligation to pay withdrawal liability would exist on the part of Owens Corning, OC Contributed Subsidiaries or any OC Employment Affiliate;

(H) Except as set forth in the Benefits Schedules as set forth in Schedule 8.01(b), no OC Benefit Plan provides post retirement, or health, life, death or other welfare benefit coverage (whether or not insured) beyond the termination of an employee’s employment, except as required by Applicable Law;

(I) The tax deductibility of any amount paid or payable as compensation or under any OC Benefit Plan as a result of the transactions contemplated by this Agreement, whether alone or in combination with any other event (e.g., termination of employment), will not be limited by operation of Applicable Law;

(J) Except as set forth in the Benefits Schedules as set forth in Schedule 8.01(b), no promises or commitments have been made by Owens Corning, OC Contributed Subsidiaries or any Subsidiary or Affiliate to amend any OC Benefit Plan, to provide increased benefits thereunder or to establish any new benefit plan, except as required by Applicable Law;

(K) Owens Corning, OC Contributed Subsidiaries and each OC Employment Affiliate may, in any manner, subject to the limitations imposed by Applicable Law, any applicable employment contracts, or any applicable collective agreements, and without the consent of any employee, beneficiary or other person, prospectively terminate, modify or amend any OC Benefit Plan or any other plan, program or practice (or its participation in such OC Benefit Plan or any other plan, program or practice) effective as of a date on or after the date hereof; and

(L) To the knowledge of Owens Corning, in connection with an OC Benefit Plan, no event has occurred and there has been no failure to act on the part of either Owens Corning, OC Contributed Subsidiaries or any OC Employment Affiliate that could reasonably be expected to subject Owens Corning, OC Contributed Subsidiaries or any OC Employment Affiliate, any OC Benefit Plan or any successor plan to the imposition of any tax-related surcharge, penalty, lien, or fine, whether by way of indemnity or otherwise.

(iv) No benefit under any OC Benefit Plan, including, without limitation, any severance or parachute payment plan or agreement, will be established , increased, or become accelerated, vested or payable by reason of any transaction contemplated under this Agreement or the Joint Venture Agreement either alone or in conjunction with another event (e.g., termination of employment), and neither the execution and delivery of this Agreement or the Joint Venture Agreement, nor the consummation of any transaction contemplated by this Agreement or the Joint Venture Agreement will (a) trigger any funding (through a grantor trust or otherwise) of any compensation, severance or other benefits under any OC Benefit Plan, or (b) result in any compensation becoming payable that will be subject to tax higher than any tax ordinarily payable with respect to such compensation.

(v) No OC Benefit Plan operated and maintained in the U.S. that is a non-qualified deferred compensation plan or arrangement subject to Section 409A of the Code has been materially modified (as defined under Section 409A of the Code) since October 3, 2004 and all such non-qualified deferred compensation plans or arrangements have been operated and administered in good faith compliance with Section 409A of the Code from the period beginning January 1, 2005 through the date hereon.

(vi) Except as disclosed in Schedule 4.01(r)(vi), none of Owens Corning, OC Contributed Subsidiaries or any of their Subsidiaries or Affiliates is party to any retention agreement or any agreement with any employee or former employee, director, agent or independent contractor of Owens Corning’s Business (i) the benefits of which (including, without limitation, severance benefits) are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Owens Corning, OC Contributed Subsidiaries or their Subsidiaries or Affiliates of the nature of any of the transactions contemplated by this Agreement or the Joint Venture Agreement or (ii) providing severance benefits in excess of those generally available under such company’s severance policies as in effect on the date hereof or, in the absence of such policies, under Applicable Law, after the termination of employment or service of such current or former employee, director, agent or independent contractor regardless of the reason for such termination of employment or service. Except as listed on Schedule 4.01(r)(vi), none of Owens Corning, OC Contributed Subsidiaries or any of their Subsidiaries or Affiliates is a party to any employment or independent contracting agreement or compensation guarantee with any current or former employee, director, agent or independent contractor of Owens Corning’s Business extending for a guaranteed period longer than one year from the date hereof;

(vii) Schedule 4.01(r)(vii) lists those jurisdictions with OC Benefit Plans which are Transferred DB Plans and the funded status of such plans as of December 31, 2006, with such funded status determined in accordance with the assumptions set forth in the applicable Benefit Schedules.

(s) Labor and Employment Matters.

(i) Neither Owens Corning nor its Subsidiaries are in default with respect to any material obligation to any hourly or salaried Business Employee (including officers) of Owens Corning’s Business (each, an “OC Employee”).

(ii) Except as set forth in Schedule 4.01(s)(ii) with respect to Owens Corning and its Subsidiaries:

(A) since December 31, 2002, there have been no work stoppages for more than seven consecutive hours, strikes, lockouts or union organizing campaigns (other than those applicable nationally or to an industry as a whole) with respect to Owens Corning’s Business, and to the knowledge of Owens Corning, none are threatened;

(B) there are no pending or unremedied grievances, arbitrations, labor and employment lawsuits, or unfair labor practices, with respect to Owens Corning’s Business, which could reasonably be expected to impose a liability in excess of USD1,000,000 in respect of any individual claim or USD3,000,000 in the aggregate;

(C) Owens Corning and its Subsidiaries are, with respect to Owens Corning’s Business, in compliance, in all material respects, with all Applicable Laws of the applicable jurisdictions relating to labor, employment and employment practices, terms and conditions of employment, wages, hours of work, employee benefits, immigration, non-discrimination, collective bargaining, and occupational safety and health, except for non-compliance that does not have, and could not reasonably be expected to have, a Material Adverse Effect on Owens Corning’s Business or, to the knowledge of Owens Corning, the operation of Owens Corning’s Business and the condition of the OC Contributed Assets; and all amounts required by Applicable Laws, collective bargaining agreements, or OC Benefit Plans to be withheld from the wages, salaries or other payments to OC Employees have been withheld, and Owens Corning and its Subsidiaries are not liable for any wages, arrears, taxes, or penalty for failure to comply with the foregoing with respect to OC Employees, except in such case that could impose liability in excess of USD1,000,000 in respect of any individual failure or USD3,000,000 in the aggregate; and

(D) there is no pending or, to the knowledge of Owens Corning, threatened, governmental investigation, proceeding, claim, suit or other legal action relating to compliance with labor and employment Laws by Owens Corning and its Subsidiaries with respect to Owens Corning’s Business which could reasonably be expected to impose liability in excess of USD1,000,000 in respect of any individual claim or USD3,000,000 in the aggregate.

(t) Product Warranties. Except as set forth on Schedule 4.01(t) or as expressly set forth and identifiable as reserves on the OC Financial Statements, neither Owens Corning nor any of its Subsidiaries has in connection with the Owens Corning Business any material liability in connection with the replacement of related products or other damages in connection therewith.

(u) Insurance. Owens Corning, whether directly or through its Affiliates, maintains, and shall maintain until the Closing Date, with reputable insurers policies of insurance in respect of Owens Corning’s Business, the OC Contributed Assets and all tangible property and assets owned, held or used by the OC Contributed Subsidiaries against all customary risks and for such amounts in accordance with good industry practices and as required by Applicable Law. Such policies are in full force and effect and are valid, outstanding and enforceable, all premiums due thereon have been paid in full, and Owens Corning or its applicable Subsidiary has complied in all material respects with the provisions of all such policies. Except as set forth on Schedule 4.01(u), no insurer under any such policy has cancelled or specifically disclaimed liability under any such policies or indicated in writing any intent to do so or not renew any such policy. Since December 31, 2004, neither Owens Corning nor any of its Subsidiaries has taken or failed to take any action such that the applicability of any such policies or the ability to make claims thereunder would be adversely impacted in any material respect.

(v) Foreign Corrupt Practices Act. Except as set forth in Schedule 4.01(v), neither Owens Corning nor any of the OC Contributed Subsidiaries nor, to the knowledge of Owens Corning, any director, officer, agent, employee or other person associated with or acting on behalf of Owens Corning or any of the OC Contributed Subsidiaries, has (i) (A) made, authorized, offered or promised to make any unlawful payment or transfer of anything of value, directly, indirectly or through a third party, to any officer, employee or representative of a foreign government or any department, agency or instrumentality thereof (including any state-owned enterprise), political party, party official or candidate for public office, political campaign or public international organization (each a “Foreign Government Representative”), in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, or any Applicable Law of similar effect in any jurisdiction to which such person or entity is subject; (B) otherwise taken any action which would cause Owens Corning and the OC Contributed Subsidiaries to be in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, or any Applicable Law of similar effect in any jurisdiction to which such person or entity is subject, and (ii) made any payments to third parties by check mailed to such third parties’ principal place of business or by wire transfer to a bank located in the same jurisdiction as such parties’ principal place of business. For the purposes of this Section 4.01(v), the acts specified include, but are not limited to: (x) the making or payment of any illegal contributions, commissions, fees, gifts, entertainment, travel or other unlawful expenses relating to political activity, (y) the direct or indirect payment, gift, offer, promise or authorization to make a payment, gift, offer or promise of, anything of material value to any Foreign Government Representative, and (z) the making of any bribe, illegal payoff, influence payment, kickback or other unlawful payment, using funds of Owens Corning or the OC Contributed Subsidiaries or otherwise on behalf of any of Owens Corning or the OC Contributed Subsidiaries.

(w) Undisclosed Contracts. Except as set forth on Schedule 4.01(w), no undisclosed portions of the Undisclosed Contracts of Owens Corning (i) involve the performance of work by Owens Corning’s Business of a materially different nature than work currently performed by Owens Corning’s Business pursuant to Contracts to which Saint-Gobain has been provided access prior to the date of this Agreement, (ii) have terms which would result in total contract costs determined in accordance with U.S. GAAP indicating a loss (except that costs shall be based on the average costs of Owens Corning’s Business for the applicable accounting year), (iii) contain any material terms that are not consistent with industry practice or (iv) require Owens Corning’s Business to “take or pay” for a minimum number or volume of goods, or to purchase a minimum number or volume of goods used in excess of the current requirements of Owens Corning’s Business under existing Contracts (in each case in an amount exceeding USD100,000).

(x) Accounts Receivable. The accounts receivable of Owens Corning’s Business as set forth on the OC Financial Statements or arising since the date thereof are, to the extent not paid in full by the account debtor prior to the date hereof, (a) valid and genuine, have arisen solely out of bona fide sales and deliveries of goods, performance of services and other business transactions in the ordinary course of Owens Corning’s Business consistent with Past Practice and (b) to its knowledge not subject to valid defenses, set-offs or counterclaims. The allowance for collection losses on the OC Financial Statements and, with respect to accounts receivable arising since September 30, 2006, the allowance for collection losses shown on the accounting records of Owens Corning’s Business, have been determined in accordance with U.S. GAAP.

(y) Relationships with Customers and Suppliers. Schedule 4.01(y) sets forth the largest 25 customers of Owens Corning’s Business based on revenue generated for the nine-month period ended September 30, 2006 (each, an “OC Material Customer”) and the largest 25 suppliers of Owens Corning’s Business based on expense incurred for the nine-month period ended September 30, 2006 (each, an “OC Material Supplier”). Except as set forth in Schedule 4.01(y), since September 30, 2006 no OC Material Customer or OC Material Supplier has either terminated its relationship with Owens Corning’s Business or materially reduced the aggregate value of its annual transactions with Owens Corning’s Business, nor has any OC Material Customer or OC Material Supplier given formal written notice to Owens Corning or any of its Subsidiaries of its intention to do so.

(z) Product Liability. Except as set forth in Schedule 4.01(z), neither Owens Corning nor any of its Subsidiaries has received any written notice within the past two years relating to, nor does Owens Corning have any knowledge of any facts or circumstances that are reasonably expected to give rise to, any actual or potential claim involving any service provided or any product designed, manufactured, serviced, produced, modified, distributed or sold by or on behalf of Owens Corning’s Business relating to an alleged defect in design, manufacture, materials or workmanship, performance, or any alleged failure to warn, or any alleged breach of implied warranties or representations, other than notices or claims that have been settled or resolved prior to the date of this Agreement, that are within normal warranty experience, or those that could not, individually or in the aggregate, have and could not reasonably be expected to have a Material Adverse Effect.

(aa) Furnaces. Schedule 4.01(aa) contains a list of furnaces owned by Owens Corning or any of its Subsidiaries Primarily used in Owens Corning’s Business indicating for each such furnace the date it was last rebuilt and a good faith estimate of the cost thereof.

(bb) 524(g) Injunction. Owens Corning has previously provided Saint-Gobain a true and correct copy of the OC Bankruptcy Plan of Reorganization approved by the Bankruptcy Court, which includes an injunction pursuant to Section 524(g) of the Bankruptcy Code (the “524(g) Injunction”), and such 524(g) Injunction has become effective and is non-appealable.

Section 4.02 Representations and Warranties of Saint-Gobain. Saint-Gobain hereby represents and warrants to Owens Corning, OC Topco and the Company, that:

(a) Corporate Existence and Power. Saint-Gobain, each of its Combined Transferors and each SG Contributed Subsidiary is an entity duly formed, validly existing and, where applicable, in good standing under the laws of the jurisdiction of its formation or incorporation (as applicable) and has all corporate or similar power and authority required to carry on Saint-Gobain’s Business as now conducted. Saint-Gobain and each of its Combined Transferors and each SG Contributed Subsidiary is duly qualified to do business as a foreign corporation or other entity and, where applicable, is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities make such qualification necessary to carry on Saint-Gobain’s Business as now conducted, except where the failure to be so qualified or in good standing has not had, and could not reasonably be expected to have, a Material Adverse Effect on Saint-Gobain’s Business.

(b) Corporate Authorization. The execution, delivery and performance by Saint-Gobain and its Affiliates of the Transaction Documents to which any of them are a party or by which any of them is bound and the consummation by Saint-Gobain and such Affiliates of the Contemplated Transactions are within their respective corporate or similar powers and have been (or in respect to Saint-Gobain’s Affiliates other than SG Topco, as of Closing shall have been) duly authorized by all necessary corporate or similar action on their respective parts. This Agreement constitutes and each of the other Transaction Documents to which Saint-Gobain or any of its Affiliates is a party or by which any of them is bound constitutes or shall constitute at Closing a legal, valid and binding agreement of Saint-Gobain or such Affiliates, enforceable against it in accordance with its terms (i) except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting creditors’ rights generally, including the effect of statutory and other laws regarding fraudulent conveyances and preferential transfers, and (ii) subject to the limitations imposed by general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity.

(c) SG Contributed Subsidiaries and SG Existing JVs. Set forth in Schedule 4.02(c) is a true and complete list of each SG Contributed Subsidiary and each SG Existing JV (it being understood that Schedule 4.02 (c) shall be updated promptly following the SG Reorganization in order to add the SG Reorganized Subsidiaries and such updated Schedule shall be deemed to be Schedule 4.02(c) as of the Closing Date), together with their (i) jurisdiction of formation or incorporation, (ii) number and type of authorized ownership interests, (iii) number and type of issued and outstanding ownership interests, the name of each holder thereof and the number and type of ownership interests held by each such holder and (iv) as of the date hereof, directors, managing directors, chief executive officers, general managers and all other Persons holding general management powers. All of the issued and outstanding ownership interests of each SG Contributed Subsidiary and SG Existing JV have been duly authorized, are validly issued, fully paid and non-assessable and were not issued in violation of any Applicable Laws or any preemptive rights of any holder of ownership interests of such SG Contributed Subsidiary and SG Existing JV. Except for the ownership interests set forth in Schedule 4.02(c), neither Owens Corning nor any of its Subsidiaries owns, directly or indirectly, any ownership interests in any other Person that is engaged in Saint-Gobain’s Business. Except as set forth in Schedule 4.02(c), all of the outstanding ownership interests of each SG Contributed Subsidiary are held of record and owned beneficially by Saint-Gobain or one of its Subsidiary Transferors free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state and foreign securities laws), purchase rights and Liens (other than Permitted Liens). Except as set forth in Schedule 4.02(c), all of the outstanding ownership interests of SG Existing JVs reflected as being held by Saint-Gobain or any of its Affiliates on such Schedule are held of record and owned beneficially by Saint-Gobain or such Subsidiaries free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state and foreign securities laws), purchase rights and Liens (other than Permitted Liens). A true and correct copy of the charter, bylaws or similar organizational documents of each SG Contributed Subsidiary and each SG Existing JV has been made available to Owens Corning.

(d) Governmental Authorization. The execution and delivery by Saint-Gobain and each of its Affiliates of the Transaction Documents (and the performance of the transactions contemplated thereby) to which Saint-Gobain or such Affiliates is a party or by which any of them is bound require no action by or in respect of, or consent or approval of, or filing with, any Governmental Authority other than:

(i) compliance with any applicable requirements of Antitrust or Competition Laws;

(ii) the actions, consents, approvals, permits or filings set forth in Schedule 4.02(d) or otherwise expressly referred to in this Agreement; and

(iii) such other consents, approvals, authorizations, permits and filings the failure to obtain or make of which would not have, individually or in the aggregate, a Material Adverse Effect on Saint-Gobain’s Business.

(e) Non-Contravention. Except as set forth in Schedule 4.02(e), the execution and delivery by Saint-Gobain and each of its Affiliates of the Transaction Documents (and the performance of the transactions contemplated thereby) to which Saint-Gobain or such Affiliates is a party or by which any of them is bound do not and shall not (i)(A) contravene or conflict with the charter, bylaws or other organizational documents of Saint-Gobain, such Affiliate, any of its Saint-Gobain’s Combined Transferors or any SG Contributed Subsidiary, (B) assuming compliance with the matters referred to in Section 4.02 (d), contravene or conflict with, or constitute a violation of, any provisions of any Applicable Law binding upon Saint-Gobain, such Affiliates, any of Saint-Gobain’s Combined Transferors or any SG Contributed Subsidiary that is applicable to Saint-Gobain’s Business, or (C) assuming compliance with the matters referred to in Section 4.02 (d), constitute a default under, or give rise to any right of termination, cancellation or acceleration of, or to a loss of any benefit relating to Saint-Gobain’s Business to which Saint-Gobain or any of its Affiliates is entitled under, any Contract binding upon Saint-Gobain or any of its Affiliates and relating to Saint-Gobain’s Business or by which any of the SG Contributed Assets is or may be bound (including any Contract included in the SG Contributed Assets) or any license, franchise, permit or similar authorization held by Saint-Gobain or any of its Affiliates relating to Saint-Gobain’s Business except, in the case of clauses (B) and (C), for any such contravention, conflict, violation, default, termination, cancellation, acceleration or loss that could not reasonably be expected to have a Material Adverse Effect on Saint-Gobain’s Business or (ii) result in the creation or imposition of any Lien on any SG Contributed Asset, other than Permitted Liens.

(f) Financial Statements. Attached hereto as Exhibit F is (i) the unaudited consolidating balance sheet of Saint-Gobain’s Business at September 30, 2006 (the “SG Reference Date Balance Sheet”) and (ii) the unaudited consolidating income statement of Saint-Gobain’s Business for nine-month period ended September 30, 2006 (the SG Reference Date Balance Sheet and the income statement referred to in clause (ii) being herein collectively referred to as the “SG Financial Statements”). Except as set forth on Schedule 4.02 (f), (A) the

SG Financial Statements have been prepared in all material respects in accordance with IFRS and (B) the SG Financial Statements present fairly, in all material respects, the assets, liabilities, financial condition and the results of operations of Saint-Gobain’s Business at, and for the nine-month period ended September 30, 2006. The SG Financial Statements have been derived from the chart of accounts included in Exhibit F.

(g) Absence of Certain Changes. Except as set forth in Schedule 4.02(g), from September 30, 2006 to the date of this Agreement, Saint-Gobain and its Combined Transferors, the SG Contributed Subsidiaries and the SG Existing JVs that are Subsidiaries of Saint-Gobain have conducted Saint-Gobain’s Business in all material respects in accordance with the historical and customary operating practices relating to the conduct of such Business and there has not been:

(i) any event or occurrence that has had a Material Adverse Effect on Saint-Gobain’s Business;

(ii) any damage, destruction or other casualty loss affecting any assets owned, held or used by Saint-Gobain or any of its Affiliates in the conduct of Saint-Gobain’s Business, in each case in an amount exceeding USD3,000,000;

(iii) to the extent not covered by any other clause of this Section 4.02(g), (A) any transaction or commitment made, or any Contract entered into, by Saint-Gobain or any of its Affiliates relating to Saint-Gobain’s Business or (B) any termination or amendment by Saint-Gobain of any Contract or other right relating to Saint-Gobain’s Business, in each case that is material, other than transactions and commitments in the ordinary course of business and those contemplated by this Agreement;

(iv) any transaction or commitment made, or any Contract entered into, by Saint-Gobain or any of its Affiliates requiring Saint-Gobain’s Business to “take or pay” for a minimum number or volume of goods, or to purchase a minimum number or volume of goods in excess of requirements under applicable customer Contracts or otherwise guaranteeing any of the foregoing, in each case in an amount exceeding USD100,000;

(v) any sale or other disposition of more than an aggregate of USD3,000,000 of assets (other than sales of inventory, sales otherwise made in the ordinary course of business or sales or dispositions to Saint-Gobain’s Affiliates as part of the SG Reorganization) owned, held or used by Saint-Gobain or any of its Affiliates in the conduct of Saint-Gobain’s Business;

(vi) any increase in the compensation of any current employee of Saint-Gobain’s Business whose annual salary equaled or exceeded USD200,000 immediately prior to such increase, other than (A) compensation increases or bonus awards in the ordinary course of business, (B) as required by Applicable Law or collective bargaining agreement or (C) nondiscretionary increases pursuant to an SG Benefit Plan disclosed in Schedule 4.02(r);

(vii) any cancellation, compromise, waiver or release by Saint-Gobain or any of its Affiliates of any claim or right (or a series of related claims or rights) relating to Saint-Gobain’s Business, in each case other than cancellations, compromises, waivers or releases (i) in the ordinary course of business consistent with Past Practice or (ii) in respect of a claim or right of an amount lower than USD250,000;

(viii) any Lien (other than a Permitted Lien) imposed on any of the assets, properties or rights that are owned by Saint-Gobain or any of its Affiliates in the conduct of Saint-Gobain’s Business and which will be owned, directly or indirectly, by the Company following the Closing;

(ix) any change in the accounting practices of Saint-Gobain’s Business;

(x) any loan, advance or capital contribution to, or investment in, any Person (other than a SG Contributed Subsidiary or in relation to the SG Reorganization by any SG Contributed Subsidiary other than in the ordinary course of business consistent with Past Practice (such ordinary course of business items to include, among others, advances for normal business travel expenses);

(xi) any capital expenditures or commitments in a single transaction in an amount exceeding USD5,000,000;

(xii) in each case solely to the extent relating to Saint-Gobain’s Business, an SG Contributed Subsidiary or an SG Contributed Asset, any material change in the Tax elections, any settlement or compromise of any material Tax liability, any change in any material tax accounting method or any material assessments, notices of deficiencies, audits, actions, suits or proceedings filed against Saint-Gobain (or an SG Contributed Subsidiary) with respect to any Tax;

(xiii) any hedging or other derivative Contract where such contract will be binding on the Company or any of its Subsidiaries or the Company or any of its Subsidiaries will otherwise have liability therefor after the Closing; or

(xiv) any agreement, whether in writing or otherwise, to do any of the foregoing.

(h) Sufficiency of and Title to the Contributed Assets and Contributed Subsidiaries.

(i) Except as set forth in Schedule 4.02(h)(i), the SG Contributed Assets, together with the assets of the SG Contributed Subsidiaries and the SG Existing JVs and any rights or services to be provided by Saint-Gobain or any of its Affiliates to the Company or any of its Subsidiaries pursuant to the Transaction Documents (except for Intellectual Property, which is the subject of Section 4.02 (p)), shall constitute on the Closing Date, all of the assets and services that are necessary to permit the operation of Saint-Gobain’s Business in substantially the same manner as such operations have heretofore been conducted; provided, however, that this Section 4.02(h)(i) shall not be deemed to be breached as a result of any action for which Owens Corning has provided its consent pursuant to Section 5.01.

(ii) Except as set forth in Schedule 4.02(h)(ii), Saint-Gobain and its Asset Transferors have good and marketable title in and to, a valid leasehold interest in or a valid license to use, each of the SG Contributed Assets having a fair market value in excess of USD250,000, free and clear of all Liens, except for Permitted Liens. Except as set forth on Schedule 4.02(h)(ii), each SG Contributed Subsidiary has good and marketable title in and to, a valid leasehold interest in or a valid license to use, all tangible assets having a fair market value in excess of USD250,000 used by such SG Contributed Subsidiary in the conduct of Saint-Gobain’s Business free and clear of all Liens, except for Permitted Liens. Except as set forth in Schedule 4.02(h)(ii), all tangible property and assets having a fair market value in excess of USD250,000 included in each of the SG Contributed Assets and all tangible property and assets owned, held or used by the SG Contributed Subsidiaries have been maintained in all material respects consistent with the normal historical practices of Saint-Gobain’s Business during the five year period preceding the date of this Agreement.

(iii) Schedule 4.02(h)(iii) includes a true and complete list of all real property owned by Saint-Gobain and its Affiliates that is used in Saint-Gobain’s Business (collectively, the “SG Owned Real Property”). Schedule 4.02(h)(iii) sets forth the address of each parcel of SG Owned Real Property and the owner of such SG Owned Real Property (it being understood that Schedule 4.02(h)(iii) shall be updated promptly following the SG Reorganization in order to give effect to the change in ownership of certain of the SG Owned Real Property pursuant to the SG Reorganization and such updated Schedule shall be deemed to be Schedule 4.02(h)(iii) as of the Closing Date).

(iv) Schedule 4.02(h)(iv) includes a true and complete list of all agreements (together with any amendments thereof), other than warehouse service agreements, pursuant to which Saint-Gobain and its Affiliates lease, sublease or otherwise occupy (whether as landlord, tenant, subtenant or other occupancy arrangement) any real property that is used in Saint-Gobain’s Business (collectively, the “SG Leased Real Property”). Schedule 4.02(h)(iv) sets forth the address of each parcel of SG Leased Real Property and the owner of the leasehold, subleasehold or occupancy interest for each parcel of SG Leased Real Property (it being understood that Schedule 4.02(h)(iv) shall be updated promptly following the SG Reorganization in order to give effect to the change in ownership of the leasehold, subleasehold or occupancy interest in certain of the SG Leased Real Property pursuant to the SG Reorganization and such updated Schedule shall be deemed to be Schedule 4.02(h)(iv) as of the Closing Date).

(i) No Undisclosed Liabilities. Except as set forth in Schedule 4.02(i), there are no liabilities relating to Saint-Gobain’s Business of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than:

(i) liabilities disclosed (or provided for) in the SG Financial Statements and liabilities for matters to be taken into account in the determination of the Saint-Gobain Adjusted Net Working Capital Amount;

(ii) liabilities (A) related to any Contract disclosed in Saint-Gobain’s Disclosure Schedules or (B) related to any SG Benefit Plan disclosed in Schedule 4.02(r);

(iii) liabilities incurred in the ordinary course of business since September 30, 2006;

(iv) contingent liabilities not required to be accrued for or reserved against in accordance with IFRS or the accounting principles, policies, practices, methods and procedures utilized in the preparation of the SG Financial Statements, as disclosed in the notes to the SG Financial Statements;

(v) with respect to the bring down of this representation and warranty as of the Closing Date, liabilities not required to be accrued for or reserved against in accordance with IFRS or the accounting principles, policies, practices, methods and procedures utilized in the preparation of the SG Financial Statements, as disclosed in the notes to the SG Financial Statements;

(vi) liabilities disclosed in Schedule 4.02(i)(vi), which relate to an update of the reserves shown in the SG Financial Statements up to the date of this Agreement; and

(vii) liabilities in addition to those referenced in the foregoing clauses (i) through (vi), that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on Saint-Gobain’s Business.

(j) Litigation. Except as set forth in Schedule 4.02(j) or reserved against or referred to in the SG Financial Statements and except for matters arising under or related to Environmental Laws (which is the subject of Section 4.02(n)), there is no action, suit, investigation or proceeding pending, or to the knowledge of Saint-Gobain, threatened against or affecting, Saint-Gobain’s Business before any Governmental Authority or arbitral panel that have claimed, or could reasonably be expected to result in, Damages in excess of USD3,000,000.

(k) Material Contracts.

(i) Except as set forth in Schedule 4.02(k)(i), Saint-Gobain and its Affiliates, with respect to Saint-Gobain’s Business, are not parties to or otherwise bound by or subject to:

(A) any written employment, severance, consulting or sales representative Contract that contains an obligation (excluding commissions) to pay more than USD200,000 per year, any collective bargaining agreement (other than those applicable nationally or to an industry as a whole), or any other agreement that contains an obligation either to employ a specified number of employees or to make a payment to any other Person in lieu thereof;

(B) any Contract containing a specific covenant applicable to Saint-Gobain or any of its Affiliates not to compete in any geographic area in any material respect if such Contract will be binding on the Company after the Closing;

(C) any Contract requiring Saint-Gobain’s Business to “take or pay” for a minimum number or volume of goods, or to purchase a minimum number or volume of goods in excess of requirements under applicable customer Contracts or otherwise guaranteeing any of the foregoing, in each case in an amount in excess of USD100,000;

(D) any Contract in effect on the date of this Agreement relating to the disposition or acquisition of the assets of, or any interest in, any business enterprise that relates to Saint-Gobain’s Business (other than with respect to inventory or otherwise in the ordinary course of business or to a Saint-Gobain Affiliate as part of the SG Reorganization), in each case with a value in excess of USD3,000,000;

(E) any Financial Support Arrangements in respect of obligations or liabilities (other than from one SG Contributed Subsidiary to another SG Contributed Subsidiary) where such arrangements will be binding on the Company or any of its Subsidiaries or the Company or any of its Subsidiaries will otherwise have liability therefor after the Closing;

(F) any note, debenture, bond, letter of credit, loan or other Contract relating to any indebtedness for borrowed money with a principal amount in excess of USD3,000,000 where such Contract will be binding on the Company or any of its Subsidiaries or the Company or any of its Subsidiaries will otherwise have liability therefor after the Closing;

(G) any Contract (it being understood that for purposes of this representation, a purchase order issued under an existing master agreement will not constitute a separate Contract) with a supplier, vendor, or subcontractor with an aggregate contract value in excess of USD3,000,000;

(H) any partnership, joint venture or similar agreement; or

(I) any Contract with a Governmental Authority (other than where Saint-Gobain or its Affiliates is solely acting in a subcontractor or similar capacity);

(J) any Contract containing a “most favored nations” clause for the benefit of the non Saint-Gobain affiliated party or granting to any Person (other than a SG Contributed Subsidiary) a right of first refusal or right of first offer with respect to any asset;

(K) any Contract with an Affiliate and, regardless of whether or not such Contract is related to Saint-Gobain’s Business, any Contract between any SG Contributed Subsidiary and any of its Affiliates (other than those Contracts between one SG Contributed Subsidiary and another SG Contributed Subsidiary;

(L) any Contract for any capital expenditure or leasehold improvement in any one case in excess of USD5,000,000;

(M) any hedging or other derivative Contract where such Contract will be binding on the Company or any of its Subsidiaries or the Company or any of its Subsidiaries will otherwise have liability therefor after the Closing; or

(N) any Contract with a customer with an aggregate contract value in excess of USD3,000,000.

(ii) Except with respect to those Contracts set forth on Schedule 6.10, Saint-Gobain has made a true and correct copy of each Contract disclosed in Schedule 4.02(k)(i) and 4.02(h)(iv) available to Owens Corning. Except as disclosed in Schedule 4.02(k)(ii), each Contract disclosed in Schedule 4.02(k)(i) and 4.02(h)(iv) is in full force and effect and constitutes a legal, valid and binding obligation of Saint-Gobain (or its applicable Affiliate) enforceable against Saint-Gobain (or its applicable Affiliate) in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting creditors’ rights generally, including the effect of statutory and other laws regarding fraudulent conveyances and preferential transfers, and subject to the limitations imposed by general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity), and Saint-Gobain (or its applicable Affiliate) is not in material default and has not failed to perform any material obligation thereunder, and as a result thereof, neither Saint-Gobain nor any of its Affiliates has received an early termination notice from any party thereto and, to the knowledge of Saint-Gobain, there does not exist any event, condition or omission that would constitute a material breach or default of a material contract (whether by lapse of time or notice or both) by any other Person.

(l) Licenses and Permits. To the knowledge of Saint-Gobain, except as set forth in Schedule 4.02(l), Saint-Gobain, its Asset Transferors and the SG Contributed Subsidiaries have all licenses, franchises, permits and other similar authorizations affecting, or relating in any way to, Saint-Gobain’s Business required by Applicable Law (other than Environmental Laws, which is the subject of Section 4.02(n)) to be obtained by Saint-Gobain, its Asset Transferors and the SG Contributed Subsidiaries to permit Saint-Gobain its Asset Transferors and the SG Contributed Subsidiaries to conduct Saint-Gobain’s Business in substantially the same manner as Saint-Gobain’s Business has heretofore been conducted, except where the failure to have such licenses, franchises, permits and similar authorizations has not had, and could not reasonably be expected to have, a Material Adverse Effect on Saint-Gobain’s Business.

(m) Finders’ Fees. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Saint-Gobain or any of its Affiliates who might be entitled to any fee or commission from the Company, Owens Corning or any of their respective Affiliates upon consummation of the Contemplated Transactions.

(n) Environmental Matters.

(i) Except as disclosed in Schedule 4.02(n)(i): (A) The operation of Saint-Gobain’s Business and the SG Owned Real Property and SG Leased Real Property, is and has been in compliance with all applicable Environmental Laws, except where the failure to be in compliance with such Environmental Laws could not reasonably be expected to have a Material Adverse Effect on Saint-Gobain’s Business; (B) Saint-Gobain, its Asset Transferors and the SG Contributed Subsidiaries have obtained, have been and are, in compliance with all Environmental Permits required in connection with the ownership and operation of Saint-Gobain’s Business, except where the failure to have obtained or comply with such Environmental Permits could not reasonably be expected to have a Material Adverse Effect on Saint-Gobain’s Business; (C) none of Saint-Gobain, its Asset Transferors or the SG Contributed

Subsidiaries have received written notice of any Environmental Claim or threatened Environmental Claim relating to Saint-Gobain’s Business, other than any such Environmental Claim or threatened Environmental Claim that has been fully resolved or that could not reasonably be expected to have a Material Adverse Effect on Saint-Gobain’s Business; (D) none of Saint-Gobain, its Asset Transferors or the SG Contributed Subsidiaries in connection with Saint-Gobain’s Business, has entered into, agreed in writing to, or is subject to, any judgment, decree, order or other similar requirement of or written agreement with any Governmental Authority under any Environmental Laws, other than any such judgment, decree, order or other requirement or agreement that could not reasonably be expected to have a Material Adverse Effect on Saint-Gobain’s Business; (E) no Releases of Hazardous Materials have occurred at, in, to, on, under or are emanating from any SG Owned Real Property or SG Leased Real Property or any real property formerly owned, operated, leased or occupied by Saint-Gobain or its Affiliates in connection with Saint-Gobain’s Business (or any of their respective predecessors) that are, in each case, (1) in violation of applicable Environmental Laws; (2) in amounts, levels or concentrations that are required to be investigated or remediated under applicable Environmental Laws or by a Governmental Authority; or (3) are in excess of applicable remediation standards under applicable Environmental Laws, other than any such Release of Hazardous Materials that could not reasonably be expected to have a Material Adverse Effect on Saint-Gobain’s Business; (F) no Person has been exposed to any Hazardous Materials on or prior to the Closing Date, at, in, to, on under or emanating from any SG Owned Real Property or SG Leased Real Property or any real property formerly owned, operated, leased or occupied by Saint-Gobain or its Subsidiaries in connection with Saint-Gobain’s Business (or any of their respective predecessors) that could result in an Environmental Claim other than any such Environmental Claims that could not reasonably be expected to have a Material Adverse Effect on Saint-Gobain’s Business; (G) neither Saint-Gobain nor its Affiliates in connection with Saint-Gobain’s Business has any liability under applicable Environmental Laws and there are no Environmental Claims with respect to the off-site transportation, treatment, storage or disposal of Hazardous Materials or the arrangement for the same by or on behalf of Saint-Gobain or its Affiliates in connection with Saint-Gobain’s Business other than any such liability or Environmental Claims that could not reasonably be expected to have a Material Adverse Effect on Saint-Gobain’s Business; (H) to the knowledge of Saint-Gobain, no SG Owned Real Property or SG Leased Real Property is identified on any lists or databases maintained by any Governmental Authorities of contaminated sites or sites requiring investigation or remediation under Environmental Laws; (I) all asbestos containing material at the SG Owned Real Property and SG Leased Real Property is in compliance with applicable Environmental Laws, other than any non-compliance that could not reasonably be expected to have a Material Adverse Effect on Saint-Gobain’s Business; (J) none of Saint-Gobain, its Asset Transferors or the SG Contributed Subsidiaries in connection with Saint-Gobain’s Business has, either expressly or by operation of law, assumed responsibility for or agreed to indemnify or hold harmless any Person for any liability or obligation, arising under or relating to Environmental Laws, other than that which could not reasonably be expected to have a Material Adverse Effect on Saint-Gobain’s Business; (K) there are no written environmental assessments, investigations, audits, tests, or analyses which are in the possession of Saint-Gobain, its Asset Transferors or the SG Contributed Subsidiaries in connection with Saint-Gobain’s Business that have not been made available to Owens Corning or its advisors prior to execution of this Agreement, other than any such documents that identify issues that could not reasonably be expected to have a Material Adverse Effect on Saint-Gobain’s Business; (L) none of Saint-Gobain, its Asset Transferors or the SG Contributed Subsidiaries (or any of their respective predecessors) in connection with Saint-Gobain’s Business currently or in the past, have ever manufactured, processed, distributed, marketed or sold any asbestos or asbestos-containing materials or products that could be reasonably expected to have a Material Adverse Effect; and (M) there are no financial assurance requirements arising under Environmental Laws with respect to Saint-Gobain’s Business; (N) neither the execution of this Agreement nor consummation of the transaction contemplated by this Agreement will require any notification to or consent of any Governmental Authorities or the undertaking of any investigations or remedial actions pursuant to Environmental Laws that could reasonably be expected to have a Material Adverse Effect on Saint-Gobain’s Business; (O) none of the SG Contributed Assets or assets of the SG Contributed Subsidiaries or SG Existing JVs located in the United States have ever engaged in the manufacturing, processing, distribution, marketing or sale of any asbestos or any asbestos-containing materials or products, and none of such assets have ever been directly owned by any entity that was engaged in the manufacturing, processing, distribution, marketing or sale of asbestos or any asbestos-containing materials or products, (P) neither Saint-Gobain BTI, Inc. nor Saint-Gobain Technical Fabrics America, Inc., nor any of their corporate predecessors, is or ever has been named as a defendant in any asbestos-related personal injury or wrongful death litigation and (Q) no asbestos or other creditor of Certainteed Corporation, Saint-Gobain Technical Fabrics America, Inc. or Saint-Gobain BTI, Inc. has filed, or threatened to file, any lawsuit challenging (on fraudulent conveyance or other grounds) the transaction in 2004 pursuant to which Certainteed Corporation sold the common stock of Saint-Gobain Technical Fabrics America, Inc. to Saint Gobain Delaware Corporation.

(ii) Notwithstanding any other provision of this Section 4.02, this Section 4.02(n) sets forth the sole and exclusive representations and warranties governing matters arising under or relating to Environmental Laws in Section 4.02 of this Agreement, and no other representations or warranties in Section 4.02 of this Agreement shall be deemed to address or cover any matter arising under or relating to any Environmental Laws.

(o) Compliance with Laws. Except as set forth in Schedule 4.02(o), for matters arising under or related to Environmental Laws (which is the subject of Section 4.02(n)), and for violations or infringements that have not had, and could not reasonably be expected to have, a Material Adverse Effect on Saint-Gobain’s Business, to the knowledge of Saint-Gobain, the operation of Saint-Gobain’s Business and condition of the assets owned, held or used in the conduct of Saint-Gobain’s Business have not violated or infringed, and do not violate or infringe, in any respect any Applicable Law or any order, writ, injunction or decree of any Governmental Authority.

(p) Intellectual Property.

(i) Except as set forth in Schedule 4.02(p)(i), the SG Contributed Intellectual Property, together with the SG Third Party Intellectual Property and the SG Licensed Intellectual Property, constitute all of the material Intellectual Property:

(a) of Saint-Gobain and its Affiliates which is used or was used by the SG Contributed Subsidiaries, or

(b) of Saint-Gobain and its Affiliates which is necessary, or

(c) which is held by the SG Contributed Subsidiaries or the SG TS Subsidiaries for use, or

(d) of the SG Contributed Subsidiaries and the SG TS Subsidiaries which could have been used by the SG Contributed Subsidiaries,

to develop, manufacture, use, market, distribute and sell Company Products in Saint-Gobain’s Business as conducted on or before the Closing Date.

(ii) Except as set forth in Schedule 4.02(p)(ii), to the knowledge of Saint-Gobain, the conduct of Saint-Gobain’s Business during the five (5) years preceding the Closing Date does not infringe or constitute misappropriation, dilution, or unlawful use of Intellectual Property of any third party, and Saint-Gobain has not received any written notice or other written communication asserting any of the foregoing that remains unresolved.

(iii) Except as set forth in Schedule 4.02(p)(iii),

(A) one or more of the SG Contributed Subsidiaries and/or the IP Holdcos collectively will on the Closing Date (x) own and possess all right, title and interest in and to all of the SG Contributed Intellectual Property, including all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom, and (y) will have valid licenses to (1) the SG Licensed Intellectual Property pursuant to the SG Intellectual Property License Agreements and (2) the SG Third Party Intellectual Property;

(B) no judicial or regulatory action, including, but not limited to, interference, opposition, reissue, reexamination or other proceedings, is pending or, to the knowledge of Saint-Gobain, threatened, contesting the scope, validity, enforceability, claim construction, use, right, title, interest, or ownership of any of the SG Contributed Intellectual Property or the SG Licensed Intellectual Property;

(C) no judicial action is pending or, to the knowledge of Saint-Gobain, threatened against or affecting Saint-Gobain’s Business involving any alleged infringement, misappropriation, dilution or unlawful use of any third party Intellectual Property arising by the use of the SG Contributed Intellectual Property or the SG Licensed Intellectual Property in Saint-Gobain’s Business on or before the Closing Date to manufacture, use, or sell Company Products; and

(D) to the knowledge of Saint-Gobain, no third party is infringing or misappropriating, diluting or unlawfully using any SG Contributed Intellectual Property or SG Licensed Intellectual Property.

(iv) Except as set forth in Schedule 4.02(p)(iv), all SG Licensed Intellectual Property Rights may be licensed by Saint-Gobain or one or more of its Affiliates to one or more of the SG Contributed Subsidiaries, and/or the IP Holdcos for sublicensing to the Company pursuant to the SG Intellectual Property License Agreements.

(v) Except as set forth in Schedule 4.02 (p)(v), to the knowledge of Saint-Gobain, Saint-Gobain and/or one or more of its Affiliates have complied in due time with the necessary filings and payments of annuities and maintenance fees required to maintain the SG Contributed Intellectual Property or SG Licensed Intellectual Property in full force and effect.

(vi) Except as set forth in Schedule 4.02 (p)(vi), Saint-Gobain has not granted, licensed or conveyed to any third party, pursuant to any written contract, agreement, license or other arrangement, any license or other right, title or interest in, to or under any SG Contributed Intellectual Property or SG Licensed Intellectual Property in connection with the manufacture, use, and sale of Company Products.

(q) Taxes. Except as set forth in Schedule 4.02(q) or as could not reasonably be expected to have a Material Adverse Effect on Saint-Gobain’s Business, (i) all Tax Returns required to be filed on or before the Closing Date by Saint-Gobain and its Affiliates with any Tax Authority in respect of the SG Contributed Assets or the operations of Saint-Gobain’s Business have been filed or shall be filed in accordance with all Applicable Laws and are in all material respects complete and accurate, (ii) all Taxes due and owing by Saint-Gobain or any of its Affiliates that relate to the SG Contributed Assets or the operations of Saint-Gobain’s Business, whether or not reflected on a Tax Return, have been paid, and the SG Financial Statements adequately reflects all Taxes due (as opposed to any reserve for deferred Taxes established to reflect temporary differences between book and Tax income) attributable to the SG Contributed Assets as of that date, (iii) Saint-Gobain and its Affiliates have timely withheld, paid and/or made adequate provision for all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, former employee, creditor, independent contractor, shareholder, affiliate, customer, supplier or other third party, (iv) no material Tax Return of Saint-Gobain or its Affiliates is under audit, examination, action, suit or proceeding by any Tax Authority, and no written or unwritten notice of such an audit, examination, action, suit or proceeding has been received by Saint-Gobain or any subsidiary, (v) no issues relating to Taxes were asserted in writing by any Tax Authority in any completed or current audit or examination of Saint-Gobain or its Affiliates that would reasonably be expected to recur in a later taxable period, (vi) neither Saint-Gobain nor any of its Subsidiaries has received or is subject to any written ruling of a Tax Authority related to Taxes or has entered into any written and legally binding agreement with a Tax Authority relating to Taxes, (vii) neither Saint-Gobain nor any of its Affiliates are subject to any accounting method changes, under applicable Tax law, that could give rise to an adjustment to Taxes for periods after the Closing Date, (viii) all Taxes, the non-payment of which would result in a Lien on any SG Contributed Asset or an indemnifiable claim of SG have been paid on a timely basis or are not yet due and payable, (ix) there is no material audit, action, suit or proceeding now pending against Saint-Gobain (or an SG Contributed Subsidiary) with respect to any Tax and neither Saint-Gobain nor has any SG Contributed Subsidiary received a notice of any material deficiencies, pending audits, assessments or proceedings, (x) there is no outstanding extension or waiver of the limitation period applicable to any Tax or Tax Return of Saint-Gobain (or an SG Contributed Subsidiary), (xi) neither Saint-Gobain nor any SG Contributed Subsidiaries are parties to any transactions required to be disclosed as a listed transaction under Treasury Regulation Section 1.6011-4, (xii) neither Saint-Gobain nor any SG Contributed Subsidiary is a party to any tax sharing agreements or that would be in effect after the Closing Date, (xiii) neither Saint-Gobain nor any SG Contributed Subsidiary is a party to any closing agreements, letter rulings or other agreements with Tax authorities impacting treatment of any item in a post-closing tax period, (xiv) neither Saint-Gobain nor any of its Affiliates will be required to include any material item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (1) installment sale or open transaction disposition made on or prior to the Closing Date or (2) prepaid amount received on or prior to the Closing Date, and (xv) neither Saint-Gobain nor any of its Affiliates has any liability for Taxes of any person or entity other than Saint-Gobain or such Affiliate as a result of being a member of an affiliated, consolidated, combined, unitary or similar tax group other than a group that included Saint-Gobain (including any Tax liabilities for the unpaid Taxes under Treasury Regulation section 1.1502-6 (or any similar provision of State, local or foreign law)); provided, however, that the foregoing representations and warranties are made only to the extent of Taxes that are or may become Liens (other than Permitted Liens) on the SG Contributed Assets or the assets of the Company or its Subsidiaries or a liability for Taxes of the Company, its Subsidiaries or OC Topco.

(r) Employee Benefit Matters.

(i) Schedule 4.02(r)(i) includes a list of all material SG Benefit Plans.

(ii) Saint-Gobain has provided to Owens Corning true and complete copies of each material SG Benefit Plan other than national, regional or industry-wide collective agreements, including, without limitation and for the avoidance of doubt, to the extent permitted by Applicable Law, all contracts or agreements for executives and managing directors whose annual gross remuneration package exceeds USD200,000, and all individual retention, termination, severance or other similar contracts or agreements, it being understood that Saint-Gobain used its best efforts to disclose these documents in compliance with Applicable Law.

(iii) Except as set forth in Schedule 4.02(r)(iii):

(A) Each SG Benefit Plan has at all times been maintained and administered in all material respects in accordance with its terms and with the requirements of all Applicable Laws;

(B) All required employer contributions or premiums (including any amounts deferred from or that reduce employees’ wages) to each SG Benefit Plan have been made when due (or, in the case of contributions not yet due, as of the date hereof have been accrued on the financial statements and records to the extent required by the generally accepted accounting principles applicable in the country under which the financial statements and records are prepared);

(C) INTENTIONALLY OMITTED

(D) No direct, contingent or secondary liability has been incurred or is expected to be incurred by SG Contributed Subsidiaries or any of their Subsidiaries which could result in liability imposed by any Governmental Authority as a result of the underfunded status of any defined benefit pension plan sponsored, maintained, or contributed to by SG Contributed Subsidiaries, or any of their SG Employment Affiliates, other than for premiums payable to any Governmental Authority under Applicable Law or other routine insurance payments under any Applicable Law;

(E) There are no pending or, to the knowledge of Saint-Gobain, threatened investigations, inquiries, audits (except standard audits relating to the Benefit Plans maintained in the United States) or claims by any Governmental Authority (including without limitation any such tax, social security or labor authority), relating to any of the SG Benefit Plans;

(F) There are no pending or, to the knowledge of Saint-Gobain, threatened termination proceedings, pending claims (except claims for benefits payable in the normal operation of the SG Benefit Plans), suits or proceedings against or involving any SG Benefit Plan or asserting any rights to or claims for benefits under any SG Benefit Plan and, to the knowledge of Saint-Gobain, there are not any facts that could reasonably be expected to give rise to any such investigation, claim, suit or proceeding, with respect to any Business Employee or for which SG Contributed Subsidiaries or their Subsidiaries could have liability;

(G) With respect to each SG Multiemployer Plan (i) no withdrawal liability or other similar liability has been incurred by Saint-Gobain, SG Contributed Subsidiaries or any SG Employment Affiliate, and Saint-Gobain has no reason to believe that any such liability will be incurred, prior to the Closing Date, (ii) no notice has been received that increased contributions may be required to avoid a reduction in plan benefits or the imposition of an excise tax or similar tax, or that the plan is or may become “insolvent” (within the meaning of section 4241 of ERISA), (iii) no proceedings have been instituted by the Pension Benefit Guaranty Corporation or any Governmental Authority against the plan, and (iv) if Saint-Gobain, SG Contributed Subsidiaries or any SG Employment Affiliate were to have a complete or partial withdrawal as of the Closing, no obligation to pay withdrawal liability would exist on the part of Saint-Gobain, SG Contributed Subsidiaries or any SG Employment Affiliate;

(H) Except as set forth in the Benefits Schedules as set forth in Schedule 8.01(b), no SG Benefit Plan provides post retirement, or health, life, death or other welfare benefit coverage (whether or not insured) beyond the termination of an employee’s employment, except as required by Applicable Law;

(I) The tax deductibility of any amount paid or payable as compensation or under any SG Benefit Plan as a result of the transactions contemplated by this Agreement, whether alone or in combination with any other event (e.g., termination of employment), will not be limited by operation of Applicable Law;

(J) Except as set forth in the Benefit Schedules as set forth in Schedule 8.01(b), no promises or commitments have been made by Saint-Gobain, SG Contributed Subsidiaries or any Subsidiary or Affiliate to amend any SG Benefit Plan, to provide increased benefits thereunder or to establish any new benefit plan, except as required by Applicable Law;

(K) Saint-Gobain, SG Contributed Subsidiaries and each SG Employment Affiliate may, in any manner, subject to the limitations imposed by Applicable Law, any applicable employment contracts, or any applicable collective agreements, and without the consent of any employee, beneficiary or other person, prospectively terminate, modify or amend any SG Benefit Plan or any other plan, program or practice (or its participation in such SG Benefit Plan or any other plan, program or practice) effective as of a date on or after the date hereof; and

(L) To the knowledge of Saint-Gobain, in connection with an SG Benefit Plan no event has occurred and there has been no failure to act on the part of either Saint-Gobain, SG Contributed Subsidiaries or any SG Employment Affiliate that could reasonably be expected to subject Saint-Gobain, SG Contributed Subsidiaries or any SG Employment Affiliate, any SG Benefit Plan or any successor plan to the imposition of any tax-related surcharge, penalty, lien, or fine, whether by way of indemnity or otherwise.

(iv) No benefit under any SG Benefit Plan, including, without limitation, any severance or parachute payment plan or agreement, will be established , increased, or become accelerated, vested or payable by reason of any transaction contemplated under this Agreement or the Joint Venture Agreement either alone or in conjunction with another event (e.g., termination of employment), and neither the execution and delivery of this Agreement or the Joint Venture Agreement, nor the consummation of any transaction contemplated by this Agreement or the Joint Venture Agreement will (a) trigger any funding (through a grantor trust or otherwise) of any compensation, severance or other benefits under any SG Benefit Plan, or (b) result in any compensation becoming payable that will be subject to tax higher than any tax ordinarily payable with respect to such compensation.

(v) No SG Benefit Plan operated or maintained in the U.S. that is a non-qualified deferred compensation plan or arrangement subject to Section 409A of the Code has been materially modified (as defined under Section 409A of the Code) since October 3, 2004 and all such non-qualified deferred compensation plans or arrangements have been operated and administered in good faith compliance with Section 409A of the Code from the period beginning January 1, 2005 through the date hereon.

(vi) Except as disclosed in Schedule 4.02(r)(vi), none of Saint-Gobain, SG Contributed Subsidiaries or any of their Subsidiaries or Affiliates is party to any retention agreement or any agreement with any employee, former employee, director, agent or independent contractor of Saint-Gobain’s Business (i) the benefits of which (including, without limitation, severance benefits) are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Saint-Gobain, SG Contributed Subsidiaries or their Subsidiaries or Affiliates of the nature of any of the transactions contemplated by this Agreement or the Joint Venture Agreement or (ii) providing severance benefits in excess of those generally available under such company’s severance policies as in effect on the date hereof or, in the absence of such policies, under Applicable Law, after the termination of employment or service of such current or former employee, director, agent or independent contractor regardless of the reason for such termination of employment or service. Except as listed on Schedule 4.02(r)(vi), none of Saint-Gobain, SG Contributed Subsidiaries or any of their Subsidiaries or Affiliates is a party to any employment or independent contracting agreement or compensation guarantee with any current or former employee, director, agent or independent contractor of Saint-Gobain’s Business extending for a guaranteed period longer than one year from the date hereof;

(vii) Schedule 4.02(r)(vii) lists those jurisdictions with SG Benefit Plans which are Transferred DB Plans and the funded status of such plans as of December 31, 2006, with such funded status determined in accordance with the assumptions set forth in the applicable Benefit Schedules.

(s) Labor and Employment Matters.

(i) Neither Saint-Gobain nor its Subsidiaries are in default with respect to any material obligation to any hourly or salaried Business Employee (including officers) of Saint-Gobain’s Business (each, a “SG Employee”).

(ii) Except as set forth in Schedule 4.02(s)(ii) with respect to Saint-Gobain and its Affiliates:

(A) since December 31, 2002, there have been no work stoppages for more than seven consecutive hours, strikes, lockouts or union organizing campaigns (other than those applicable nationally or an industry as a whole) with respect to Saint-Gobain’s Business, and to the knowledge of Saint-Gobain, none are threatened;

(B) there are no pending or unremedied grievances, arbitrations, labor and employment lawsuits, or unfair labor practices, with respect to Saint-Gobain’s Business, which could reasonably be expected to impose a liability in excess of USD1,000,000 in respect of any individual claim or USD3,000,000 in the aggregate;

(C) Saint-Gobain and its Affiliates are, with respect to Saint-Gobain’s Business, in compliance, in all material respects, with all Applicable Laws of the applicable jurisdictions relating to labor, employment and employment practices, terms and conditions of employment, wages, hours of work, employee benefits, immigration, non-discrimination, collective bargaining, and occupational safety and health, except for non-compliance that does not have, and could not reasonably be expected to have, a Material Adverse Effect on Saint-Gobain’s Business or, to the knowledge of Saint-Gobain, the operation of Saint-Gobain’s Business and the condition of the SG Contributed Assets; and all amounts required by Applicable Laws, collective bargaining agreements, or SG Benefit Plans to be withheld from the wages, salaries or other payments to SG Employees have been withheld, and Saint Gobain and its Affiliates are not liable for any wages, arrears, taxes, or penalty for failure to comply with the foregoing with respect to SG Employees, except in such case that could impose liability in excess of USD1,000,000 in respect of any individual failure or USD3,000,000 in the aggregate; and

(D) there is no pending or, to the knowledge of Saint-Gobain, threatened, governmental investigation, proceeding, claim, suit or other legal action relating to compliance with labor and employment Laws by Saint-Gobain and its Affiliates with respect to Saint-Gobain’s Business which could reasonably be expected to impose a liability in excess of USD1,000,000 in respect of any individual claim or USD3,000,000 in the aggregate.

(t) Product Warranties. Except as set forth on Schedule 4.02(t) or as expressly set forth and identifiable as reserves on the OC Financial Statements, neither Saint-Gobain nor any of its Affiliates has in connection with the Saint-Gobain Business any material liability in connection with the replacement of related products or other damages in connection therewith.

(u) Insurance. Saint-Gobain, whether directly or through its Affiliates, maintains, and shall maintain until the Closing Date, with reputable insurers policies of insurance in respect of Saint-Gobain’s Business, the SG Contributed Assets and all tangible property and assets owned, held or used by the SG Contributed Subsidiaries against all customary risks and for such amounts in accordance with good industry practices and as required by Applicable Law. Such policies are in full force and effect and are valid, outstanding and enforceable, all premiums due thereon have been paid in full, and Saint-Gobain or its applicable Affiliate has complied in all material respects with the provisions of all such policies. Except as set forth on Schedule 4.02(u), no insurer under any such policy has cancelled or specifically disclaimed liability under any such policies or indicated any intent to do so or not renew any such policy. Since December 31, 2004, neither Saint-Gobain nor any of its Affiliates has taken or failed to take any action such that the applicability of any such policies or the ability to make claims thereunder would be adversely impacted in any material respect.

(v) Foreign Corrupt Practices Act. Except as set forth in Schedule 4.02(v), neither Saint-Gobain nor any of the SG Contributed Subsidiaries nor, to the knowledge of Saint-Gobain, any director, officer, agent, employee or other person associated with or acting on behalf of Saint-Gobain or any of the SG Contributed Subsidiaries, has (i) (A) made, authorized, offered or promised to make any unlawful payment or transfer of anything of value, directly, indirectly or through a third party, to any Foreign Government Representative, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, or any Applicable Law of similar effect in any jurisdiction to which such person or entity is subject; (B) otherwise taken any action which would cause the Saint-Gobain and the SG Contributed Subsidiaries to be in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, or any Applicable Law of similar effect in any jurisdiction to which such person or entity is subject, and (ii) made any payments to third parties by check mailed to such third parties’ principal place of business or by wire transfer to a bank located in the same jurisdiction as such parties’ principal place of business. For the purposes of this Section 4.02(v), the acts specified include, but are not limited to: (x) the making or payment of any illegal contributions, commissions, fees, gifts, entertainment, travel or other unlawful expenses relating to political activity, (y) the direct or indirect payment, gift, offer, promise or authorization to make a payment, gift, offer or promise of, anything of material value to any Foreign Government Representative, and (z) the making of any bribe, illegal payoff, influence payment, kickback or other unlawful payment, using funds of Saint-Gobain or the SG Contributed Subsidiaries or otherwise on behalf of any of Saint-Gobain or the SG Contributed .Subsidiaries.

(w) U.S. International Trade Sanctions. Except as set forth in Schedule 4.02(w), no SG Contributed Subsidiary is, or as of the Closing Date will be, in connection with the Business, engaged in a direct or, to the knowledge of Saint-Gobain, indirect business transaction with the governments of (i) Cuba, Iran, Libya, North Korea, Sudan and Syria (the “Embargoed Countries”) or (ii) Burma , Kuwait, Lebanon, Liberia, Libya, Qatar, Rwanda, Sierra

Leone, Saudi Arabia, Sudan, Syria, United Arab Emirates, Yemen and Zimbabwe (the “Boycott Countries”) or any individuals or entities located in the Embargoed Countries or Boycott Countries or any representatives of the Embargoed Countries or Boycott Countries.

(x) Undisclosed Contracts. Except as set forth on Schedule 4.02(x), no undisclosed portions of the Undisclosed Contracts of Saint-Gobain (i) involve the performance of work by Saint-Gobain’s Business of a materially different nature than work currently performed by Saint-Gobain’s Business pursuant to Contracts to which Owens Corning has been provided access prior to the date of this Agreement, (ii) have terms which would result in total contract costs determined in accordance with IFRS indicating a loss (except that costs shall be based on the average costs of Saint-Gobain’s Business for the applicable accounting year), (iii) contain any material terms that are not consistent with industry practice or (iv) require Saint-Gobain’s Business to “take or pay” for a minimum number or volume of goods, or to purchase a minimum number or volume of goods used in excess of the current requirements of Saint-Gobain’s Business under existing Contracts (in each case in an amount exceeding USD100,000).

(y) Accounts Receivable. The accounts receivable of Saint-Gobain’s Business as set forth on the SG Financial Statements or arising since the date thereof are, to the extent not paid in full by the account debtor prior to the date hereof, (a) valid and genuine, have arisen solely out of bona fide sales and deliveries of goods, performance of services and other business transactions in the ordinary course of Saint-Gobain’s Business consistent with Past Practice and (b) to its knowledge, not subject to valid defenses, set-offs or counterclaims. The allowance for collection losses on the SG Financial Statements and, with respect to accounts receivable arising since September 30, 2006, the allowance for collection losses shown on the accounting records of Saint-Gobain’s Business, have been determined in accordance with IFRS.

(z) Relationships with Customers and Suppliers. Schedule 4.02(z) sets forth the largest 25 customers of Saint-Gobain’s Business based on revenue generated for the nine-month period ended September 30, 2006 (each, an “SG Material Customer”) and the largest 25 suppliers of Saint-Gobain’s Business based on expense incurred for the nine-month period ended September 30, 2006 (each, an “SG Material Supplier”). Except as set forth in Schedule 4.02(z), since September 30, 2006 no SG Material Customer or SG Material Supplier has either terminated its relationship with Saint-Gobain’s Business or materially reduced the aggregate value of its annual transactions with Saint-Gobain’s Business, nor has any SG Material Customer or SG Material Supplier given formal written notice to Saint-Gobain or any of its Subsidiaries of its intention to do so.

(aa) Product Liability. Except as set forth in Schedule 4.02(aa), neither Saint-Gobain nor any of its Affiliates has received any written notice within the past two years relating to, nor does Saint-Gobain have any knowledge of any facts or circumstances that are reasonably expected to give rise to, any actual or potential claim involving any service provided or any product designed, manufactured, serviced, produced, modified, distributed or sold by or on behalf of Saint-Gobain’s Business relating to an alleged defect in design, manufacture, materials or workmanship, performance, or any alleged failure to warn, or any alleged breach of implied warranties or representations, other than notices or claims that have been settled or resolved prior to the date of this Agreement, that are within normal warranty experience, or those that could not, individually or in the aggregate, have and could not reasonably be expected to have a Material Adverse Effect.

(bb) Furnaces. Schedule 4.02(bb) contains a list of furnaces owned by Saint-Gobain or any of its Affiliates Primarily used in Saint-Gobain’s Business indicating for each such furnace the date it was last rebuilt and the good faith estimate of the cost thereof.

(cc) Hedging Arrangements. With respect to Saint-Gobain’s Business, (v) all currency hedge gains and losses are accurately reflected on the SG Financial Statements on lines R27, R762, R763, R764, (w) all Mark to Market Variation of Financing Currency Derivatives are accurately reflected on the SG Financial Statements on lines R7632, (x) all Mark to Market Variation of an Internal Operating Derivative are accurately reflected on the SG Financial Statements on lines R2712, (y) all Mark to Market Variation of an External Operating Derivative are accurately reflected on the SG Financial Statements on lines R2713, and (z) all other hedge gains and losses are accurately reflected on the SG Financial Statement on lines R7624, R7631, R7633, R7634, R7641, R7642, R7643, R7644.

ARTICLE V

COVENANTS AND AGREEMENTS OF THE PARTIES

Section 5.01 Conduct of Businesses. Except as set forth in Schedule 5.01, as otherwise contemplated by this Agreement (including the Reorganizations required by Sections 2.02 and 2.03 of this Agreement) or as required by Applicable Law, from the date of this Agreement until the Closing Date, each of the Parents shall conduct, and shall cause its respective Affiliates to conduct, its Business in all material respects in accordance with the historical and customary operating practices relating to the conduct of such Business and shall use reasonable commercial efforts to preserve intact its Business and its relationships with employees and other third parties in connection with the operation of its Business. In addition to and without limiting the generality of the foregoing, except (i) with the written consent of the other Parent (which consent shall not be unreasonably withheld or delayed), (ii) as set forth in Schedule 5.01, or (iii) as required by Applicable Law or in accordance with the terms and conditions of Contracts (including any collective bargaining agreements) in existence on the date of this Agreement, neither Parent shall, and each Parent shall cause its Affiliates not to, (a) transfer any Transferred Employee such that he or she no longer would be a Transferred Employee or (b) engage in any action that, if engaged in since September 30, 2006, but on or before the date of this Agreement, and not listed in Schedule 4.01(g) or Schedule 4.02(g), respectively, would constitute a breach of the representations and warranties of the Parent contained in clauses (iii) through (xiv) of Section 4.01(g) or Section 4.02(g), respectively.

Saint-Gobain shall not, and shall cause its Affiliates, not to enter into any Contract which will be binding upon the Company after the Closing without the prior written consent of Owens Corning. Additionally, at the request of Owens Corning, Saint-Gobain shall, and shall cause its Affiliates to terminate as of the Closing any existing Contracts with the government or any representative of or any individual or entity located in an Embargoed Country. To the extent there shall be any expenses to third parties in connection with compliance with the immediately preceding sentence, including without limitation, early termination fees, the same shall be reimbursed by the Company promptly after Closing.

Section 5.02 Conduct of Business of the Company. From and after the formation of the Company in accordance with the terms of the Joint Venture Agreement and until the Closing Date, except as described on Schedule 5.02, the Parents, OC Topco and SG Topco (i) shall not conduct any business with or through the Company, and the Company shall not conduct any business, take any action or incur any liability, except as expressly provided in this Agreement or as otherwise expressly agreed in writing by the Parents, and (ii) shall take such actions as may be necessary to cause the Company to satisfy its obligations under this Agreement in connection with the Contemplated Transactions. In addition to and notwithstanding the foregoing, any action of the Company prior to the Closing Date shall require the unanimous written consent of the Parents.

Section 5.03 Access to Information; Confidentiality.

(a) From the date of this Agreement until the Closing Date, except as may be necessary to comply with any Applicable Laws (including Antitrust or Competition Laws and similar laws), subject to any applicable privileges (including the attorney-client privilege), subject to the terms and conditions of the Non-Disclosure Agreement and this Section 5.03, subject to the provisions of Section 5.09 and subject to the terms and conditions of any confidentiality or similar agreements between either of the Parents and a third party, including customers, vendors and subcontractors, from the date of this Agreement until the Closing Date, each Parent shall (i) during normal business hours and upon reasonable prior notice, give the other Parent and its Representatives reasonable access to the records of such Parent and its Affiliates relating to its Business, (ii) during normal business hours and upon reasonable prior notice, give the other Parent and its Representatives reasonable access to any facilities the possession of which shall be transferred to the Company at Closing, including but not limited to, access to such facilities to conduct non-invasive environmental assessments and audits, (iii) furnish to the other Parent and its Representatives such financial and operating data and other information relating to its Business as the other Parent may reasonably request, (iv) instruct its employees and Representatives to provide reasonable cooperation to the other Parent in the other Parent’s investigation of its Business and (v) use reasonable commercial efforts to obtain the consent or waiver of any third parties with whom such Parent has entered into a confidentiality or similar arrangement in connection with such Parent’s Business to the disclosure of contracts or other information with respect to the Parent’s relationship with such third parties; provided, however, that such access or furnishing of information will be subject to the prior approval (such approval not to be unreasonably withheld or delayed) of the relevant Parent if such Parent reasonably believes that doing so will unreasonably interfere with its business or operations. Without limiting the generality of the foregoing, and subject to the limitations set forth in the first sentence of this Section 5.03(a), from the date of this Agreement until the Closing Date, each Parent shall use reasonable commercial efforts to enable the other Parent and its Representatives to conduct, at such other Parent’s expense, business and financial reviews, investigations and studies as to the operation of such Parent’s Business, including with respect to any tax, operating or other efficiencies that may be achieved through the Company. Notwithstanding anything to the contrary in this Section 5.03, neither Parent shall be entitled to conduct invasive environmental investigations (including but not limited to, soil, groundwater, or surface water sampling and analysis) at the other Party’s facilities without the written consent of such Party, which consent may be withheld at such Party’s sole discretion.

(b) Each Parent agrees that all information provided or otherwise made available to it or any of its Representatives in connection with the Contemplated Transactions shall be governed by the provisions of, and treated as if provided or otherwise made available under, the Non-Disclosure Agreement (regardless of whether or not the Non-Disclosure Agreement is in effect or has been terminated or superseded); provided, that nothing in this Section 5.03 shall limit or otherwise restrict the applicability of any other confidentiality or similar provisions included in any of the Transaction Documents or any other agreement between the Parents. Notwithstanding the provisions of this Section 5.03 or any other provision of this Agreement, the Parents acknowledge and agree that all information disclosed or otherwise discovered by the Parties pursuant to this Section 5.03 shall be used solely for the purpose of evaluating the Contemplated Transactions and the satisfaction of the conditions to Closing set forth in this Agreement and that no such information shall be used for any other purpose.

(c) Notwithstanding anything herein to the contrary, the Parties (and each employee, representative or other agent of such Parties) may disclose to any and all persons or entities, without limitation of any kind, the U.S. income tax treatment and tax structure of any transaction contemplated between the Parties hereby (including the Joint Venture) and all materials of any kind (including opinions and other tax analyses) that are provided to the Parties relating to such tax treatment and tax structure; provided that the authorization to disclose such tax treatment and tax structure shall not permit disclosure of information identifying the Parties or any other party hereto.

Section 5.04 Provision and Preservation of and Access to Certain Information; Cooperation After Closing.

(a) On and after the Closing Date, the Company shall preserve all books and records of the Parents’ respective Businesses provided to the Company for a period of six years commencing on the Closing Date (or (i) in the case of books and records relating to Tax, employment, environmental and employee benefits matters, until such time as all statutes of limitations to which such records relate have expired, (ii) in the case of books and records as to which Applicable Law requires a longer period, for such longer period), and thereafter the Company shall not destroy or dispose of such records without giving notice to the Parents of such pending disposal and offering the applicable Parent such records. In the event the applicable Parent has not requested such materials or directed the Company to retain such materials for a longer period of time within 90 days following the receipt of such notice from the Company, the Company may proceed to destroy or dispose of such materials.

(b) Subject to any applicable privileges (including the attorney-client privilege), and this Section 5.04 and subject to the terms and conditions of any confidentiality or similar agreements between the Company and a third party, including customers, vendors and subcontractors, from and after the Closing Date, the Company shall (i) afford the Parents and their respective Representatives reasonable access upon reasonable prior notice during normal business hours, to all employees, offices, properties, agreements, records, books and affairs of the Company and, at the applicable Parent’s expense, provide copies of such information concerning the Company, as the Parents may reasonably request for any proper purpose, (ii) use reasonable commercial efforts to cooperate with the Parents for any of the purposes contemplated by the preceding clause (i), and (iii) use reasonable commercial efforts to cooperate with the Parents in the defense of or pursuit of any Indemnified Claim between the Parents, or any claim or action that relates to an Indemnified Claim between the Parents; provided that the applicable Parent shall reimburse the Company for any reasonable out-of-pocket expenses incurred by the Company in connection with any such defense, claim or action. Each Parent agrees to treat and hold as confidential all information provided or otherwise made available to it or any of its Representatives under this Section 5.04(b) in accordance with the provisions of Section 5.04(d) and the confidentiality provisions of the Joint Venture Agreement.

(c) Subject to any applicable privileges (including the attorney-client privilege) and this Section 5.04 and subject to the terms and conditions of any confidentiality or similar agreements between either of the Parents and a third party, including customers, vendors and subcontractors, from and after the Closing Date, each Parent shall, and shall cause each of its Subsidiaries to, at the Company’s expense (i) afford the Company and its Representatives reasonable access, upon reasonable prior notice during normal business hours, to all employees, offices, properties, agreements, records, books and affairs of such Parent and its Subsidiaries to the extent relating to the conduct of such Parent’s Business prior to the Closing, as the Company may reasonably request for any proper purpose and (ii) use reasonable commercial efforts to cooperate with the Company with respect to matters relating to the conduct of such Parent’s Business prior to the Closing, including in the defense or pursuit of any claim or action that relates to occurrences involving the Parents’ respective Businesses prior to the Closing Date; provided that the Company shall reimburse the Parents for any reasonable out-of-pocket expenses incurred by the Parents or their Affiliates in connection with any such defense, claim or action. The Company agrees to treat and hold as confidential all information provided or otherwise made available to it or any of its Representatives under this Section 5.04(c) in accordance with the provisions of Section 5.04(d) and the confidentiality provisions of the Joint Venture Agreement.

(d) In the event a Parent or the Company is requested or required (by oral or written request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand or similar process or by Applicable Law) to disclose any confidential or proprietary information provided to such Party under this Section 5.04, then such Parent or the Company, as the case may be, shall notify the disclosing Party promptly of the request or requirement so that the disclosing Party, at its expense, may seek an appropriate protective order or waive compliance with Section 5.04(b) or Section 5.04(c), as the case may be. If, in the absence of a protective order or receipt of a waiver hereunder, such Party is, on the advice of counsel, compelled to disclose such confidential or proprietary information, such Party may so disclose the confidential or proprietary information; provided that such Party shall use reasonable commercial efforts to obtain reliable assurance that confidential treatment shall be accorded to such confidential or proprietary information. The provisions of this Section 5.04(d) shall not be deemed to prohibit the disclosure by any Party of confidential or proprietary information to the extent reasonably required (i) to prepare or complete any required Tax Returns or financial statements, (ii) in connection with audits or other proceedings by or on behalf of a Governmental Authority, (iii) in connection with any insurance or benefits claims, (iv) to the extent necessary to comply with any Applicable Laws, (v) to provide services to the disclosing Party or the

Company in accordance with the terms and conditions of any of the Transaction Documents, (vi) in connection with asserting any rights or remedies or performing any obligations under any of the Transaction Documents, or (vii) in connection with any other similar administrative functions in the ordinary course of business; provided that in each such case such Party shall use reasonable commercial efforts to obtain reliable assurance that confidential treatment shall be accorded to such confidential or proprietary information. Notwithstanding the foregoing, the confidentiality restrictions of this Section 5.04 shall not apply to information that (x) is or becomes publicly available other than as a result of a disclosure by the receiving Party, (y) is or becomes available to a Party on a non-confidential basis from a source that, to such Party’s knowledge, is not prohibited from disclosing such information by a legal, contractual or fiduciary obligation, or (z) is or has been independently developed by the receiving Party as evidenced by written documentation.

(e) Each Parent shall, in furtherance of its obligations under this Section 5.04 and at its own expense, provide information to the Company reasonably in its possession regarding the adjusted basis of Contributed Asset for U.S. federal income tax purposes and the value (as determined for purposes of the Treasury Regulations under Section 704) of Contributed Assets and Contributed Subsidiaries measured as of the date of contribution.

Section 5.05 Insurance.

(a) Except for the replacement of existing insurance policies with substantially similar policies upon expiration of existing policies, on and after the date of this Agreement and until the Closing Date, the Parents shall not take or fail to take any action if such action or inaction, as the case may be, would adversely affect the applicability of any insurance (including reinsurance) maintained by the Parents or their Affiliates and in effect on the date of this Agreement that covers all or any part of the assets owned, held or used by the Parents or their respective Affiliates in the conduct of the Parents’ Business or the Transferred Employees. On and after the Closing Date, neither Parent shall intentionally take or intentionally fail to take any action if such action or inaction, as the case may be, would adversely affect any insurance proceeds that would otherwise be payable to the Company on or after the Closing Date to the extent such action relates to an event or occurrence prior to the Closing Date. Neither Parent shall have any obligation to maintain the effectiveness of any such insurance policy, or to make any monetary payment in connection with any such policy, after the Closing Date.

(b) Notwithstanding the provisions of Section 5.05(a), the Parties hereby acknowledge and agree that as of the Closing Date, neither the Company, the Business, any property owned or leased by any of the foregoing, any directors, officers, employees (including the Transferred Employees) or agents of any of the foregoing, shall be insured under any insurance policies maintained by either of the Parents or any of their Affiliates, except (i) in the case of certain claims made policies, to the extent that a claim has been reported as of the Closing Date, (ii) in the case of a policy that is an occurrence policy, to the extent the accident, event or occurrence that results in an insurable loss occurs prior to the Closing Date and has been, is or shall be reported or noticed to the respective carrier by the Company or the applicable Parent in accordance with the requirements of such policies (which claims the applicable Parent shall, at the Company’s cost and expense, use reasonable commercial efforts to pursue on the Company’s behalf, and the net proceeds of which claims (except to the extent they relate to

Excluded Liabilities) shall be remitted promptly to the Company upon receipt thereof), and (iii) otherwise agreed to in writing by the Parties. Except as otherwise agreed to in writing by the Parties, from and after the Closing Date, neither Parent shall have any obligation of any kind to maintain any form of insurance covering all or any part of the Business, its assets or the Transferred Employees.

(c) On and after the Closing Date, the Company shall reimburse the Parents within 30 days of receipt of an invoice for any self insurance, retention, deductible, retrospective premium, cash payment for reserves calculated or charged on an incurred loss basis and similar items, including associated administrative expenses and allocated loss adjustment or similar expenses (collectively, “Insurance Liabilities”) allocated by either Parent to its Business on a basis consistent with Past Practices resulting from or arising under any and all current or former insurance policies maintained by such Parent or its Affiliates to the extent that such Insurance Liabilities relate to or arise out of any activities of the Company. The Company agrees that, to the extent any of the insurers under the insurance polices, in accordance with the terms of the insurance policies, requests or requires collateral, deposits or other security to be provided with respect to claims made against such insurance polices relating to or arising from the Business, the Company shall provide the collateral, deposits or other security or, upon request of the applicable Parent, shall replace any collateral, deposits or other security provided by such Parent or any of its Affiliates to the extent related to or arising out of any activities of the Company.

Section 5.06 Non-Hire and Nonsolicitation of Certain Employees in the Business. From and after the date of this Agreement until the Closing Date, neither Parent nor any of their Affiliates shall, without the prior written approval of the other Parent, directly or indirectly solicit any employee of the other Parent or its Affiliates that has been engaged in the negotiations of the Transaction Documents (including the schedules, exhibits or annexes attached thereto) or who is employed in the Business to enter into an employment relationship with the other Parent or its respective Affiliates; provided, however, that the foregoing shall not apply to (a) individuals hired as a result of the use of an independent employment agency (so long as the agency was not directed to solicit a particular individual or a class of individuals that could only be satisfied by employees of either Owens Corning or Saint-Gobain or any of their Subsidiaries) or as a result of the use of advertisements and other general solicitation (such as an advertisement in newspapers, on Owens Corning or Saint-Gobain websites or internet job sites, or on radio or television) not specifically directed to employees of either Owens Corning or Saint-Gobain or any Affiliate of Owens Corning or Saint-Gobain, or (b) individuals whose employment is terminated by Owens Corning or Saint-Gobain after the date of this Agreement.

Section 5.07 Financial Support Arrangements.

(a) Except as set forth on Schedule 4.02(k)(i)(E) Saint-Gobain and its Affiliates shall not be required to maintain after the Closing Date any other Financial Support Arrangements in connection with Saint-Gobain’s Businesses and may terminate the same as of the Closing Date but only to the extent Saint-Gobain has disclosed in writing to Owens Corning within 30 days of the date hereof those Financial Support Arrangements it intends to so terminate. In furtherance of the foregoing, Owens Corning agrees (i) to use reasonable commercial efforts to arrange for the substitution of any such disclosed Financial Support Arrangements which are to be terminated as of the Closing Date on terms and conditions reasonably satisfactory to the beneficiaries thereof on the Closing Date, and (ii) to provide financial information concerning the Company reasonably requested by those Persons for whose benefit the Financial Support Arrangements were made.

(b) If, at any time after the Closing Date, (i) any amount is drawn on or paid under any Financial Support Arrangement maintained by the Parents or any of their respective Affiliates in connection with the Parents’ respective Businesses pursuant to which either of the Parents or any of their respective Affiliates is obligated to reimburse the Person making such payment, or (ii) either of the Parents or any of their respective Affiliates pays any amounts under, or any fees, costs or expenses relating to, any such Financial Support Arrangement, the Company shall reimburse the applicable Parent such amounts promptly after receipt from such Parent of written notice thereof accompanied by written evidence of the underlying payment obligation.

Section 5.08 Company Financing. The Company shall use reasonable commercial efforts (and each of the Parents shall use reasonable commercial efforts to assist the Company) to enter into a revolving credit agreement or similar financing arrangement with one or more third party lenders for an aggregate principal amount of at least USD100,000,000 but no greater than 20% of the Company’s equity immediately after the Closing (the “Facility”) at or as soon as possible following the formation of the Company and in any event prior to the Closing; provided that nothing in this Section 5.08 shall require either Party to provide a Financial Support Arrangement in respect of such Facility.

Section 5.09 Competitive Businesses. Unless and until the Closing of the Contemplated Transactions is consummated, the Parents will continue to operate as competitive businesses and will not collaborate in any manner in violation of Applicable Law.

Section 5.10 Certain Intellectual Property Matters.

(a) The Parties agree that the Company shall be granted a term of nine (9) months from the Closing Date in order to discontinue and remove any use by any SG Contributed Subsidiaries of the ‘Saint-Gobain’ and ‘Vetrotex’ trademarks and designs (as displayed in Exhibit G-1) or anything that is substantially or confusingly similar to any of these trademarks and designs, appearing (a) in any domain name; (b) on any external documents such as purchase orders, acknowledgements of receipt and commercial brochures; (c) on the packaging of the Company Products; (d) on buildings and sign posts; and (e) on any other support or medium (such as, but not limited to, company uniforms and merchandising goods).

(b) The Parties undertake that, as soon as reasonably practicable after the Closing Date and in any event within six (6) months afterwards, the name of any SG Contributed Subsidiaries which consists of or incorporates any of the ‘Saint-Gobain’ or ‘Vetrotex’ names, or anything that is substantially or confusingly similar to any of these names, is changed to a name which does not include any of these names.

(c) For a maximum of twelve (12) months following the Closing Date, each Parent and its Affiliates shall redirect internet traffic relating to the Business from their websites to websites of the Company by (i) maintaining a reasonable number of existing links on mutually agreed pages of the website(s) of this Parent and its Affiliates to website(s) of the Contributed

Subsidiaries of this Parent and (ii) redirecting mutually agreed links to such mutually agreed URL(s) within the website(s) of the Company.

(d) Within three (3) months after the Closing Date, each of Owens Corning and Saint-Gobain shall deliver to the Company all the Know How included in the OC Contributed Intellectual Property and SG Contributed Intellectual Property (for purposes of this Section 5.10, “Know How Material”) which is not in place on the Closing Date at the facilities contributed to the Company pursuant to this Agreement (for purposes of this Section 5.10, “Contributed Manufacturing Facilities”). Should any of Company, Owens Corning, or Saint-Gobain subsequently determine that the Company has not received any Know How Material, the corresponding one of Owens Corning and Saint-Gobain shall promptly deliver to the Company such Know How Material.

(e) Unless otherwise agreed by the Parties, Owens Corning and Saint-Gobain shall transfer, or cause to be transferred, promptly after Closing, to the Company or its designee, the documents (including but not limited to patent and trademark files and agreements) that are not held by a Contributed Subsidiary, associated with the OC Contributed Intellectual Property, the OC Third Party Intellectual Property, the SG Third Party Intellectual Property and the SG Contributed Intellectual Property.

(f) The Company and/or any of its Affiliates shall take the steps set forth in (f) and (g) below to permit to be removed from the facilities of the Company and/or its Affiliates any materials or part of materials relating to the Intellectual Property of Saint-Gobain or its Affiliates other than the SG Contributed Intellectual Property, the SG Third Party Intellectual Property and the SG Licensed Intellectual Property (“Excluded Technology”) in tangible form, including any materials prepared by hand, with all copies of the above, and all physical assets or part of physical assets in the possession or control of the Company and/or its Affiliates that describe, discuss, incorporate, embody or reveal any, but only, Excluded Technology (“Excluded Materials”). Excluded Materials shall include, but shall not be limited to, research reports, engineering reports, manufacturing reports, research or development documents of any kind, market studies, batch books, files, notes, letters, studies, computer data or backups and other documents and equipment.

(g) In relation to Saint-Gobain Vetrotex International (Chambéry, France), Vado Ligure (Italy), Changzhou (People’s Republic of China) and Gunsan (Korea) (collectively “Carve-out Facilities”), within twelve (12) months from the Closing Date, Saint-Gobain or its Affiliates shall, in collaboration with the Company and/or its Affiliates, conduct inspections of reasonable scope and duration for Excluded Materials, and remove from the Carve-out Facilities all Excluded Materials. The Company and its Affiliates shall permit Licensor reasonable access to such facilities, during normal business hours, to conduct such inspections.

(h) In relation to the facilities contributed to the Company pursuant to this Agreement other than the Carve-out Facilities, as and when the Company, and/or its Affiliates discover any Excluded Materials at any such facility, such entity shall promptly notify Saint-Gobain of such Excluded Materials and shall make reasonable arrangements for Saint-Gobain to remove such Excluded Materials.

(i) For the avoidance of doubt, the Parties agree that indemnification provisions in this Agreement shall not be limited by any disclaimers or limitations of liability in the SG Intellectual Property License Agreements and/or the OC Intellectual Property License Agreements.

(j) The Parties acknowledge that some of the SG Contributed Intellectual Property, SG Licensed Intellectual Property, OC Contributed Intellectual Property, and OC Licensed Intellectual Property may need to be licensed to third parties in relation to the divestments required in order to close the transaction contemplated by this Agreement. In such case, the Parties acknowledge to have been provided with drafts of any such license agreement, and any such license agreement that licenses rights in the SG Contributed Intellectual Property or the OC Contributed Intellectual Property shall be assigned to US IP Holdco and/or Non-US IP Holdco, as appropriate.

(k) Each of OC Topco and SG Topco hereby covenants, for as long as Saint-Gobain is a shareholder of the Company, to use its best efforts to convince its Parent and its Parent’s then current Affiliates to enter into a good faith negotiation with the Company, and reasonably facilitate such negotiation, for the grant of a license on royalty-bearing and commercially reasonable terms (including a term not limited to the time that Saint-Gobain is a shareholder of the Company) in respect of any Intellectual Property of the Parent or its Affiliates that may be necessary to develop, manufacture, use, market, distribute and sell Company Products.

(l) By February 21, 2007, Owens Corning shall identify to Saint-Gobain from the list set forth in Schedule 4.02(p)(v), such of the patents and patents applications as Owens Corning wishes to have maintained and for which the annuity may still be paid, with or without late payment fee. Saint-Gobain shall cause such annuity and any applicable late payment fee to be paid for such patents and patent applications, such payments to be reimbursed by the Company; provided, however, that if the total amount of such annuity payments exceeds fifteen thousand (USD15,000) US dollars, Saint-Gobain may require that Owens Corning provide funds in advance to Saint-Gobain for such payments, with Owens Corning to be reimbursed by the Company.

(m) Attached in Exhibit G-2 (with respect to Saint-Gobain) and Exhibit G-3 (with respect to Owens Corning) are lists of each Parent’s invention disclosure records, ‘enveloppes Soleau’ and unpublished patent applications. Each Parent shall disclose the content of the items listed on these Exhibits to the other Parent as soon as feasible but no later than ten (10) Business Days after the date of this Agreement; provided, however, that Owens Corning shall only disclose the content of the invention records on Exhibit G-3 that are labeled “In Draft,” “In Search,” or “New Invent.” The Parties shall thereafter discuss in good faith the appropriate allocation of these items between contributed and licensed Intellectual Property. The Parties shall also discuss in good faith the appropriate allocation of the patents listed in Schedule 4.02(p)(v) between contributed and licensed Intellectual Property.

(n) Attached in Exhibit G-4 is a list of Saint-Gobain’s joint development agreements. Attached in Exhibit G-5 (with respect to Owens Corning) and Exhibit G-6 (with respect to Saint-Gobain) are lists of each Parent’s legal opinions. Each Parent shall disclose the content of the items listed on these Exhibits to the other Parent as soon as feasible but no later than five (5) Business Days after the date of this Agreement. The Parties shall thereafter discuss in good faith how to address (i) any limitations on the rights of the Company to the SG Contributed Intellectual Property, the SG Third Party Intellectual Property, and/or the SG Licensed Intellectual Property that are imposed by Saint-Gobain’s joint development agreements and/or (ii) any risks posed by any third party Intellectual Property that is the subject of any legal opinion listed in Exhibit G-5 and Exhibit G-6 that may arise from the manufacture, use, or sale of Company Products as manufactured, used, or sold in Owens Corning’s or Saint-Gobain’s Business as conducted on or before the Closing Date.

(o) For each patent and patent application listed on Schedule A-1 and Schedule A-6 and listed on the lists attached to Exhibit M and Exhibits N-1 and N-2 for which the deadline for claiming filing priority under the Paris Convention occurs between the date of this Agreement and Closing, the relevant of Owens Corning or Saint-Gobain shall (i) file an application under the Patent Cooperation Treaty (“PCT”) without limit on designated countries, and (ii) at least five (5) Business Days before any such final deadline, notify the other of the non-PCT country(ies) and/or region(s), if any, where it reasonably wishes counterpart application(s) claiming filing priority from each such application to be filed.

(p) For each patent and patent application listed on Schedule A-1 and Schedule A-6 and listed on the lists attached to Exhibit M and Exhibits N-1 and N-2 for which the deadline for filing national stage applications based on any application under the PCT occurs between the date of this Agreement and Closing, the relevant of Owens Corning or Saint-Gobain shall, at least five (5) Business Days before any such final deadline, notify the other of the PCT country(ies) where it reasonably wishes national stage applications based on such PCT application to be filed.

(q) Each of Owens Corning and Saint-Gobain undertakes to, or cause its Affiliates to, file the patent applications in the country(ies) or region(s) indicated by the other pursuant to (o) and (p) above, with each Parent bearing their own costs.

(r) Owens Corning, at its option, shall undertake to apply for trademark registrations for (1) an “OCV” word mark, (2) an OCV logo, and (3) a suitable slogan, for the Company prior to Closing in such countries as the Parties reasonably agree, and shall be reimbursed by the Company after Closing for reasonable related searching and registration costs. In the event that the Company does not reimburse Owens Corning within ninety (90) days of Company’s receipt from Owens Corning of a written request for such reimbursement, then Saint-Gobain shall reimburse Owens Corning for forty percent (40%) of such costs, such reimbursement from Saint-Gobain not to exceed fifteen thousand dollars (USD15,000).

(s) The Company covenants to maintain the IP Holdcos as wholly-owned Subsidiaries of the Company for as long as Saint-Gobain is a shareholder of the Company.

(t) Saint-Gobain hereby covenants, for itself and its Affiliates, that neither Saint-Gobain nor any of its Affiliates will, or will grant to any third party any right to, make, have made, use, have used, develop, have developed, improve, have improved, import, have imported, export, have exported, lease, distribute, have distributed, sell, or have sold any pipes for water adduction under the patents identified in Exhibit G-7. To avoid any doubt, Owens Corning and its Affiliates and the Company and its Affiliates hereby acknowledge that Saint-Gobain and its Affiliates shall have the right to pursue and prosecute any action to defend such patents in the field of pipes for water adduction.

(u) Neither the Company nor any of its Affiliates shall be entitled, except pursuant to the provisions of the SG Intellectual Property License Agreements, to file a patent application on any item of Know How of Saint-Gobain that is included in a category of Know How identified on Exhibit G-8 as “R&C/TS” (i.e. as being applicable both to the Reinforcements and Composites business and to the Textiles Solutions business of Saint Gobain). Notwithstanding the foregoing, Company or any of its Affiliates may file a patent application on any such item of Know How that: (i) the Company and Saint-Gobain agree is included in SG Contributed Intellectual Property; (ii) is an improvement to, or an invention independently of, any SG Contributed Intellectual Property, SG Third Party Intellectual Property, or SG Licensed Intellectual Property, developed by Company or its Affiliates, or (iii) is Intellectual Property acquired or licensed from Owens Corning or its Affiliates, or any third party. For the avoidance of doubt, it is specified that the designation of a category of Know How as “R&C/TS” in Exhibit G-8 shall not be construed as a presumption that every item of Know How in that category constitutes SG Licensed Intellectual Property rather than SG Contributed Intellectual Property.

Section 5.11 Financial Statements. On or before March 31, 2007, each Parent shall provide the other Parent with the unaudited consolidating balance sheet of such Parent’s Business at December 31, 2006 and the unaudited consolidating income statement of such Parent’s Business for the year ended December 31, 2006. Following March 31, 2007 until the Closing Date, each Parent shall provide to the other Parent, within 45 days of the end of each such Parent’s fiscal quarters, the unaudited consolidating balance sheet of such Parent’s Business as of the close of such fiscal quarter and the unaudited consolidating income statement of such Parent’s Business for such fiscal quarter. Each Parent agrees that the deliverables provided by such Parent under this Section 5.11 will be prepared in all material respects in accordance with U.S. GAAP or IFRS (as applicable) and will present fairly, in all material respects, the assets, liabilities, financial condition, the results of operations of such Parent’s Business at, and for the year ended December 31, 2006 and the applicable fiscal quarter then ended (as the case may be).

ARTICLE VI

FURTHER COVENANTS AND AGREEMENTS OF THE PARTIES

Section 6.01 Further Assurances. Subject to the terms and conditions of this Agreement, each Party shall use reasonable commercial efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or reasonably desirable under Applicable Law, to consummate or implement the Contemplated Transactions, including providing information reasonably requested by other Persons necessary for such Persons to evaluate whether to consent to the assignment of any Contracts, licenses or permits or related rights or obligations. The Parties shall execute and deliver, and shall cause their respective Affiliates, as appropriate or required as the case may be, to execute and deliver, such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable to consummate or implement the Contemplated Transactions. Except as otherwise expressly set forth in the Transaction Documents, nothing in this Section 6.01 or elsewhere in the Transaction Documents shall require any Party or any of their respective Affiliates to make any payments or issue any guarantee or other Financial Support Arrangements in order to obtain any consents or approvals necessary or desirable in connection with the consummation of the Contemplated Transactions.

Section 6.02 Certain Filings; Consents. The Parties shall cooperate with each other (a) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained in respect of any Contracts, licenses or permits in connection with the consummation of the Contemplated Transactions and (b) subject to the terms and conditions of this Agreement, in taking any such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.

Section 6.03 Public Announcements. On the date of execution and delivery of this Agreement, the Parents shall issue a joint press release in the form mutually agreed by the Parents, such agreement not to be unreasonable withheld Prior to the Closing, the Parties shall not (and shall not permit any Affiliate to) issue any press release or make any public statement with respect to this Agreement or any of the Contemplated Transactions, except as may be required by Applicable Law or any listing agreement with any securities exchange on which its securities are traded, in which case no Party shall issue any such press release or make any such public statement without the prior written consent of the other Parties (to the extent reasonably practicable) and without complying with Applicable Law. Notwithstanding the foregoing, no provision of this Agreement shall (a) relieve either Parent from any of its obligations under the Non-Disclosure Agreement or (b) terminate any of the restrictions imposed upon the Parties by Section 5.03.

Section 6.04 Antitrust or Competition Law Matters.

(a) Parents shall, as promptly as practicable and before the expiration of any relevant legal deadline, file with any Governmental Authority, any filings, reports, information and documentation required for the transactions contemplated hereby pursuant to any Antitrust or Competition Law as set forth in Schedule 6.04. Parents shall, as promptly as practicable respond, to any request for information and documents or compulsory process from any Governmental Authority, including inter alia a request for additional information and documents under the Hart-Scott-Rodino Antitrust Improvement Act, as amended. Parents shall furnish to each other’s counsel such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary under any Antitrust or Competition Law or requested by any Governmental Authority. To the extent that a merger filing may be required under Turkish laws, the Parties agree that a filing will be made as soon as all relevant documents have been translated to allow a complete filing and that they will not take any action outside of the ordinary course of business or as otherwise permitted by this Agreement that would change the manner in which the parties conduct business in the territory of the Republic of Turkey until clearance is received from the Turkish Competition Authority. Parents shall share equally in all filing and other similar fees payable in connection with such filings, including local counsel fees, it being understood that such local counsel fees shall include the fees allocated by Saint-Gobain for in-house legal support as previously agreed in writing between the Parties.

(b) Parents shall use their commercially reasonable efforts to (i) obtain promptly any clearance or approval required under any Antitrust or Competition Law for the consummation of this Agreement and the transactions contemplated hereby, (ii) close or have closed any investigation by any Governmental Authority relating to the transactions contemplated in this Agreement, and shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, the U.S. Federal Trade Commission and the U.S. Department of Justice, the European Commission, and other Governmental Authority and shall comply promptly with any such inquiry or request. The Parents shall consult with each other on whether to contest together, administratively or in court, any ruling, order or other action of any Governmental Authority in respect of the transactions contemplated by this Agreement. In the event that one Party decides to contest such ruling, order or action on its own, the other Party shall be obligated to provide the Party initiating the contest with all reasonable assistance in the conduct of such contest.

(c) The Parents commit to instruct their respective counsel to cooperate with each other and use commercially reasonable efforts to facilitate and expedite the identification and resolution of any issues and, consequently, the expiration of the applicable waiting period and the waiting periods, approvals or clearances under any Antitrust or Competition Law or the conclusion of any investigation by any Governmental Authority at the earliest practicable dates. Said commercially reasonable efforts include, but are not limited to, exchanging information and proving such other assistance reasonably necessary to obtain approvals and clearances under any Antitrust or Competition Law. Furthermore, each Parent to this Agreement shall promptly notify the other Parent of any oral or written communication it receives from any Governmental Authority relating to the matters that are the subject of this Agreement, permit the other Parent to review in advance any communications proposed to be made by such other Parent to any

Governmental Authority and shall provide the other party with copies of all correspondence, filings or other communications to and from any Governmental Authority. Each Parent to this Agreement shall not agree to participate in any meeting with any Governmental Authority in respect to any such filings, investigations or other inquiry unless it consults with the other Parent in advance and, to the extent permitted by such Governmental Authority, gives the other Parent the opportunity to attend and participate in such meetings. It is nevertheless understood that Owens Corning and its counsel will take the lead on all communications with any Governmental Authority.

Section 6.05 Agreements Regarding Tax Matters.

(a) Each Parent shall (i) provide the Company with such assistance as may be reasonably requested in connection with the preparation of any Tax Return or any audit or other examination by any Tax Authority or proceeding involving any Governmental Authority relating to liability for Taxes, (ii) retain for a period of six years following the end of the calendar year in which the Closing occurs, or if longer, the period required by applicable Tax law, and provide to the Company all records and other information that may be relevant to any such Tax Return, audit or examination, proceeding or determination, and (iii) provide the Company with a copy of any final determination of any such audit or examination, proceeding or determination that affects any amount required to be shown on any Tax Return of the Company or any of its Subsidiaries for any period. Without limiting the generality of the foregoing, each Parent shall retain, until the expiration of the applicable statutes of limitation (including any extensions thereof), or if longer, the period required by applicable Tax law, copies of all Tax Returns, supporting work schedules and other records (including any other documents or information required to be retained in accordance with applicable Tax law) relating to Tax periods or portions thereof ending on or prior to the Closing Date that concern the Contributed Assets, the Contributed Subsidiaries or the Assumed Liabilities. In furtherance of the foregoing, each Parent shall provide any information reasonably required by the Company for Tax purposes and shall cooperate with the Company with respect to matters relating to the intended Tax treatment of the Company, the Parents and their respective Affiliates (including without limitation with respect to any information reporting or gain recognition agreement obligations that the Parents, the Company or their respective Subsidiaries may have as a result of or in connection with the transactions contemplated under this Agreement).

(b) The Parents agree that the transactions contemplated by this Agreement constitute a disposition of a trade or business within the meaning of Section 41(f)(3) of the Code. The Parents will provide to the Company upon request all information necessary to permit the Company to apply the provisions of Section 41(f)(3)(A) of the Code.

(c) The Company shall timely prepare all Tax Returns with respect to the Company and the Contributed Subsidiaries for any Tax period beginning before and ending after the Closing Date (a “Straddle Period”) and all Tax Returns for any Tax period ending on or before the Closing Date (a “Pre-Closing Period”) that is to be filed after the Closing Date and, with the prior written consent of the Parent that contributed the Contributed Subsidiary relating to each such Tax Return (which consent shall not be unreasonably withheld or delayed), shall file or cause to be filed such Tax Returns. SG Parent acknowledges and agrees that Tax Returns prepared by the Company pursuant to this Section 6.05(c) may include, at the discretion of the

Company, United States federal (and applicable state and local) Tax Returns of SG Contributed Subsidiaries for Pre-Closing Periods reflecting the election of a tax year for United States federal (and applicable state and local) Tax purposes that ends on the day prior to the Closing Date; provided (i) such elections do not require any such SG Contributed Subsidiaries to change their reporting period for any purposes other than United States tax purposes (including financial accounting and non-US tax purposes), (ii) the Company has reasonably determined that such elections are permitted under applicable law and (iii) such elections are not reasonably expected to materially increase the United States tax liability of any of the SG Contributed Subsidiaries or of Saint-Gobain or of any of their Affiliates.

(d) The Company shall pay or cause to be paid all Taxes with respect to the Company, the Contributed Assets and the Contributed Subsidiaries shown as due on the Tax Returns filed for a Straddle Period or a Pre-Closing Period pursuant to Section 6.05(c); provided, that each Parent shall be liable for and shall reimburse the Company for any such Taxes attributable to the portion of such Straddle Period beginning before and ending as of the Closing Date or to a Pre-Closing Period (including Taxes resulting from the transactions contemplated by this Agreement but, except as provided in Section 13.03, not including transfer, stamp, registration, sales, use, value added and similar Taxes imposed with respect to the Parents’ Reorganizations or the contributions contemplated by Article III) and attributable to such Parent’s Contributed Subsidiaries (except to the extent that such Taxes were taking into account as a liability in calculating Adjusted Net Working Capital). For this purpose, any Tax that becomes due after the Closing Date by reason of an action of the Company with respect to any unrecognized gain (whether or not realized) in the Contributed Assets or Contributed Subsidiaries (including the Company’s failure to use them in the manner described in Treas. Reg. Section 1.367(e)-2(b)(2)(i)(E)((i)) shall not be treated as Tax attributable to a Pre-Closing Period of the portion of a Straddle Period ending before the Closing Date. Any Taxes arising from or with respect to the Contributed Subsidiaries or the Business for a Straddle Period shall be apportioned between the Company and the appropriate Parent by allocating real and personal property taxes between such Parent and the Company based on the ratio of the number of days in the Straddle Period occurring before the Closing Date to the number of days in the Straddle Period occurring on or after the Closing Date and by assuming, with respect to all other Taxes, that the Contributed Subsidiary or Business had a tax period that ended at the close of business on the day immediately prior to the Closing Date and closed its books as of that time. The Company shall reimburse the appropriate Parent for any such Taxes paid by the Parents for which the Company is liable pursuant to this Section 6.05(d).

(e)Each Parent shall be liable for, and shall hold harmless and indemnify the other Parent, the Company and its Subsidiaries (including the Contributed Subsidiaries) against, Taxes (and related Damages) imposed on the other Parent, the Company, any of its Subsidiaries or the Contributed Assets that are attributable to such Parent’s Contributed Subsidiaries and to the portion of a Straddle Period beginning before or on and ending as of the Closing Date or to a Pre-Closing Period (excluding Taxes taken into account as a liability in calculating such Parent’s Adjusted Net Working Capital and taking into account any resulting actual refund or reduction in liability for Taxes imposed on the Company or any of its Subsidiaries attributable to the portion of the Straddle Period beginning before and ending as of the Closing Date or to a Pre-Closing Period). For the avoidance of doubt, each Parent’s indemnification obligation under this Section

6.05(e) shall include any Taxes imposed as a result of a later audit or examination or required by law and shall not be subject to the Indemnity Caps or the Indemnity Threshold.

(f) The Company shall engage one or more independent accounting firms of national reputation in the applicable jurisdictions to assist in the preparation of the Tax Returns of the Company and its Subsidiaries.

(g) The following procedures shall apply with respect to any written claim with respect to Taxes made by any Governmental Authority or other Person that, if pursued successfully, could serve as the basis for a claim for indemnification of the Company or its Subsidiaries under this Agreement (a “Tax Claim”):

(i) If any Governmental Authority or other Person asserts a Tax Claim, if the party hereto first receiving notice of such Tax Claim is the Company or its Subsidiaries, than the Company shall within 10 days of receipt provide written notice of such Tax Claim to the party hereunder that would be required to indemnify the Company hereunder in respect of such Tax (the “Tax Indemnifying Party”), and if the party hereto first receiving notice of such Tax Claim is the Tax Indemnifying Party, then such Tax Indemnifying Party shall promptly provide written notice of such Tax Claim to the Company. Such notice in each case shall specify in reasonable detail the basis for such Tax Claim and shall include a copy of any relevant correspondence received from the Governmental Authority or other Person.

(ii) The Company shall control the defense and prosecution of all Tax Claims. The Tax Indemnifying Party shall cooperate in good faith with the Company and its authorized representatives in order to contest effectively such Tax Claim. The Company shall inform the Tax Indemnifying Party of all developments and events relating to such Tax Claim (including providing to Tax Indemnifying Party copies of all written materials relating to such Tax Claim), and Tax Indemnifying Party or its authorized representatives shall be entitled, at the expense of Tax Indemnifying Party, to attend and participate in, but not control, all conferences, meetings and proceedings relating to such Tax Claim. The Company shall provide the Tax Indemnifying Party drafts of all written submissions relating to such Tax Claims in advance for comment and review.

(iii) The Company shall not enter into any compromise or settlement of such Tax Claim that would result in any Tax detriment to the Tax Indemnifying Party without the consent of such party, such consent not to be unreasonably withheld or delayed; provided however that if in any case such consent is not granted, the Company may elect to enter into such compromise or settlement of such Tax Claim notwithstanding, if it obtains advice from an expert on taxation for the jurisdiction in question of national standing in the relevant jurisdiction to the effect that the compromise or settlement is in the best interests of both the Company and the Tax Indemnifying Party.

(h) The Company shall, at the request of SG Topco, following the reasonable determination of Saint Gobain that gain realized for US federal income tax purposes as a result of the conversion of the SG Contributed Subsidiary holding the SG Contributed Assets located in the United States to a disregarded entity for such purposes qualifies for non-recognition taking into account the provisions of Sections 332 and 367(e)(2) of the Code cause an authorized officer of the Company to sign the statement referred to in Treas. Reg. Section 1.367(e)-2(b)(2)(i)(E)(5)(ii) with respect to the SG Contributed Assets located in the United States, in form and substance reasonably acceptable to the Company (it being understood that the Company in evaluating the substance of such statement may require an independent valuation or other equivalent valuation information regarding the value of assets reported thereon).

Section 6.06 Administration of Accounts. All payments and reimbursements received by either Parent or their respective Affiliates after the Closing Date that would have been payable to a Contributed Subsidiary prior to the Closing Date shall be promptly paid over to the Company without right of set-off. All payments and reimbursements that constitute Excluded Assets or relate to an Excluded Liability received by the Company after the Closing Date shall be promptly paid over to applicable Parent without right of set-off.

Section 6.07 Undisclosed Contracts. Promptly after the date hereof, subject to Applicable Law, each of Owens Corning and Saint-Gobain shall, with respect to each of the Contracts of its Business that contain confidentiality or non-disclosure provisions requiring the specific approval of customers or other Persons for disclosure of the terms thereof (the “Undisclosed Contracts”), use reasonable commercial efforts to obtain the approval of customers or other Persons as necessary to enable (i) each Parent and its Representatives to conduct a review of the Undisclosed Contracts of the other Parent’s Business to which such Parent shall have been denied access prior to the date hereof, and (ii) the Company to conduct the Business from and after the Closing Date. Upon receiving the approvals of customers or other Persons, as the case may be, as contemplated by the preceding clause (i), each Parent shall permit the other Parent’s Representatives to conduct a review of such Undisclosed Contracts, subject to the terms and conditions of the approvals, the provisions of the Confidentiality Agreement and the provisions of Applicable Law.

Section 6.08 No Transfer or Assumption of Asbestos Liabilities. No Party, nor any Contributed Subsidiary or Existing JV, is (as result of this Agreement or any of the transactions contemplated hereby) assuming or responsible for any liabilities or obligations (under any legal theory or cause of action, including without limitation, based on theories of fraudulent conveyance, successor liability or piercing the corporate veil) arising out of, resulting from or related to, any Asbestos Materials or Asbestos Laws, arising out of or relating in any manner to, any other Party and/or any of its current or former divisions or Affiliates (or any of their respective predecessors) or any of their respective current or former operations, transactions, activities, conditions, occurrences, acts or omissions.

Section 6.09 Affiliate Agreements. Except as expressly contemplated by the Transaction Documents, (i) Owens Corning shall cause all agreements between an OC Contributed Subsidiary and any Affiliate thereof (other than another OC Contributed Subsidiary) to be terminated prior to the Closing and (ii) Saint-Gobain shall cause all agreements between an SG Contributed Subsidiary and any Affiliate thereof (other than another SG Contributed Subsidiary)to be terminated prior to the Closing.

Section 6.10 Disclosure of Missing Documents. Saint-Gobain shall, within ten days following the date hereof, provide a true and correct copy of (i) each item marked as “Within 10 days of Signing” on Schedule 6.10 attached hereto and (ii) each contract listed Schedule 4.02(w) to Owens Corning.

ARTICLE VII

INTENTIONALLY OMITTED

ARTICLE VIII

EMPLOYEE AND EMPLOYEE BENEFIT MATTERS

Section 8.01 Employee and Employee Benefit Matters. The Parties agree as to employee and employee benefit matters as set forth below:

(a) Employment of Business Employees. As of the Closing Date, the Parents shall cause the Company and its Subsidiaries to (i) continue to employ (where employment continues automatically by operation of law) on the Closing Date, or (ii) offer employment (where employment does not continue automatically by operation of law) as of the Closing Date to, each Business Employee who is actively employed immediately prior to the Closing Date (the employees described in clauses (i) and (ii) who continue employment with the Company or its Subsidiaries or accept such offers of employment with the Company or its Subsidiaries will be referred to as the “Company Employees”). The Company also shall, or shall cause its Subsidiaries to, continue to employ (where employment continues automatically by operation of law) or offer re-instatement or employment (where employment does not continue automatically by operation of law), as the case may be, to each Business Employee who is not actively employed immediately prior to the Closing Date and who has a right of re-instatement (collectively, “Inactive Employees”), in each case on return from any leave or other absence to the extent the Parents or their respective Affiliates would have been required immediately prior to the Closing Date to reinstate such Inactive Employee pursuant to Applicable Law or any applicable Parent policy (pursuant to the terms of such policy as in effect as of the date hereof). A list of Inactive Employees as of February 1, 2007 is set forth on Schedule 8.01(a). Such list shall be updated by the Parents as of the Closing Date. Any Inactive Employee who returns to active employment or becomes actively employed by the Company or its Subsidiaries upon conclusion of his or her leave or absence as set forth in this Section 8.01(a) shall be treated as a Company Employee upon his or her return to active employment with the Company or its Subsidiaries. Business Employees who do not become actively employed by the Company or its Subsidiaries shall not be considered Company Employees under this Agreement, and the Company or its Subsidiaries shall have no obligations or liability with respect to such employees except for any benefits payable under any Transferred DB Plans as described in this Article VIII. For such employees, any and all employment-related obligations and liabilities (except for any benefits payable under any Transferred DB Plans as described in this Article VIII) shall remain with the applicable Parent or its Affiliates (other than the Company and its Subsidiaries).

(b) Terms and Conditions of Employment. For all hourly and salaried Company Employees who are not covered by a collective bargaining agreement that covers the terms and conditions of employment and that will be assumed by the Company as of the Closing Date, except where Applicable Law provides otherwise, the Company shall, or shall cause its

Subsidiaries to, initially offer wages (including participation in variable compensation plans), hours, benefits and other terms and conditions of employment that are comparable in the aggregate (except for equity compensation) to the wages, hours, benefits and other terms and conditions of employment that were provided to such employees by Owens Corning and Saint-Gobain and/or their Affiliates immediately prior to the Closing Date; provided, however, the base salary, work location, and any other applicable benefits to be offered to Company Employees shall be such that the formation of the Company and/or transfer of employment to the Company or any of its Subsidiaries should not result in the entitlement to severance benefits under any plan of the Parents or their Affiliates or Applicable Law. Subject to the requirement in the preceding sentence regarding the avoidance of triggering severance payments, the Company shall have the sole discretion to determine the wages, employee benefits and terms of employment to be provided to Company Employees; provided, however, the intended employee benefits to be initially provided to the Company Employees shall include those provided through: the Transferred DB Plans, Transferred DC Plans, Retained DB Plans, Retained DC Plans, Risk Plans and new stand-alone plans as set out in Schedule 8.01(b) (collectively, the “Benefit Schedules”). Notwithstanding the foregoing, where the Benefit Schedules specifically state that a “Special Treatment/Exception” shall apply, the terms of such schedule shall control. The Parties agree that, in any jurisdiction, the Company and its Subsidiaries will after the Closing Date either: (i) endeavor to participate in the Retained Plans, as applicable, (ii) assume responsibility for the Transferred Plans, as applicable, or (iii) shall establish or not establish new stand-alone plans, as applicable. In the event that the Company offers to enter into an individual arrangement with a Company Employee, then the Company Employee may choose to enter into such arrangement in lieu of receiving the compensation and benefits specified above.

(c) Employees Representative Agreements. As of the Closing Date, the Company shall, or shall cause its Subsidiaries, consistent with Applicable Law, to (i) continue to give effect to any collective bargaining agreement or similar agreement (where the agreement continues automatically by operation of law) that covers Company Employees to the extent required by Applicable Law and to the same extent the respective Parents and their Affiliates were required to do so, or (ii) except as otherwise expressly agreed upon by the Parents, initially assume all rights, obligations and liabilities under any collective bargaining agreement or similar agreement (where the agreement does not continue automatically by operation of law) that covers Company Employees, and to recognize and bargain in good faith with any union that has been certified or recognized as the collective bargaining representative of Company Employees who are employed by the Company and/or its Subsidiaries. The Parents and their Affiliates and the Company and its Subsidiaries shall cooperate and take all necessary steps and fulfill all of their respective obligations under Applicable Law and the terms of any applicable agreement, including obtaining any prior approvals or consents, or engaging in any prior discussions or consultations, on a timely basis, as may be legally required in order to effectuate the foregoing.

(d) Credit for Service. The Company shall, or shall cause its Subsidiaries to, credit Company Employees for service earned prior to the Closing Date with the Parents and their Affiliates, or any of their respective predecessors members of the Parent group of companies, in addition to service earned with the Company and its Subsidiaries on or after the Closing Date, (i) to the extent that service is relevant for purposes of eligibility, vesting or the calculation of vacation, sick days, severance, layoff and similar benefits under any retirement (other than benefit accrual purposes with respect to Transferred DB Plans) or other employee benefit plan, program or arrangement of the Company or any of its Subsidiaries for the benefit of the Company Employees on or after the Closing Date, and (ii) for such additional purposes as may be required by Applicable Law; provided, however, that (A) the service that is credited pursuant to this Section 8.01(d) may not be greater than the service credited for the applicable purpose by the Parent and its Affiliates immediately prior to Closing Date, and (B) Company Employees shall not receive any such service credit (1) where it would result in duplication of benefits, or (2) in excess of the amount permitted under Applicable Law.

If Company Employees participate in a Retained Plan sponsored by a Parent or any of its Affiliates (other than the Company or its Subsidiaries), on or after the Closing Date, the Parent shall, or cause its Affiliates to, credit such Company Employees with service earned on and after the Closing Date with the Company and its Subsidiaries (and any of their successors) for purposes of vesting and eligibility and to recognize the effect of future pay increases applicable in such plan; provided, however, that Company Employees shall not receive any such service credit where it results in a duplication of benefits.

(e) Pre-existing Conditions; Coordination. Where applicable, the Company shall, or shall cause its Subsidiaries to, waive limitations on benefits relating to any pre-existing conditions of the Company Employees and their eligible dependents to the extent that such limitations were waived under the applicable OC Benefit Plan or SG Benefit Plan. Where applicable, the Company shall, and shall cause its Subsidiaries to, recognize for purposes of annual deductible and out-of-pocket limits under their health plans applicable to Company Employees, deductible and out-of-pocket expenses paid by Company Employees and their respective dependents under the Parents’ or any of their Affiliates’ health plans in the calendar year in which the Closing Date occurs to the extent that the respective Parents, as applicable, provide the Parents and the Company as of the Closing Date with detailed information as to the amount of such deductible and out-of-pocket expenses paid by the Company Employees.

Section 8.02 Allocation of Pre-Closing Employment Liability. Owens Corning and its Affiliates (other than the Company and its Subsidiaries) shall, other than with respect to (i) Retirement Benefits and Risk Benefits provided in Section 8.04 and Section 8.05 and (ii) any employment or benefit litigation arising out of claims alleging discrimination, be responsible for any and all employment-related obligations and liabilities (including but not limited to wages, bonuses, commissions, vacation, leave, employee benefits, severance, and other compensation), for OC Employees incurred prior to the Closing Date, or arising out of conduct by Owens Corning or its Affiliates first occurring prior to the Closing Date, to the extent it is related to the period up to the Closing Date, under any Applicable Laws, regulations, collective bargaining agreements, or other agreements, or imposed by any administrative, judicial, or governmental body. Saint-Gobain or its Affiliates (other than the Company and its Subsidiaries) shall, other than in relation to (i) Retirement Benefits and Risk Benefits provided in Section 8.04 and Section 8.05 and (ii) any employment or benefit litigation arising out of claims alleging discrimination, be responsible for any and all employment-related obligations and liabilities (including but not limited to wages, bonuses, commissions, vacation, leave, employee benefits, severance, and other compensation), for SG Employees incurred prior to the Closing Date, or arising out of conduct by Saint-Gobain or its Affiliates first occurring prior to the Closing Date, to the extent it is related to the period up to the Closing Date, under any Applicable Laws, regulations, collective bargaining agreements, or other agreements, or imposed by any administrative, judicial, or governmental body.

Section 8.03 Allocation of Post-Closing Employment Liability. The Company or its Subsidiaries shall be responsible for any and all employment-related obligations and liabilities for Company Employees not covered by (i) Section 8.02 or (ii) the Retirement Benefits and Risk Benefits provided in Section 8.04 and Section 8.05, provided, however, that the Company shall not be responsible for any strike or strike-related conduct by employees of the Business prior to the Closing Date.

Section 8.04 Allocation of Retirement Benefit Liabilities.

(a) Liabilities for Transferred DB Plans.

(i) The Parties agree that the sponsorship, obligations, and liabilities in respect of the Transferred DB Plans will be transferred to and assumed by the Company or any of its Subsidiaries with effect on and from the Closing Date by operation of Applicable Law or by the transactions contemplated by this Agreement.

(ii)

(A) For each Transferred DB Plan that was sponsored by Owens Corning or its Affiliates immediately prior to Closing (the “OC Transferred DB Plans”), Owens Corning’s actuary (the “OC Actuary”) and Saint-Gobain’s actuary (the “SG Actuary,” together with the OC Actuary, the “Actuaries”) shall determine within 60 days of the Closing Date the value of the projected benefit obligation of such OC Transferred DB Plan based on a FAS/IAS methodology and on the actuarial assumptions set forth on the applicable Benefit Schedule and the market value of the assets of each such Transferred DB Plan as of the Closing Date. For each Transferred DB Plan that was sponsored by Saint-Gobain or its Affiliates immediately prior to Closing (the “SG Transferred DB Plans”), the Actuaries shall determine within 60 days of the Closing Date the value of the projected benefit obligation of such SG Transferred DB Plan based on a FAS/IAS methodology and on the actuarial assumptions set forth on the applicable Benefit Schedule and the market value of the assets of each such Transferred DB Plan as of the Closing Date. The excess of the value of the projected benefit obligation of a Transferred DB Plan over the current value of the assets of such Transferred DB Plan as of the Closing Date constitutes the “Unfunded Liabilities” of such Transferred DB Plan. Within 60 days after the Closing Date, the Actuaries shall determine the aggregate Unfunded Liabilities for all the OC Transferred DB Plans (the “OC Pre-Close Unfunded Liabilities”) and the aggregate Unfunded Liabilities for all the SG Transferred DB Plans (the “SG Pre-Close Unfunded Liabilities”).

(B) The OC Pre-Close Unfunded Liabilities and SG Pre-Close Unfunded Liabilities shall be adjusted as determined by the Actuaries in accordance with the methodology as set forth in Schedule 8.04(a)(ii)(B) within 60 days following: (i) the end of each calendar year prior to the termination of the Joint Venture, and (ii) the termination of the Joint Venture, taking into account any contributions made to a Transferred DB Plan and any benefit payments made to a Company Employee directly by the Company or its Subsidiaries with respect to a Transferred DB Plan in the relevant period. Such adjusted amounts shall be referred to as the “Adjusted OC Pre-Close Unfunded Liabilities” and the “Adjusted SG Pre-Close Unfunded Liabilities”, as applicable.

(C) Each time that an adjustment is made to the OC Pre-Close Unfunded Liabilities and SG Pre-Close Unfunded Liabilities in accordance with Section 8.04(a)(ii)(B) above in respect of payments made to fund a Transferred DB Plan or benefit payments to a Company Employee directly by the Company or its Subsidiaries with respect to a Transferred DB Plan, an allocation of the portion of each such payment that will be charged to the applicable Parent shall be made by the Actuaries based on the percentage of such payment that is attributable to the pre-closing service in accordance with the methodology set forth in Schedule 8.04(a)(ii)(B). The amount chargeable under this Section 8.04(a)(ii)(C) to a Parent shall be contributed by the applicable Parent in cash to the Company if such payment would not result in a Tax to the Company, or its Subsidiaries or Parent or its Affiliates or loss of Tax deduction which the Company, or its Subsidiaries or Parent or its Affiliates would have received if payment had been made directly by Parent for such benefits or contributions, or shall be accounted for as an OC Shortfall Shareholder Loan or SG Shortfall Shareholder Loan, as applicable, pursuant to Section 3.05.

(D) Each time that the Actuaries are required to make a determination hereunder, the Parents shall instruct the Actuaries to use all reasonable efforts to reach mutual agreement as to the determination that is to be made. Saint-Gobain shall make available to the Owens Corning Actuary all information reasonably required by the Owens Corning Actuary to verify the Saint-Gobain Actuary’s calculations. Owens Corning shall make available to the Saint-Gobain Actuary all information reasonably required by the Saint-Gobain Actuary to verify the Owens Corning Actuary’s calculations. The fees and expenses of Saint-Gobain Actuary shall be paid by Saint-Gobain and those of Owens Corning Actuary shall be paid by Owens Corning. If the Actuaries are not able to reach mutual agreement with respect to any calculation required to be made hereunder by the Actuaries, then the determination of such calculation shall be referred for a final decision to an independent actuary to be nominated jointly by Saint-Gobain and Owens Corning. The Parties shall request that the actuary so appointed use all reasonable efforts to make its determination within 10 business days. The person so appointed shall act as an expert and not as an arbitrator, such person’s decision shall be final and binding, and such person’s fees and expenses shall be shared equally by Saint-Gobain and Owens Corning.

(E) During the period from the Closing Date until the termination of the Joint Venture, the Company and its Subsidiaries will not without the consent of both Parents pay any amounts to fund a Transferred DB Plan in excess of the minimum funding requirements under Applicable Law except with respect to contributions made to the funded OC Transferred DB Plan in Japan up to the amount of the OC Pre-Close Unfunded Liabilities and Ongoing Service Cost with respect to such plan.

(iii) Upon termination of the Joint Venture, in the event that the Adjusted SG Pre-Close Unfunded Liabilities exceed an amount equal to two-thirds of the Adjusted OC Pre-Close Unfunded Liabilities, Saint-Gobain shall pay to Owens Corning, in USD, within 30 days after the calculation of such amounts are finalized, an amount equal to the

Adjusted SG Pre-Close Unfunded Liabilities minus two-thirds of the Adjusted OC Pre-Close Unfunded Liabilities, or if the payment date of the Exit Price of the Option under the Option Agreement has not yet occurred, such amount shall be considered a reduction in the Exit Price as set forth in the Option Agreement (the “SG Pension Exit Price Adjustment”). In the event that the Adjusted SG Pre-Close Unfunded Liabilities is less than an amount equal to two-thirds of the Adjusted OC Pre-Close Unfunded Liabilities, Owens Corning shall pay to Saint-Gobain, in USD, within 30 days after the calculation of such amounts are finalized, an amount equal to two-thirds of the Adjusted OC Pre-Close Unfunded Liabilities minus the Adjusted SG Pre-Close Unfunded Liabilities, or if the payment date of the Exit Price of the Option under the Option Agreement has not yet occurred, such amount shall be considered an increase in the Exit Price as set forth in the Option Agreement (the “OC Pension Exit Price Adjustment”).

(b) Liabilities for Transferred DC Plans. The Parties agree that the sponsorship, obligations, and liabilities in respect of the Transferred DC Plans will be transferred to and assumed by the Company or any of its Subsidiaries with effect on and from the Closing Date by operation of Applicable Law or by the transactions contemplated by this Agreement.

(c)Consents for Transferred Plans. The Parties shall use their best reasonable efforts to obtain as soon as practicable and in close consultation (if requested) with the Company or its Subsidiaries, any applicable consents, consultations and approvals required by Applicable Law to transfer or caused to be transferred to the Company or any of its Affiliates the liabilities and assets of the Transferred Plans, including but not limited to the consent, consultation and approval of any applicable works council, Company Employee, Governmental Authority, trustee, insurer, or other entity involved in the management of such plan. Notwithstanding the foregoing, in the event that Applicable Law expressly prohibits the transfer of plan assets for the benefit of any Company Employee, even with appropriate consents, consultations, and approvals like those described above, the parties agree that they shall in good faith cooperate and work with each other to take such actions as are permissible under such Applicable Law or practice to carry out to the fullest extent possible the spirit and purposes of such provision.

(d) Liabilities for Retained DB Plans in which Company participates post Closing.

(i) Owens Corning or any of its Affiliates or Saint-Gobain or any of its Affiliates, as applicable, shall bear any pre-Closing liabilities associated with any Retained DB Plans where the Company or any of its Subsidiaries are admitted to participate in such plan with effect on and from the Closing Date in respect of the Company Employees that are affected by post-Closing events (e.g. – future pay increases, or service counting towards eligibility for subsidized benefits, plan amendments) save that the Company or any of its Subsidiaries shall bear the costs of any such pre-Closing liabilities that are increased by a collective dismissal procedure implemented by the Company or by the relevant Subsidiary thereof. The Company shall notify the Parents in advance of planned pay increases and other anticipated events affecting liabilities in any such Retained DB Plans, as applicable.

(ii) If Company Employees participate in a Retained Benefit Plan sponsored by Owens Corning or any of its Affiliates (other than the Company or its

Subsidiaries), or Saint-Gobain or any of its Affiliates (other than the Company or its Subsidiaries) (in either case, the “Sponsoring Entity”), as the case may be, on or after the Closing Date, the annual calendar year cost (“Annual Cost”) to be charged to the Company with respect to such participation shall equal (i) the Ongoing Service Cost, as applicable, plus or minus (ii) the increase or decrease in the projected benefit obligation in respect of all service credited under the plan for Company Employees or retirees affected by a collective dismissal procedure implemented by the Company or by one of its Subsidiaries. The Company or its relevant Subsidiary shall pay, or otherwise credit in a tax advantageous manner, the Annual Cost in full to the Sponsoring Entity by the end of the applicable calendar year. In the event any Annual Cost is unpaid, or otherwise not credited, as of the start of a year, an additional annual charge (“Additional Annual Charge”) will be imposed on the Company or its relevant Subsidiary that will consist of (a) the interest cost on accumulated unpaid Annual Costs since the establishment of the Company or its relevant Subsidiary, and (b) a prorata share of any annual FAS 87 or FAS 106 gain/loss amortization, based on the ratio of accumulated unpaid Annual Costs of the Company or its relevant Subsidiary since the establishment of the Company or the relevant Subsidiary to the plan’s total projected benefit obligation.

(e) Liabilities for Retained DC Plans in which the Company participates post Closing. The Parties agree that where the Company or any of its Subsidiaries are admitted to participate in a Retained DC Plan with effect on and from the Closing Date in respect of the Company Employees the Company or any of its Subsidiaries, as applicable, shall pay such contributions to the relevant Retained DC Plan representing contributions made by or on behalf of the Company Employees and shall pay any expenses to such plan on the same basis that applies to other participating employers from time to time.

(f) Liabilities for Retained Plans in which the Company does not participate post Closing. The Parties agree that where the Company or any of its Subsidiaries do not participate in the Retained Plans on and from the Closing Date the sponsorship, obligations, and pre-Closing liabilities in respect of such plan will be retained by the relevant Parent or any of its Affiliates by operation of Applicable Law or by the transactions contemplated by this Agreement. Each Parent, as applicable, shall take all appropriate and necessary actions to effectuate the foregoing.

Section 8.05 Allocation of Risk Benefit Liabilities. The Parties agree that if a liability or cost attributable to a Risk Plan or a workers compensation claim is attributable to a single event, a series of events, or a prolonged event that occurs only prior to the Closing Date, then the applicable Parent or any of its applicable Affiliates (other than the Company and its Subsidiaries) shall be responsible for that liability or cost even if the claim is filed post-Closing. The Parties agree that if a liability or cost attributable to a Risk Plan or a workers compensation claim is attributable to a series of events or a prolonged event covering both the pre-Closing and post-Closing period, the Company and any of its Subsidiaries shall be responsible for such liability or cost. Moreover, the Company and any of its Subsidiaries shall be responsible for the liabilities or costs in respect of the Risk Plans and workers compensation claims attributable to a single event that occurs on or after the Closing Date.

Section 8.06 Employees Consultation and Notification. Prior to the Closing Date, Owens Corning and its Subsidiaries shall, and shall cause its respective managers, agents and representatives to, comply with all requirements under applicable labor and employment Laws of the applicable jurisdictions and any collective bargaining agreements applicable to the employees of Owens Corning’s Business to inform, and/or consult with, the relevant unions and local works councils of Owens Corning and its Subsidiaries and to satisfy other employees’ or employee representatives’ consultation or notification requirements, in each case in connection with the transaction contemplated hereby. Prior to the Closing Date, Saint-Gobain and its Subsidiaries shall, and shall cause their respective managers, agents and representatives to, comply with all requirements under applicable labor and employment Laws of the applicable jurisdictions and any collective bargaining agreements applicable to employees of Saint-Gobain’s Business to inform, and/or consult with, the relevant unions and local works councils of Saint-Gobain and its Subsidiaries and to satisfy other employees’ or employee representatives’ consultation or notification requirements, in each case in connection with the transaction contemplated hereby. Prior to the Closing Date, Owens Corning and Saint-Gobain and their respective Subsidiaries shall reasonably cooperate with each other with respect to the provision of information required or desired to be provided in connection with such information and consultation formalities, and the Parties shall provide each other with a reasonable opportunity to review and comment on any proposed information supplied and to approve any proposed reference to the Company and/or its business plan. With respect to any notices, consultations, and payments relating to events occurring prior to the Closing Date, the respective Parties shall be responsible for and assume all liability for any and all notices, consultations, payments, fines or assessments due to any Governmental Authority, employees or otherwise, relating to the employment, discharge, or layoff of employees of the respective Parties before the Closing Date. Likewise, with respect to any notices, consultations, and payments related to events occurring on or after the Closing Date, the Company and its Subsidiaries shall be responsible for and assume all liability for any and all notices, consultations, payments, fines or assessments due to any Governmental Authority, employees or otherwise, relating to the employment, discharge, or layoff of Company Employees of the Company and its Subsidiaries on or after the Closing Date.

Section 8.07 Cooperation and Assistance.

(a) Cooperation of the Company. On and after the Closing Date, the Company shall, and shall cause its Subsidiaries to, cooperate with the Parents to provide, to the extent permitted by Applicable Laws, such current information regarding the Company Employees and former OC Employees and SG Employees on an ongoing basis as may be reasonably necessary to facilitate determinations of eligibility for, and payments of benefits to, the Company Employees under the Parent Plans.

(b) Cooperation of Parents. On and after the Closing Date, the Parents shall, and shall cause their Affiliates to, cooperate with the Company to provide, to the extent permitted by Applicable Laws, such current information regarding the Company Employees, Inactive Employees and former OC Employees and SG Employees on an ongoing basis as may be reasonably necessary to facilitate determinations of eligibility for, and payments of benefits to, the Company Employees under the employee benefit plans of the Company and its Subsidiaries.

(c) Consultation with Employee Representative Bodies. The Parties hereto shall, and shall cause their respective Affiliates to, mutually cooperate in undertaking all reasonably necessary or legally required provision of information to, or consultations, discussions or negotiations with, employee representative bodies (including any unions or works councils) which represent employees affected by the transactions contemplated by this Agreement.

Section 8.08 Seconded Employees. Each Parent shall, and shall cause its respective Affiliates to, take all necessary steps to ensure that the secondment agreements or arrangements in respect of any employees seconded to either or both of them and assigned to the Business, can lawfully, and without violating such secondment agreements or arrangements, be transferred or assigned to the Company or its Subsidiaries. In the event that the consent of a third party shall be necessary for the transfer or assignment of any such secondment agreement or arrangement to the Company or its Subsidiaries, the applicable Parent or its applicable Affiliates shall secure such consent or obtain a waiver of the requirement for such consent. Each Parent shall, and shall cause its respective Affiliates to ensure that no secondment agreement or arrangement transferred to the Company or its Subsidiaries shall be terminated or cancelled by the Parent or relevant Affiliate, unless otherwise expressly agreed to in writing by the Company or its Subsidiaries.

Section 8.09 Layoffs. From the date of this agreement until the Closing Date, the Parents shall not, and shall cause their respective Affiliates not to, take any action affecting more than fifty employees engaged in the Business, respectively, that would constitute a mass layoff, a mass termination, or a plant closing and which would trigger notice requirements or liability under any Applicable Law concerning reductions in force or any similar law, in any of the applicable jurisdictions.

Section 8.10 Key Employees.

(a) Prior to the Closing Date, Owens Corning shall, and shall cause its Affiliates to, cause (or, where employee consent is required under Applicable Law, use its best efforts to cause) each of its employees who are essential to the effective operation of the Business to be transferred to or become employed by the OC Contributed Subsidiaries and/or the Company unless otherwise expressly agreed to in writing by both Parents. Each essential OC employee shall be referred to as a “Key OC Employee” and shall be listed on Schedule 8.10(a) under the subheading “Key OC Employees”.

(b) Prior to or on the Closing Date, Saint-Gobain shall, and shall cause its Affiliates to, cause (or, where employee consent is required under Applicable Law, use its best efforts to cause) each of its employees who are essential to the effective operation of the Business to be transferred to or become employed by the SG Contributed Subsidiaries and/or the Company unless otherwise expressly agreed to in writing by both Parents. Each essential SG employee shall be referred to as a “Key SG Employee” and shall be listed in Schedule 8.10(b) under the subheading “Key SG Employees”.

(c) Schedule 8.10(c) contains a list of those Key OC Employees, if any, and Key SG Employees, if any, for which the Parents as of the date of this Agreement have expressly agreed will not be transferred to the OC Contributed Subsidiaries, the SG Contributed Subsidiaries and/or the Company. Schedules 8.10(a), 8.10(b), and 8.10(c) shall be updated as of the Closing Date, subject to the express written agreement by both Parents.

Section 8.11 No Third-Party Beneficiaries. The provisions of this Article VIII are solely for the purposes of the respective Parties to this Agreement and nothing in this Agreement expressed or implied shall confer upon any current or former Company Employee, OC Employee, or SG Employee or upon any representative of any such person, or upon any collective bargaining agent, any rights or remedies, including any third party beneficiary rights or any right to employment or continued employment for any specified period, of any nature or kind whatsoever under or by reason of this Agreement.

ARTICLE IX

REAL PROPERTY AND RELATED MATTERS

Section 9.01 Certain Real Property and Related Matters. The Parties shall cooperate with each other and use reasonable commercial efforts to obtain any consents or approvals required in connection with the Leased Real Property and to obtain from applicable landlords or other third parties the release of the applicable Parent and its Affiliates from all liabilities and obligations with respect thereto.

ARTICLE X

CONDITIONS TO CLOSING

Section 10.01 Conditions to Obligations of Each Party (other than the Company). The obligations of each Party, other than the Company to consummate the Closing are subject to the satisfaction (or waiver by each Party, other than the Company) of the following conditions:

(a) any applicable waiting period (and any extension thereof) and any agreement with any Governmental Authority not to close the transaction under any Antitrust or Competition Law relating to the Contemplated Transactions shall have expired or been terminated and any necessary approvals under any Antitrust or Competition Law shall have been obtained, and there shall not be (i) any pending action or proceeding in which a Governmental Authority is seeking to enjoin the Contemplated Transactions, (ii) a final, nonappealable order entered by a Governmental Authority that enjoins or otherwise prohibits the Contemplated Transactions or (iii) an investigation by a Governmental Authority is pending or threatened;

(b) no provision of any Applicable Law and no judgment, injunction, order or decree issued by a court or other Governmental Authority of competent jurisdiction shall prohibit the Closing;

(c) no action or proceeding shall be pending before any court or other Governmental Authority that seeks to prohibit the Closing, or impose damages or obtain other relief in connection with the Contemplated Transactions that (i) is brought by any Governmental Authority having jurisdiction in respect thereof or (ii) is brought by any Person (other than a Governmental Authority) if in the case of this clause (ii) such action or proceeding reasonably could be expected to prohibit the Closing or result in a Material Adverse Effect on either of the Parents or the Business;

(d) all actions by or in respect of, or filings with, any Governmental Authority required to permit the consummation of the Closing shall have been taken or made;

(e) the Company shall have in place the Facility; and

(f) the consents, approvals or permits contemplated by Schedule 10.01(f) shall have been obtained.

Section 10.02 Conditions to Obligations of Owens Corning and OC Topco. The individual obligations of Owens Corning and OC Topco to consummate the Closing are subject to the satisfaction (or waiver by Owens Corning) of the following further conditions:

(a) (i) Saint-Gobain shall have performed in all material respects all of its obligations under this Agreement required to be performed by it at or prior to the Closing, (ii) the representations and warranties of Saint-Gobain contained in this Agreement shall be true and correct at and as of the date of this Agreement and as of the Closing Date, as if made at and as of each such date, except that those representations and warranties that by their express terms are made as of a specific date shall be required to be true and correct only as of such date, in each case except for inaccuracies that could not reasonably be expected to have a Material Adverse Effect on Saint-Gobain’s Business or the Company, and (iii) Owens Corning shall have received a certificate signed by an officer of Saint-Gobain to the foregoing effect;

(b) since the date of this Agreement, no event shall have occurred that has had or reasonably could be expected to have a Material Adverse Effect on Saint-Gobain’s Business;

(c) Saint-Gobain (or its applicable Affiliates) shall have executed and delivered, on or before the Closing Date, each of the Transaction Documents that are required to be executed by Saint-Gobain or its Subsidiaries; and

(d) Saint-Gobain shall have completed its Reorganization as contemplated by Section 2.03.

Section 10.03 Conditions to Obligations of Saint-Gobain and SG Topco. The individual obligations of Saint-Gobain and SG Topco to consummate the Closing are subject to the satisfaction (or waiver by Saint-Gobain) of the following further conditions:

(a) (i) Owens Corning shall have performed in all material respects all of its obligations under this Agreement required to be performed by it at or prior to the Closing, (ii) the representations and warranties of Owens Corning contained in this Agreement shall be true and correct at and as of the date of this Agreement and as of the Closing Date, as if made at and as of each such date, except that those representations and warranties that by their express terms are made as of a specific date shall be required to be true and correct only as of such date, in each case except for inaccuracies that could not reasonably be expected to have a Material Adverse Effect on Owens Corning’s Business or the Company, and (iii) Saint-Gobain shall have received a certificate signed by an officer of Owens Corning to the foregoing effect;

(b) since the date of this Agreement, no event shall have occurred that has had or reasonably could be expected to have a Material Adverse Effect on Owens Corning’s Business;

(c) Owens Corning (or its applicable Affiliates) shall have executed and delivered, on or before the Closing Date, each of the Transaction Documents that are required to be executed by Owens Corning or its Subsidiaries;

(d) the License Agreement of 20 October 2006 by and between Owens-Corning and US IP Holdco shall have been terminated and all Intellectual Property licensed thereto shall have been assigned to US IP Holdco as part of the OC Contributed Intellectual Property and/or shall be assigned to the appropriate entity to be licensed as part of the OC Licensed Intellectual Property; and

(e) Owens Corning shall have completed its Reorganization as contemplated by Section 2.02.

Section 10.04 Updated Disclosure Schedules. At any time prior to the Closing, each Parent shall be required to deliver to the other Parent notice (a “Disclosure Notice”) of any event or circumstance that (i) was required to be disclosed on the Disclosure Schedules as of the date of this Agreement, but which such Parent failed to so disclose and/or (ii) occurs after the date of this Agreement but on or before the Closing Date that would have been required to be disclosed on the Disclosure Schedules on the date of this Agreement had such event or circumstance existed on the date of this Agreement. Disclosure Notices shall be delivered promptly following the date on which the Parent obtains knowledge of the existence of an applicable event or circumstance, must be clearly marked as such and must be addressed to the other Parent at the addresses listed in Section 13.01. In the event any Parent delivers a Disclosure Notice within three days of any date scheduled for Closing, the other Parent shall be entitled to extend, by written notice to the updating Parent, the scheduled date for Closing to the third day after it receives the Disclosure Notice, or if such day is not a Business Day, to the next Business Day. Except for those representations, warranties, covenants or other agreements that provide for the ability of a Party to update its respective Disclosure Schedules for specified purposes, a Disclosure Notice delivered by a Parent shall be deemed to have been delivered solely for informational purposes and shall not be deemed to update the Disclosure Schedules or cure any breach of any representation, warranty, covenant or other agreement for any purposes under this Agreement (including for purposes of Sections 10.02 and 10.03 and Article XI) or to prejudice any rights of the other Parent under this Agreement, including the right to claim that the representations and warranties of the updating Parent, when made on the date of this Agreement or as of the Closing Date, were untrue, or that any condition to Closing was unfulfilled. Notwithstanding anything to the contrary contained herein, and without any further action by the Parties, the Disclosure Schedules shall be deemed to have been updated as of the Closing Date to reflect changes in the identity of the parties referenced therein resulting from the Reorganizations.

ARTICLE XI SURVIVAL; INDEMNIFICATION

Section 11.01 Survival. None of the representations, warranties, covenants or agreements of the Parties contained in this Agreement shall survive the Closing, except that:

(a) solely for purposes of the indemnification provided in Sections 11.02(a)(1) and 11.02(b)(1) and 11.02(c)(i):

(i) the representations and warranties in Sections 4.01(a) and (b) and Sections 4.02(a) and (b) shall survive the Closing indefinitely;

(ii) the representations and warranties in Sections 4.01(q) and 4.02(q) shall survive the Closing for a period ending upon the later of three years from the Closing Date or 60 days following the date on which the applicable statute of limitations expires;

(iii) the representations and warranties in Sections 4.01(n) and 4.02(n) shall survive the Closing for a period of seven years from the Closing Date; and

(iv) the representations and warranties in Sections 4.01 and 4.02 (other than those Sections referenced in the preceding clauses (i), (ii) and (iii), which shall survive solely to the extent provided by such clauses (i), (ii) and (iii)) shall survive the Closing for a period of two years from the Closing Date;

(b) those covenants and agreements set forth in this Agreement that, by their terms, are to have effect after the Closing Date shall survive for the period contemplated by the covenants and agreements, or if no period is so contemplated, indefinitely; and

(c) the obligations of the Parties under Sections 11.02(a)(2), 11.02(a)(4) and 11.02(b)(2) and 11.02(b)(4) with respect to OC Environmental Matters, OC Indemnified Environmental Matters, SG Environmental Matters and SG Indemnified Environmental Matters shall survive the Closing for a period of seven years from the Closing Date.

The representations, warranties, covenants and agreements referenced in the preceding clauses (a), (b) and (c) as surviving the Closing are referred to herein as the “Surviving Representations or Covenants”. It is understood and agreed that (x) after the Closing, the sole and exclusive remedy with respect to any breach of any Surviving Representation or Covenant shall be a claim for Damages (whether by contract, in tort or otherwise, and whether in law, in equity or both) made pursuant to this Article XI; provided, that notwithstanding the foregoing, nothing in this Article XI shall limit the right of any Party (A) to pursue an action for or to seek remedies with respect to claims for fraud or (B) to seek specific performance or other equitable relief; and (y) before the Closing, the Parties shall be entitled to the termination and other remedies set forth in Article XII and indemnification under this Article XI shall not apply. Without limiting the foregoing, it is understood that except to the extent provided in this Article XI, neither Owens Corning nor Saint-Gobain shall have any liability to the other for any diminishment in value of the other’s ownership interest (or the ownership interest of the other’s Subsidiaries) in the Company as a result of any matters giving rise to a claim for indemnification under this Article XI.

Section 11.02 Indemnification.

(a) Effective as of the Closing and subject to the limitations set forth in Sections 11.04(a) and 11.05, Owens Corning hereby indemnifies each of (x) Saint-Gobain, its Affiliates and its Representatives (together with their respective successors and permitted assigns) (the “SG Indemnified Parties”) and (y) the Company, its Affiliates and its Representatives (together with their respective successors and permitted assigns) (the “Company Indemnified Parties”) against, and agrees to defend and hold them harmless from, any and all Damages incurred or suffered by any of them arising out of, resulting from or related to (1) any breach of any Surviving Representation or Covenant made or to be performed by Owens Corning or its Subsidiaries pursuant to this Agreement, (2) any OC Excluded Liabilities (including Owens Corning’s or any of its Subsidiaries’ failure to perform or in due course pay or discharge any OC Excluded Liability), (3) any matters for which indemnification is provided by Owens Corning under Article VIII (it being understood that the terms of such indemnification shall be governed by and subject to the terms of Article VIII to the extent such terms differ from the provisions of this Article XI, (4) any OC Indemnified Environmental Matters, (5) any OC Indemnified Excluded Environmental Matters, (6) any breach of the covenant set forth in Section 5.10(k) or (7) any willful act of fraud, misfeasance or malfeasance taken prior to Closing by an employee or agent of Owens Corning or any of its Subsidiaries.

(b) Effective as of the Closing and subject to the limitations set forth in Section 11.04(b), Saint-Gobain hereby indemnifies each of (x) Owens Corning, its Affiliates and its Representatives (together with their respective successors and permitted assigns) (the “OC Indemnified Parties”) and (y) the Company Indemnified Parties, against, and agrees to defend and hold them harmless from, any and all Damages incurred or suffered by any of them arising out of, resulting from or related to (1) any breach of any Surviving Representation or Covenant made or to be performed by Saint-Gobain or its Affiliates pursuant to this Agreement, (2) any SG Excluded Liabilities (including Saint-Gobain’s or any of its Subsidiaries’ failure to perform or in due course pay or discharge any Saint-Gobain Excluded Liability), or (3) any matters for which indemnification is provided by Saint-Gobain under Article VIII (it being understood that the terms of such indemnification shall be governed by and subject to the terms of Article VIII to the extent such terms differ from the provisions of this Article XI), (4) any SG Indemnified Environmental Matters, (5) any SG Indemnified Excluded Environmental Matters, or (6) any breach of the covenant set forth in Section 5.10 (k) or (7) any willful act of fraud, misfeasance or malfeasance taken prior to Closing by an employee or agent of Saint-Gobain or any of its Subsidiaries.

(c) Effective as of the Closing, the Company hereby indemnifies the OC Indemnified Parties and the SG Indemnified Parties against, and agrees to defend and hold them harmless from, any and all Damages incurred or suffered by any of them arising out of, resulting from or related to (i) any breach of any Surviving Representation or Covenant made or to be performed by the Company pursuant to this Agreement, (ii) any Assumed Liabilities (including the Company’s failure to perform or in due course pay or discharge any Assumed Liability), (iii) any Financial Support Arrangement, (iv) any matters for which indemnification is provided by the Company under Article VIII (it being understood that the terms of such indemnification shall be governed by and subject to the terms of Article VIII to the extent such terms differ from the provisions of this Article XI) (v) any liabilities or obligations arising in connection with, resulting from or relating to the Business (but only to the extent conducted on or after the Closing Date or (vi) any breach of the covenant set forth in Section 5.10 (s)).

Section 11.03 Procedures.

(a) If any Party or any of the Parties’ respective Affiliates or Representatives shall seek indemnification pursuant to Section 11.02, the Person seeking indemnification (the “Indemnified Party”) shall give written notice to the Party from whom such indemnification is sought (the “Indemnifying Party”) promptly (and in any event within 30 days) after the Indemnified Party (or, if the Indemnified Party is a corporation, any officer or director of the Indemnified Party) becomes aware of the facts giving rise to such claim for indemnification (an “Indemnified Claim”) specifying in reasonable detail the factual basis of the Indemnified Claim, stating the amount of the Damages, if known, the method of computation thereof, containing a reference to the provision of this Agreement in respect of which such Indemnified Claim arises and demanding indemnification therefor. The failure of an Indemnified Party to provide notice in accordance with this Section 11.03, or any delay in providing such notice, shall not constitute a waiver of that Party’s claims to indemnification pursuant to Section 11.02, except to the extent that (i) any such failure or delay in giving notice causes the amounts paid or to be paid by the Indemnifying Party to be greater than they otherwise would have been or otherwise results in prejudice to the Indemnifying Party or (ii) such notice is not delivered to the Indemnifying Party prior to the expiration of the applicable survival period set forth in Section 11.01. If the Indemnified Claim arises from the assertion of any claim, or the commencement of any suit, action, proceeding or Remedial Action brought by a Person that is not a Party hereto (a “Third Party Claim”), any such notice to the Indemnifying Party shall be accompanied by a copy of any papers theretofore served on or delivered to the Indemnified Party in connection with such Third Party Claim.

(b) Upon receipt of notice of a Third Party Claim from an Indemnified Party pursuant to Section 11.03(a), the Indemnifying Party shall be entitled to assume the defense and control of such Third Party Claim subject to the provisions of this Section 11.03 by providing notice of such election to the Indemnified Party within 30 days of its receipt of notice of such Third Party Claim; provided, that any such assumption of the defense and control of a Third Party Claim shall constitute an acknowledgement and acceptance by the Indemnifying Party of its obligation to indemnify the Indemnified Party for all Damages arising out of such Third Party Claim under this Article XI. If the Indemnifying Party elects to assume the defense of a Third Party Claim, the Indemnifying Party will not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof as long as the Indemnifying Party is conducting its defense in accordance with this Section 11.03(b); provided, that if in the written opinion of counsel to any Indemnified Party a conflict of interest exists in respect of such claim, such Indemnified Party will have the right to employ separate counsel reasonably satisfactory to the Indemnifying Party to represent such Indemnified Party and in that event the reasonable fees and expenses of such separate counsel will be paid by the Indemnifying Party; provided that in the event there are multiple Indemnified Parties, the Indemnifying Party shall only have an obligation to pay the fees and expenses of one separate counsel for all Indemnified Parties. If the Indemnifying Party does not assume the defense and control of a Third Party Claim within such 30 day period, the Indemnified Party shall have the right to defend such Third Party Claim in such manner as it may deem appropriate and the Indemnifying Party shall be liable for all Damages arising out of such Third Party Claim, to the extent that such Damages are subject to indemnification by the Indemnifying Party hereunder, and shall promptly pay or reimburse the Indemnified Party for all reasonable fees and expenses incurred in the defense by the Indemnified Party of such Third Party Claim. Whether the Indemnifying Party or the Indemnified Party is defending and controlling any such Third Party Claim, it shall select counsel, contractors, experts and consultants of recognized standing and competence, shall take all steps necessary in the investigation, defense or settlement thereof, and shall at all times diligently and promptly pursue the resolution thereof. The Party conducting the defense thereof shall at all times act as if all Damages relating to the Third Party Claim were for its own account and shall act in good faith and with reasonable prudence to minimize Damages therefrom. Each of the Indemnified Party and the Indemnifying Party shall, and shall cause each of its respective Affiliates and Representatives to, reasonably cooperate with the other in connection with any Third Party Claim at the request of the other and at the expense of the Indemnifying Party. In addition, the Party not conducting the defense shall have the right to participate in the defense of such Third Party Claim at its own expense.

(c) The Indemnifying Party shall be authorized to consent to a settlement of, or the entry of any judgment arising from, any Third Party Claims, and the Indemnified Party shall consent to a settlement of, or the entry of any judgment arising from, such Third Party Claims if (i) the Indemnifying Party shall pay or cause to be paid all amounts arising out of such settlement or judgment concurrently with the effectiveness thereof, (ii) such settlement shall not encumber any of the assets of the Indemnified Party or contain any restriction or condition that would apply to such Indemnified Party or to the conduct of that Party’s business, (iii) such settlement contains as a condition thereto a complete and unconditional release of the Indemnified Party, and (iv) such settlement does not contain any admission of wrongdoing by the Indemnified Party. Except for the foregoing, no settlement or entry of judgment in respect of any Third Party Claim shall be consented to by any Indemnifying Party without the express written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed. Whether or not the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party will not consent to a settlement of, or the entry of any judgment arising from, a Third Party Claim without the express written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

(d) If an Indemnifying Party makes any payment on an Indemnified Claim, the Indemnifying Party shall be subrogated, to the extent of such payment, to all rights and remedies of the Indemnified Party to any insurance benefits or other claims or benefits of the Indemnified Party with respect to such claim. Such Indemnified Party will cooperate with the Indemnifying Party in a reasonable manner, at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right or claim.

(e) In the event that a Company Indemnified Party is the Indemnified Party, the Parent that is not the Indemnifying Party may elect to assert the Indemnified Claim on behalf of the Company Indemnified Party and each of the Company Indemnified Party and such Parent shall be deemed an Indemnified Party for purposes of the procedural provisions of this Section 11.03. In such event, the Company Indemnified Party shall reasonably cooperate with the Parent deemed an Indemnified Party, which Parent shall control the pursuit of the Indemnified Claim and shall do so in good faith and in a manner reasonably believed to be in the best interests of the

Company Indemnified Party. If and to the extent that the Indemnifying Party is successful in the defense of any such Indemnified Claim, the Parent asserting the Indemnified Claim on behalf of the Company Indemnified Party will promptly reimburse the Indemnifying Party for its reasonable fees and expenses incurred in the defense of the Indemnified Claim.

Section 11.04 Limitations. Notwithstanding anything to the contrary in this Agreement or in any of the Transaction Documents:

(a) Owens Corning shall have no liability to the SG Indemnified Parties or the Company Indemnified Parties in respect of indemnification claims pursuant to (i) breaches of representations or warranties (as distinguished from breaches of covenants and agreements) under Section 11.02(a)(1), (ii) Section 11.02(a)(2) solely with respect to OC Environmental Matters or (iii) Section 11.02(a)(4); in each case unless and until:

(i) such Damages are Recoverable Damages; and

(ii) such Recoverable Damages in the aggregate exceed USD 5,000,000 (the “Indemnity Threshold”); provided, that if the Indemnity Threshold is reached, the entire amount of all such Damages shall be subject to indemnification under this Section 11.04(a) up to a total of USD600,000,000 (the “OC Indemnity Cap”).

(b) Owens Corning shall have no obligation to an SG Indemnified Party or the Company Indemnified Parties pursuant to Section 11.04(a) until such matters are the subject of a written notice given by the Indemnified Party pursuant to Section 11.03(a) within the period following the Closing Date specified for each respective matter in Section 11.01.

(c) Saint-Gobain shall have no liability to the OC Indemnified Parties and the Company Indemnified Parties in respect of indemnification claims pursuant to (i) breaches of representations or warranties (as distinguished from breaches of covenants and agreements) under Section 11.02(b)(1), (ii) 11.02(b)(2) solely with respect to SG Environmental Matters or (iii) Section 11.02(b)(4); in each case unless and until:

(i) such Damages are Recoverable Damages; and

(ii) such Recoverable Damages exceeds the Indemnity Threshold; provided, that if the Indemnity Threshold is reached, the entire amount of all such Damages shall be subject to indemnification under this Section 11.04(c) up to a total of USD400,000,000 (the “SG Indemnity Cap”, together with OC Indemnity Cap, “Indemnity Caps”).

(d) Saint Gobain shall have no obligation to an OC Indemnified Party or the Company Indemnified Parties pursuant to Section 11.04(c) until such matters are the subject of a written notice given by the Indemnified Party pursuant to Section 11.03(a) within the period following the Closing Date specified for each respective matter in Section 11.01.

(e) Owens Corning shall have no liability to the SG Indemnified Parties or the Company Indemnified Parties in respect of an indemnification claim for Damages pursuant to (i) Section 11.02(a)(1) as a result of a breach of a representation under Section 4.01(n), (ii) Section 11.02(a)(2) in respect of an OC Environmental Matter or an OC Excluded

Environmental Matter, (iii) Section 11.02(a)(4), or (iv) Section 11.02(a)(5) (an “SG Environmental Claim”), unless such SG Environmental Claim arises out of or relates to: (i) a specific requirement of Environmental Law to take some compliance, investigative or remedial action including monetary payments; (ii) a specific and formal requirement of a Governmental Authority under Environmental Law to take some compliance, investigative or remedial action, including monetary payments; (iii) a violation of Environmental Law (A) in which there is an imminent danger or harm to the Environment or any Person, including employees or (B) which would require a compliance, investigative or remedial action, including monetary payments consistent with the practices of a reasonable and prudent operator or (iv) a Third Party Claim other than a claim by a Governmental Authority.

(f) Saint-Gobain shall have no liability to the OC Indemnified Parties or the Company Indemnified Parties in respect of an indemnification claim for Damages pursuant to (i) Section 11.02(b)(1) as a result of a breach of a representation under Section 4.02(n), (ii) Section 11.02(b)(2) in respect of an SG Environmental Matter or an SG Excluded Environmental Matter, (iii) Section 11.02(b)(4), or (iv) Section 11.02(b)(5) (an “OC Environmental Claim”), unless such OC Environmental Claim arises out of or relates to: (i) a specific requirement of Environmental Law to take some compliance, investigative or remedial action including monetary payments; or (ii) a specific and formal requirement of a Governmental Authority under Environmental Law to take some compliance, investigative or remedial action, including monetary payments; (iii) a violation of Environmental Law (A) in which there is an imminent danger or harm to the Environment or any Person, including employees or (B) which would require a compliance, investigative or remedial action, including monetary payments consistent with the practices of a reasonable and prudent operator or (iv) a Third Party Claim other than a claim by a Governmental Authority.

(g) With respect to any SG Environmental Claim arising out of or relating to the presence or Release of Hazardous Materials on or prior to the Closing Date, Owens Corning shall have no liability to the SG Indemnified Parties or the Company Indemnified Parties to the extent that the Damages arise primarily out of: (A) a change in use of the relevant facility after the Closing Date from an industrial use to a commercial or residential use; or (B) voluntary soil or groundwater sampling undertaken after the Closing Date at any relevant facility that is (1) not specifically required by Environmental Laws, Environmental Permits or a Governmental Authority; (2) not undertaken in connection with maintenance, construction, renovation or expansion activities at the relevant facility except for such sampling that would not be undertaken by a reasonable and prudent operator; (3) not undertaken in connection with (X) the proposed sale, closure, decommissioning of the relevant OC Owned Real Property or (Y) the financing of the Company, in each case of (X) and (Y) only so long as Saint-Gobain or any of its Affiliates is a shareholder of the Company, except with respect to the facilities agreed to in writing by Owens Corning and Saint-Gobain.

(h) With respect to any OC Environmental Claim arising out of or relating to the presence or Release of Hazardous Materials on or prior to the Closing Date, Saint-Gobain shall have no liability to the OC Indemnified Parties or the Company Indemnified Parties to the extent that the Damages arise primarily out of (A) a change in use of the relevant facility after the Closing Date from an industrial use to a commercial or residential use; or (B) voluntary soil or groundwater sampling undertaken after the Closing Date at any relevant facility that is (1) not specifically required by Environmental Laws, Environmental Permits or a Governmental Authority; (2) not undertaken in connection with maintenance, construction, renovation or expansion activities at the relevant facility except for such for such sampling that would not be undertaken by a reasonable and prudent operator ; (3) not undertaken in connection with (X) the proposed sale, closure, decommissioning of the relevant SG Owned Real Property or (Y) the financing of the Company, in each case of (X) and (Y) only so long as Saint-Gobain or any of its Affiliates is a shareholder of the Company, except with respect to the facilities agreed to in writing by Owens Corning and Saint-Gobain.

(i) Owens Corning shall have no liability to the SG Indemnified Parties or the Company Indemnified Parties to the extent that the Damages in respect of which the SG Environmental Claim is made, relate to, result from or are increased by the closure or decommissioning of the whole or a substantial part of any site after Saint-Gobain or any of its Affiliates is no longer a shareholder in the Company.

(j) Saint-Gobain shall have no liability to the OC Indemnified Parties or the Company Indemnified Parties to the extent that the Damages in respect of which the OC Environmental Claim is made, relate to, result from or are increased by the closure or decommissioning of the whole or a substantial part of any site after Saint-Gobain or any of its Affiliates is no longer a shareholder in the Company, except with respect to the facilities agreed to in writing by Owens Corning and Saint Gobain.

(k) Solely for the purpose of determining the amount of Damages incurred with respect to a breach of any representation or warranty, each representation and warranty shall be read without reference to materiality or Material Adverse Effect.

(l) Notwithstanding anything to the contrary contained herein, although a Party may be entitled to make a claim for indemnification pursuant to more than one provision of this Article XI, no Party shall be entitled to recover indemnification for the same claim under more than one provision of this Article XI.

(m) The amount to which the Indemnified Party might otherwise be entitled under Section 11.02 shall be reduced by the amount of any reserves made in the OC Financial Statements or SG Financial Statements (or in Schedule 4.01(i)(vi) or Schedule 4.02(i)(vi), as applicable) that are readily identifiable and exclusively related to the event or events giving rise to the Indemnified Claim.

Section 11.05 Asbestos Matters. To the extent any Damages therefor have been discharged in the OC Bankruptcy Plan of Reorganization or are covered by the 524(g) Injunction relating to or arising out of Asbestos Materials or Asbestos Laws, Owens Corning has no obligation to indemnify, defend or hold harmless any SG Indemnified Party or Company Indemnified Party for any Damages relating to or arising out of any Asbestos Materials or Asbestos Laws.

ARTICLE XII

TERMINATION

Section 12.01 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written agreement of the Parents;

(b) by either Parent if the Closing shall not have been consummated by December 31, 2007; provided, however, that neither Parent may terminate this Agreement pursuant to this clause (b) if the Closing shall not have been consummated by such date by reason of the failure of such Parent to perform, or to cause its Affiliates to perform, in all material respects any of its or their respective covenants or agreements contained in this Agreement;

(c) by either Parent if there shall be any Applicable Law that makes consummation of the Contemplated Transactions illegal or otherwise prohibited, if consummation of the Contemplated Transactions would violate any nonappealable final order, decree or judgment of any Governmental Authority having competent jurisdiction over such Parent or if a Governmental Authority has filed suit to enjoin or otherwise prohibit the Contemplated Transactions; and

(d) by either Parent in the event of a breach by the other Parent of any representation, warranty, covenant or agreement under this Agreement, where the effect of such breach would be to cause the conditions to the obligation to consummate the Closing of the terminating Parent not to be capable of being satisfied, and such breach is not cured by the breaching Party within 30 days of receiving written notice from the terminating Party of the breach or alleged breach, which written notice shall state that unless such breach is cured in accordance with this Section 12.01(d) the terminating Party intends to terminate this Agreement (it being understood that such 30 day cure period shall not under any circumstances extend the date set forth in Section 12.01(b));

Either Parent desiring to terminate this Agreement pursuant to this Section 12.01 shall give written notice of such termination to the other Parent.

Section 12.02 Effect of Termination. If this Agreement is terminated as permitted by Section 12.01:

(a) this Agreement shall forthwith become void and of no further force or effect, except for the following provisions, which shall remain in full force and effect: (i) the representations and warranties set forth in Sections 4.01(m) and 4.02(m) (relating to finders’ fees), (ii) Section 5.03 (relating to confidentiality), (iii) Section 6.03 (relating to publicity), (iv) this Section 12.02, (v) Section 13.03 (relating to expenses and certain Taxes), (vi) Section 13.07 (Entire Agreement), (vii) Section 13.08 (Governing Law), (viii) Section 13.14(a) (Dispute Resolution), (ix) Section 13.15 (Consequential Damages) and (x) Section 13.16 (Performance); and

(b) such termination shall be without liability of any Party (or any Affiliate, stockholder, consultant or Representative of such Party) to the other Parties to this Agreement; provided, however, that if the Contemplated Transactions fail to close as a result of a breach of any representation, warranty, covenant or agreement under this Agreement by any Parent, such Parent shall be fully liable for any and all damages or losses incurred or suffered by the other Parent as a result of all such breaches if the other Parent is ready, willing and able to otherwise satisfy its obligations under this Agreement.

Section 12.03 Non-Exclusive Remedies. Notwithstanding any provision in this Article XII or elsewhere in this Agreement to the contrary, the rights and remedies provided in Section 12.02 shall be in addition to, and not exclusive of, any rights or remedies to which the Parties may be entitled under Applicable Law as a result of a termination of this Agreement.

ARTICLE XIII

MISCELLANEOUS

Section 13.01 Notices. All notices, requests and other communications to any Party hereunder shall be in writing (including telecopy or similar writing) and shall be given,

if to Owens Corning:

Owens Corning

One Owens Corning Parkway

Toledo, Ohio     43659

Attention:     Law Department

Telecopy:     +1 419-248-1723

with copies (which shall not constitute notice) to:

Owens Corning

One Owens Corning Parkway

Toledo, Ohio     43659

Attention: General Counsel

Telecopy: +1 419-248-1723

if to OC Topco:

Owens Corning

One Owens Corning Parkway

Toledo, Ohio     43659

Attention: Law Department

Telecopy: +1 419-248-1723

with copies (which shall not constitute notice) to:

Owens Corning

One Owens Corning Parkway

Toledo, Ohio     43659

Attention: General Counsel

Telecopy: +1 419-248-1723

if to Saint-Gobain:

Saint-Gobain

Les Miroirs

18 Avenue D’Alsace

92096 La Défense Cedex

France

Attention:     Bernard Field

Telecopy:     + 33 1 47 62 31 69

with copies (which shall not constitute notice) to:

Saint-Gobain

Les Miroirs

18 avenue d’Alsace

92096 La Défense Cedex

France

Attention:     Marie-Armelle Chupin

Telecopy:     + 33 1 47 62 36 83

if to SG Topco:

Saint-Gobain

Les Miroirs

18 avenue d’Alsace

92096 La Défense Cedex

France

Attention:     Marie-Armelle Chupin

Telecopy:     + 33 1 47 62 36 83

with copies (which shall not constitute notice) to:

Saint-Gobain

Les Miroirs

18 Avenue D’Alsace

92096 La Défense Cedex

France

Attention:     Bernard Field

Telecopy:     + 33 1 47 62 31 69

if to the Company:

Owens Corning Vetrotex Reinforcements

Chaussée de la Hulpe 166

Attention: President

Telecopy: + 32 2 674 8283

with copies (which shall not constitute notice) to:

Owens Corning Vetrotex Reinforcements

One Owens Corning Parkway

Toledo, Ohio     43659

Attention: General Counsel

Telecopy: +1 419-248-1723

or to such other address or telecopy number and with such other copies, as such Party may hereafter specify in writing for the purpose by notice to the other Parties. Each such notice, request or other communication shall be effective (i) if given by telecopy, when such telecopy is transmitted to the telecopy number specified in this Section 13.01 and evidence of receipt is received or (ii) if given by any other means, upon delivery or refusal of delivery at the address specified in this Section 13.01.

Section 13.02 Amendments; Waivers.

(a) No provision of this Agreement may be amended or waived unless such amendment or waiver is in writing and signed, in the case of an amendment, by the Parents, or in the case of a waiver, by the Party against whom the waiver is to be effective.

(b) No failure or delay by any Party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 13.03 Expenses; Taxes. Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with the preparation, negotiation and performance of this Agreement and the Contemplated Transactions shall be paid by the Party incurring such cost or expense. Each Parent shall be liable for, and shall indemnify and hold harmless the Company and its Subsidiaries against, all transfer, stamp, registration, sales, use, value added and similar Taxes (and related Damages) resulting from or relating to such Parent’s Reorganization and the contributions by such Parent contemplated by Article III.

Section 13.04 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other Parties; provided, that any Party may assign its rights under this Agreement without the other Parties’ prior written consent upon written notice to the other Parties (i) to any of its direct or indirect wholly owned Subsidiaries (provided, that if any such Subsidiary assignee, delegatee or transferee shall at any time cease to be a direct or indirect wholly owned domestic Subsidiary of the assignor, delegator or transferor, as the case may be, the exception set forth in this clause (i) shall no longer apply and such assignment, delegation or transfer shall be void unless otherwise permitted under this Section 13.04) or (ii) in connection with the transfer or sale of all or substantially all of its assets or business or its merger or consolidation with another Person. Notwithstanding the foregoing, no assignment, delegation or other transfer of rights under this Agreement shall relieve the assignor of any liability or obligation hereunder. Any attempted assignment, delegation or transfer in violation of this Section 13.04 shall be void.

Section 13.05 Disclosure. Certain information set forth in the Disclosure Schedules has been included and disclosed solely for informational purposes and may not be required to be disclosed pursuant to the terms and conditions of this Agreement. The disclosure of any such information shall not be deemed to constitute an acknowledgement or agreement that the information is required to be disclosed in connection with the representations and warranties made in this Agreement or that the information is material, nor shall any information so included and disclosed be deemed to establish a standard of materiality or otherwise be used to determine whether any other information is material.

Section 13.06 Construction. As used in this Agreement, any reference to the masculine, feminine or neuter gender shall include all genders, the plural shall include the singular, and singular shall include the plural. References in this Agreement to a party or other Person include their respective successors and permitted assigns. The words “include,” “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation” unless such phrase otherwise appears. Unless the context otherwise requires, references in this Agreement to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement. Unless the context otherwise requires, the words “hereof,” “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section, Exhibit, Schedule or provision of this Agreement. With regard to each and every term and condition of this Agreement, the Parties understand and agree that the same have or has been mutually negotiated, prepared and drafted, and that if at any time the Parties desire or are required to interpret or construe any such term or condition or any agreement or instrument subject thereto, no consideration shall be given to the issue of which Party actually prepared, drafted or requested any term or condition of this Agreement.

Section 13.07 Entire Agreement.

(a) This Agreement and the other Transaction Documents (including, to the extent contemplated herein, the Non-Disclosure Agreement) constitute the entire agreement among the Parties with respect to the subject matter of such documents and supersede all prior agreements, understandings and negotiations, both written and oral, among the Parties with respect to the subject matter thereof.

(b) THE PARTIES HERETO ACKNOWLEDGE AND AGREE THAT NO REPRESENTATION, WARRANTY, PROMISE, INDUCEMENT, UNDERSTANDING,

COVENANT OR AGREEMENT HAS BEEN MADE OR RELIED UPON BY ANY PARTY HERETO OTHER THAN THOSE EXPRESSLY SET FORTH IN THE TRANSACTION DOCUMENTS. WITHOUT LIMITING THE GENERALITY OF THE DISCLAIMER SET FORTH IN THE PRECEDING SENTENCE, (I) NO PARTY NOR ANY OF ITS AFFILIATES HAS MADE OR SHALL BE DEEMED TO HAVE MADE ANY REPRESENTATIONS OR WARRANTIES, IN ANY PRESENTATION OR WRITTEN INFORMATION RELATING TO ITS BUSINESS GIVEN OR TO BE GIVEN IN CONNECTION WITH THE CONTEMPLATED TRANSACTIONS, OR IN ANY FILING MADE OR TO BE MADE BY OR ON BEHALF OF SUCH PARTY OR ANY OF ITS AFFILIATES WITH ANY GOVERNMENTAL AUTHORITY, AND NO STATEMENT MADE IN ANY SUCH PRESENTATION OR WRITTEN MATERIALS, MADE IN ANY SUCH FILING OR CONTAINED IN ANY SUCH OTHER INFORMATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE, AND (II) EACH OF THE PARTIES, ON ITS OWN BEHALF AND ON BEHALF OF ITS RESPECTIVE AFFILIATES, EXPRESSLY DISCLAIMS ANY IMPLIED WARRANTIES, INCLUDING WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE AND WARRANTIES OF MERCHANTABILITY. EACH PARTY ACKNOWLEDGES THAT THE OTHER PARTIES HAVE INFORMED IT THAT NO PERSON HAS BEEN AUTHORIZED BY SUCH PARTY OR ANY OF ITS AFFILIATES TO MAKE ANY REPRESENTATION OR WARRANTY IN RESPECT OF ITS BUSINESS OR IN CONNECTION WITH THE CONTEMPLATED TRANSACTIONS, UNLESS IN WRITING AND CONTAINED IN THIS AGREEMENT OR IN ANY OF THE OTHER TRANSACTION DOCUMENTS TO WHICH SUCH PARTY IS A PARTY.

(c) Except as expressly provided herein this Agreement is not intended to and does not confer upon any Person other than the Parties (and their successors and permitted assigns) any rights or remedies hereunder.

Section 13.08 Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of New York (without regard to the choice of law provisions thereof).

Section 13.09 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be deemed an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each Party, other than the Company, shall have received a counterpart hereof signed by the other Parties, other than the Company. Delivery of an executed counterpart of a signature page to this Agreement by facsimile will be effective as delivery of a manually executed counterpart of this Agreement.

Section 13.10 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. To the extent any provision of this Agreement is determined to be prohibited or unenforceable in any jurisdiction, the Parties agree to use reasonable efforts, and agree to cause their Subsidiaries to use reasonable efforts, to substitute one or more valid, legal and enforceable provisions that, insofar as practicable, implement the purposes and intent of the prohibited or unenforceable provision.

Section 13.11 Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

Section 13.12 Bulk Sales. The Company hereby waives compliance by the Parents and each of their Affiliates, in connection with the Contemplated Transactions, with the provisions of Article 6 of the Uniform Commercial Code as adopted in any state or jurisdiction where any of the Contributed Assets are located, and any other applicable bulk sales laws with respect to or requiring notice to the Parents’ (or any of their respective Subsidiaries) creditors, as the same may be in effect on the Closing Date. Each Parent shall indemnify and hold the Company harmless against any and all liabilities (other than in respect of Assumed Liabilities) that may be asserted by third parties against the Company as a result of noncompliance with any such bulk sales law with respect to a contribution made by such Parent.

Section 13.13 Disclaimer of Agency. This Agreement shall not constitute any Party as a legal representative or agent of any other Party, nor shall a Party have the right or authority to assume, create or incur any liability or any obligation of any kind, expressed or implied, against or in the name or on behalf of any other Party, unless otherwise expressly permitted pursuant to an agreement in writing between or among any of the Parties.

Section 13.14 Dispute Resolution

(a) If there shall be any dispute, controversy or claim (“Dispute”) between the Parties arising out of, relating to, or connected with this Agreement, the breach, termination or invalidity hereof, or the provisions contained herein or omitted herefrom, the Parties shall use their best efforts to resolve the matter on an amicable basis and in a manner fair and equitable to the Parties. If one Party notifies another Party or Parties that a Dispute has arisen and the Parties to such Dispute are unable to resolve the Dispute within thirty (30) days from such notice, then the matter shall be referred to the chief executive officers of the Company or the Parent (as applicable), who shall act by mutual agreement on all such matters. No recourse to arbitration under this Agreement shall take place unless and until the chief executive officers of the Company or the Parent (as applicable) have been unable to resolve the Dispute within thirty (30) days after the expiration of the thirty (30) day period referred to above.

(b) The Parties irrevocably agree that any Disputes that are not resolved in accordance with paragraph (a) within the two abovementioned thirty (30) day periods shall be finally settled by arbitration in Brussels, by three arbitrators appointed and proceeding in accordance with the Rules of Arbitration (the “ICC Rules”) of the International Chamber of Commerce (the “ICC”) as the exclusive means of resolving such Disputes. For purposes of appointing such arbitrators, in the event that there are only two Parties to a Dispute, each Party to the Dispute shall appoint one arbitrator and either the third arbitrator shall be selected by the two Party-appointed arbitrators or, failing agreement within thirty (30) days after the Party-appointed arbitrators have been confirmed, by the ICC in accordance with the ICC Rules. In the event that there are more than two Parties to a Dispute, the arbitrators shall be appointed in accordance with the ICC Rules. All submissions and awards in relation to arbitration under this Agreement shall be made in English and all arbitration proceedings and all pleadings shall be in English. For purposes of this Section 13.14(b), the term “Party to a Dispute” may include groups of aligned Parties.

(c) Except as may be required by applicable law, stock exchange rules, Governmental Authorities, or in connection with the ordinary course operation of the Business, the Parties agree to maintain confidentiality as to all aspects of the arbitration, including its existence and results, except that nothing herein shall prevent any Party from disclosing information regarding the arbitration for purposes of enforcing the judgment of the arbitral tribunal or the expert arbitrator or in any court proceedings involving the Parties. The Parties further agree to obtain the arbitral tribunal’s agreement to preserve the confidentiality of the arbitration.

Section 13.15 Consequential Damages. Notwithstanding any other provision of this Agreement or any other Transaction Document to the contrary, no Party shall be liable to any other Party (or its Affiliates) for special, indirect, punitive or consequential damages, including lost profits and opportunity costs (except in each case to the extent assessed in connection with claims by other Persons), resulting from or arising out of a breach of this Agreement or any other Transaction Document (except where such breach is a result of fraud or gross negligence of such Party).

Section 13.16 Performance. Each Party will cause to be performed and hereby guarantees the performance of all actions, agreements and obligations set forth herein to be performed by any Subsidiary of such Party.

Section 13.17 Currency. All monetary calculations hereunder shall be made in USD (utilizing the Conversion Rate to the extent necessary).

IN WITNESS WHEREOF, this Agreement has been executed on behalf of the Parties in two (2) originals, on the date first above written.

Owens Corning Composite Coöperatief U.A.

By:	/s/ Michael H. Thaman
Michael H. Thaman
Attorney-in-fact

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Owens Corning

By:	/s/ Michael H. Thaman
Michael H. Thaman
Chief Financial Officer

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Ondatra S.A.S.

By:	/s/ Roberto Caliari
Roberto Caliari
Attorney-in-fact

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Société de Participations Financières et Industrielles S.A.S.

By:	/s/ Roberto Caliari
Roberto Caliari
Attorney-in-fact

EXHIBIT A

DEFINITIONS

(a) The following terms have the following meanings:

“Adjustment Closing Date” means the fifth Business Day after the later of (i) the date the OC Total Adjustment is finally determined pursuant to Section 3.04 and (ii) the date the SG Total Adjustment is finally determined pursuant to Section 3.04.

“Affiliate” means, with respect to any Person, any Person directly or indirectly Controlling, Controlled by, or under common Control with such specified Person. For purposes of this Agreement and the Contemplated Transactions, no Party shall be deemed an Affiliate of any other Party or of any of the other Parties’ Affiliates unless such Party would be so deemed prior to the date hereof.

“Antitrust or Competition Laws” means any and all statutes, rules, regulations, orders, decrees, administrative and judicial doctrine or other laws that are designed or intended to provide administrative and/or judicial review of mergers, acquisitions and other combinations with respect to their prospective effect on competition.

“Applicable Law” means, with respect to any Person, any statute, treaty, law, ordinance, rule, regulation, order, writ, injunction, judicial decision, decree or other legally binding requirement of any Governmental Authority (including any Environmental Law) applicable to such Person or any of its respective properties, assets, officers, directors, employees, consultants or agents (in connection with such officer’s, director’s, employee’s, consultant’s or agent’s activities on behalf of such Person).

“Asbestos Guaranty” means the Asbestos Guaranty to be entered into by Saint-Gobain Corporation, substantially in the form attached hereto as Exhibit J.

“Asbestos Indemnity Agreement” means the Asbestos Indemnity Agreement to be entered into by and among CertainTeed Corporation, Saint-Gobain Corporation, Owens Corning and the Company, substantially in the form attached hereto as Exhibit K.

“Asbestos Laws” means any and all laws (including tort and product liability law), statutes, ordinances, orders, common law, codes, rules or regulations or other pronouncements having the effect of law of any country, state, province, city or other political subdivision thereof or of any Governmental Authority, Environmental Permits, judgments, decrees, injunctions, or binding agreements with any Governmental Authority in any manner relating to Asbestos Materials.

“Asbestos Materials” means asbestos, asbestos-containing materials or asbestos-containing products, in any form, amount or concentration.

“Asset Transferor” means, with respect to each of Owens Corning and Saint-Gobain, a Affiliate of Owens Corning or Saint-Gobain (other than a Pre-Reorganized Subsidiary),

respectively, that either (i) owns any of the assets that would constitute Contributed Assets or (ii) is liable for any of the Assumed Liabilities.

“Assumed Liabilities” means, collectively, the OC Assumed Liabilities and the SG Assumed Liabilities.

“Bankruptcy Court” means the United States Bankruptcy Court of the District of Delaware.

“Business” means the worldwide development, manufacture, marketing, sale, and distribution of Company Products; provided that (x) with respect Owens Corning, “Business” shall not include the OC Veil Technologies Business, the OC Fabricating Solutions Business, the business as conducted at the Huntingdon plant and the business conducted at the Battice plant and consisting of the operation of the F-1 furnace (and downstream activities) and (y) with respect to Saint-Gobain, “Business” shall not include the business as conducted by Saint-Gobain Vetrotex America, Inc. (other than CFM customer relationships) and the SG Textile Solutions Business (other than the SG Textile Solutions Business of NSG Vetrotex KK).

“Business Day” means a day, other than a Saturday, Sunday or other day on which commercial banks in New York, New York, USA or Paris, France are authorized or required by law to close.

“Business Employee” means an individual employed primarily in connection with a Parent’s Business. An employee shall be considered to be employed primarily in connection with a Parent’s Business (i) if such employee is badge-assigned to the Parent’s Business (for purposes of this definition, “badge-assigned” shall mean any employee whose Human Resources or Accounting Department number is assigned to the Parent’s Business); or (ii) if 51% or more of such employee’s charging or regular work assignment is attributed to or has been attributed to a Parent’s Business over the six months preceding the date of this Agreement; provided that, such employees described in this clause (ii) shall not be considered Business Employees if such work assignment is on a temporary basis.

“Closing Date” means the date of the Closing.

“Code” means the Internal Revenue Code of 1986, as amended.

“Combined Transferor” means, (i) with respect to Owens Corning, its collective Asset Transferors and Subsidiary Transferors and (ii) with respect to Saint-Gobain, its collective Asset Transferors and Subsidiary Transferors.

“Company Products” means “Reinforcement Glass Fiber Products” and “Composite Products” as defined below:

“Reinforcement Glass Fiber Products” shall mean products, made from a variety of glass formulations (including E-glass, R-glass, S-glass, other high strength glass formulations, and alkali resistant glass “Cemfil”) and comprising the categories of “Continuous Filament Products,” “Chopped Filament Products,” and “Texturized Products” (as defined below):

“Continuous Filament Products” include:

direct rovings with linear density of a TEX value of ≥ 150 g/km;

assembled rovings; and

continuous filament mats.

“Chopped Filament Products” include:

dry use chopped strands (DUCS) for TP or TS reinforcement;

wet use chopped strands (WUCS);

milled Fibers or fillers;

chopped strand mat (CSM); and

chopped waste of any kind.

“Texturized Products” include air texturized glass fiber strands with nominal diameter ≥ 11 micron.

“Composite Products” include fabrics (including light textile fabrics manufactured by Saint-Gobain in Ridgeway, SC before the Closing Date), compounds, fillers, and specialty products which are:

(i) Constructed from:

Reinforcement Glass Fiber Products; and/or

other continuous or chopped fibers, such as glass, carbon, and synthetic polymers purchased from third parties or potentially manufactured by the Company;

(ii) Constructed as fabrics, complexes, mats, fillers, and specialty products; and

(iii) Sold into one or more of the following markets:

wind and solar energy;

transportation;

marine;

trucks and automotive;

aerospace;

rail cars;

consumer goods;

infrastructure;

defense; and

industrial manufacturing processes such as:

open mold;

pultrusion;

filament winding;

vacuum assisted resin transfer molding;

vacuum infusion;

pre-form manufacturing; and

core manufacturing.

“Contemplated Transactions” means the transactions contemplated by the Transaction Documents.

“Contracts” means, with respect to any Person, all contracts, agreements, consulting arrangements, leases and subleases (including leases and subleases of real property), licenses, commitments, sales and purchase orders, and other undertakings of any kind, whether written or oral, to which such Person is a party, under which such Person is otherwise entitled to benefits or by which such Person otherwise is bound.

“Contributed Assets” means, collectively, the OC Contributed Assets and the SG Contributed Assets.

“Contributed Subsidiaries” means, as applicable, the OC Contributed Subsidiaries and the SG Contributed Subsidiaries.

“Control” (together with the correlative meanings, “Controlled by” or “Controlling”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of securities, contract or otherwise.

“Conversion Rate” means (i) in calculating adjustments set forth on Sections 3.04 and 3.05, the September 29, 2006 European Central Bank fixing of 1.26600 USD/EUR, (ii) in determining if any representations set forth in Sections 4.01 and 4.02 have been breached, the exchange rates set forth in the tables used in the OC Financial Statements and in the SG Financial Statements, as applicable and (iii) in calculating whether or not the Indemnity Threshold, the OC Indemnity Cap and the SG Indemnity Cap have been exceeded, the noon buying rates for USD announced by the Federal Reserve Bank of New York on the date any claim is first noticed to an indemnifying party.

“Damages” means all losses, damages, costs, expenses, liabilities, judgments, awards, fines, sanctions, penalties, charges and amounts paid in settlement, including reasonable costs, fees and expenses of attorneys, experts, accountants, appraisers, consultants, witnesses, investigators and any other agents or representatives of such Person (with such amounts to be determined net of any reimbursement by way of insurance or third party indemnification) directly arising from or in connection with any such matter that is the subject of indemnification hereunder, but in each case specifically excluding (i) any costs incurred by or allocated to an Indemnified Party with respect to time spent by employees of the Indemnified Party or any of its Affiliates, (ii) any special, indirect, punitive or consequential damages, including lost profits or opportunity costs (except in each case to the extent assessed in connection with a Third Party Claim with respect to which the Person against which such damages are assessed is entitled to indemnification hereunder), (iii) the decrease in the value of any Contributed Asset to the extent that such valuation is based on any use of the Contributed Asset other than its use as of the Closing Date or any other prior use of such Contributed Asset, (iv) any amount based on or taking into account the use of any Contributed Asset other than its use as of the Closing Date or any other prior use of such Contributed Asset and (v) any amount included in the calculation of the Owens Corning Adjusted Net Working Capital Amount or the Saint-Gobain Adjusted Net Working Capital Amount.

“DB Benefits” in relation to any member’s benefits, means benefits other than defined contribution benefits and other than any member benefits payable under any Risk Plan.

“DC Benefits” in relation to any member’s benefits, means that the rate or amount of those benefits are (or will be) determined by reference to payments or contributions paid into that plan by or in respect of that member, and returns on those contributions (rather than, for example, by reference to that individual’s salary over the period of service to which the benefits relate), and are not subject to any underpin or any employer guarantee as to the minimum level of benefits, interest or investment return, and defined contribution benefits shall be construed accordingly.

“Disclosure Schedules” means, with respect to each Party, the Disclosure Schedules of such Party dated the date of this Agreement relating to this Agreement, as they may be amended from time to time in accordance with the terms of this Agreement. Each section of the Disclosure Schedules will be deemed to incorporate by reference all information disclosed in any other section of the Disclosure Schedules to the extent that such disclosure by incorporation is reasonably likely to apprise the reader that such disclosure is applicable to such other section of the Disclosure Schedules.

“Environment” means all air, surface water, sediment, groundwater, or land, including land surface or subsurface, including all fish, wildlife, biota and all other natural resources.

“Environmental Claim” means any and all actions, suits, orders, claims, liens, notices, notices of violations, investigations, complaints, requests for information, proceedings, or other communication (written or oral), whether criminal or civil, pursuant to or relating to any applicable Environmental Laws by any Person (including but not limited to any Governmental Authority, private person or citizens’ group) based upon, alleging, asserting, or claiming any actual or potential (i) violation of or liability under any Environmental Law, (ii) violation of any Environmental Permit, or (iii) liability for investigatory costs, cleanup costs, removal costs, remedial costs, response costs, natural resource damages, property damage, personal injury, fines, or penalties arising out of, based on, resulting from, or related to the presence, Release, or threatened Release of, or the exposure of any Person to, any Hazardous Materials.

“Environmental Law” means any and all laws, statutes, ordinances, orders, common law, codes, rules or regulations or other pronouncements having the effect of law of any country, state, province, city or other political subdivision thereof or of any Governmental Authority, Environmental Permits, Asbestos Laws, judgments, decrees, injunctions, or binding agreements with any Governmental Authority, in each case, in effect as of the Closing Date, relating to the protection of health and the Environment, worker health and safety, and/or governing the handling, use, generation, treatment, storage, transportation, disposal, manufacture, distribution, formulation, packaging, labeling, or Release of or exposure to Hazardous Materials.

“Environmental Permit” means any permits, licenses, approvals, consents or authorizations required or issued by any Governmental Authority under or in connection with any Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Excluded Assets” means, collectively, the OC Excluded Assets and the SG Excluded Assets.

“Excluded Liabilities” means, collectively, the OC Excluded Liabilities and the SG Excluded Liabilities.

“Existing JVs” means, as applicable, the OC Existing JVs and/or the SG Existing JVs.

“Exit Date” has the meaning ascribed to it in the Option Agreement.

“Financial Statements” means, collectively, the OC Financial Statements and the SG Financial Statements.

“Financial Support Arrangements” means any liabilities or obligations, contingent or otherwise, of a Person in respect of any indebtedness, obligation or liability (including assumed indebtedness, obligations or liabilities) of another Person (and, in the case of the Parents, another division or business of the Parents), including remaining obligations or liabilities associated with indebtedness, obligations or liabilities that are assigned, transferred or otherwise delegated to another Person, if any, letters of credit and standby letters of credit (including any related reimbursement or indemnity agreements), direct or indirect guarantees, endorsements (except for collection or deposit in the ordinary course of business), notes co-made or discounted, recourse agreements, take-or-pay agreements, keep-well agreements, agreements to purchase or repurchase such indebtedness, obligation or liability or any security therefor or to provide funds for the payment or discharge thereof, agreements to maintain solvency, assets, level of income or other financial condition, agreements to make payment other than for value received and any other financial accommodations.

“Governmental Authority” means any governmental authority, quasi-governmental authority, instrumentality, court, government or self-regulatory organization, commission, tribunal or organization or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing.

“Hazardous Material” means (i) petroleum, petroleum hydrocarbons or petroleum products, petroleum by-products, radioactive materials, Asbestos Materials, gasoline, diesel fuel, pesticides, urea formaldehyde, toxic mold, lead or lead-containing materials, polychlorinated biphenyls; (ii) any other chemicals, materials, substances or wastes in any amount or concentration which are defined as or included in the definition of “hazardous substances,” “hazardous materials,” “hazardous wastes,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “pollutants,” or “contaminants” or words of similar import, under any Environmental Law; and (iii) any other chemicals, materials, substances or wastes in any amount or concentration which are otherwise regulated under or for which liability can be imposed under Environmental Laws.

“IFRS” means generally accepted International Financial Reporting Standards as in effect on the date of this Agreement.

“Income Taxes” means all Taxes based upon, measured by, or calculated with respect to, (i) gross or net income or gross or net receipts or profits (including any capital gains, minimum taxes and any Taxes on items of tax preference, but not including sales, use, goods and services, real or personal property transfer or other similar Taxes), (ii) multiple bases (including, but not limited to, corporate franchise, doing business or occupation Taxes) if one or more of the bases upon which such Tax may be based upon, measured by, or calculated with respect to, is described in clause (i) above or (iii) withholding taxes measured by, or calculated with respect to, any payments or distributions (other than wages).

“Intellectual Property” means such of (i) patent rights (including issued patents and pending patent applications, both provisional and non-provisional), (ii) trademark rights (including registrations and applications for registration, and common law rights in, trademarks, design marks, service marks, logos, domain names, trade dress, corporate names and trade names including the goodwill of the business symbolized thereby or associated therewith), (iii) copyrights (including registrations and applications for registration and all rights provided therein by international treaties and conventions) and computer software (excluding commercially available software), (iv) Know How, (v) permits, licenses or other agreements to or from third parties regarding the foregoing, and (vi) all rights to sue or recover and retain damages and costs and attorney’s fees for past, present, and future infringement, dilution, misappropriating or other violations of any of the foregoing; when used in this Agreement in relation to a Party, which this Party and/or any of its Affiliates owns, controls, or has the right to license as of the Closing Date.

“IP Event” means the relevant act under the applicable intellectual property law of the relevant jurisdiction that constitutes infringement, misappropriation, dilution, or unlawful use of Intellectual Property rights.

“IP Holdcos” means collectively US IP Holdco and Non-US IP Holdco.

“Joint Venture” shall have the meaning ascribed to it in the Joint Venture Agreement.

“Know How” means such technical and business knowledge and data, formulations, processes, techniques, drawings and designs, unpatented inventions (including inventions conceived prior to the Closing Date but not documented as of the Closing Date), operating manuals, manufacturing and quality control procedures, trade secrets, plans, accumulated experience, plant and tool design, installation instructions, raw material specifications, advertising procedures, sales promotion literature, customer lists, price lists, invention disclosures, ‘enveloppes Soleau’ and research and development projects, including without limitation the categories of Know How listed in Exhibit L attached to this Agreement.

“Leased Real Property” means, collectively, the OC Leased Real Property and the SG Leased Real Property.

“LIBOR Rate” means a rate per annum equal to the London Inter-bank Offered Rate for six (6) month deposits as published by British Bankers Association on the Closing Date, based on a 360-day year and the actual number of days elapsed.

“Lien” means, (i) with respect to any asset, any mortgage, lien, claim, pledge, charge, security interest or other encumbrance of any kind in respect of such asset, and (ii) with respect to real property, any title defects, encumbrances, easements and restrictions, invalidities or irregularities.

“material” or “materially” means, solely for the purposes of Sections 4.01(g)(iii), 4.01(g)(xii), 4.01(k)(i)(B), 4.01(k)(ii), 4.01(q)(iii), 4.01(q)(ix), 4.01(q)(xv), 4.01(s), 4.01(t), 4.02(g)(iii), 4.02(g)(xii), 4.02(k)(i)(B), 4.02(k)(ii), 4.02(q)(iii), 4.02(q)(ix), 4.02((q)(xv), 4.02(s), and 4.02(t), with respect to the matter so qualified, that such matter has a value, or could reasonably be expected to have a value, exceeding USD3,000,000. For the avoidance of any doubt, this definition of “material” and “materially” shall not apply with respect to “Material Adverse Effect.”

“Material Adverse Effect” means with respect to a Party or the Business of a Party, any event, change, circumstance, effect or state of facts that is materially adverse to (i) the business, assets, liabilities, condition (financial or otherwise), prospects or results of operations of such Party or Business, taken as a whole, or (ii) the ability of such Party or the Party whose Business is referenced to timely perform its obligations under this Agreement or the Transaction Documents to which it will be a party or to consummate the transactions contemplated hereby or thereby, except for any such change, event or effect constituting, resulting from or arising out of (A) event, change, circumstance, effect or state of facts affecting the industry in which the Business operates generally, (B) political or social conditions or instability, including the engagement by any nation in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon any nation, (C) changes, events or developments in financial or securities markets, general business conditions or the economy in general, (D) any change of Applicable Law, (E) any condition described in the Disclosure Schedule, or (F) this Agreement, the announcement thereof or the transactions contemplated hereby.

“Metal” shall have the meaning ascribed to it in the Joint Venture Agreement.

“Net Debt” means, with respect to each Parent’s Business to be included in the Joint Venture, (i) cash or cash equivalents (net of any amounts drawn under any bank or other deposit or savings accounts prior to the Closing Date which has not been honored as of the Closing), minus (ii) outstanding indebtedness to third parties for borrowed money (including the short term portion of capital leases) (including, for the avoidance of doubt, indebtedness owed by a Contributed Subsidiary to an Affiliate that is not a Contributed Subsidiary but excluding indebtedness owed by one Contributed Subsidiary to another Contributed Subsidiary). With respect to the Existing JVs, the amount of net indebtedness to third parties, (including the short term portion of capital leases), to be included in the calculation of Net Debt shall be equal to the amount of such entities’ outstanding indebtedness to third parties multiplied by the percentage shareholding of such Existing JV contributed to the Joint Venture.

“Net Working Capital” means, with respect to each Parent’s Business to be included in the Joint Venture, current assets, minus current liabilities. The calculation of Net Working Capital shall exclude Net Debt and the impact of income taxes and inventory shall be calculated using the First-In First-Out method.

“Non-Disclosure Agreement” means that certain letter agreement dated as of March 18, 2005 between Owens Corning and Saint Gobain Vetrotex International (as amended through the date hereof).

“Non-US IP Holdco” means Owens Corning Holdings 5 C.V., an entity organized under the laws of the Netherlands.

“OC Assumed Liabilities” means all liabilities and obligations of Owens Corning and its Subsidiaries (other than OC Excluded Liabilities and other than liabilities of OC Contributed Subsidiaries), whether liquidated or unliquidated, known or unknown, fixed or contingent, accrued or unaccrued, matured or unmatured, absolute, determined, determinable or indeterminable, or otherwise, whether presently in existence or arising hereafter, which are related to Owens Corning’s Business, the OC Contributed Assets and the OC Employees as provided in Article VIII.

“OC Bankruptcy Plan of Reorganization” means that certain Sixth Amended Joint Plan of Reorganization for Owens Corning and its Affiliated Debtors and Debtors-in-Possession (as Modified), dated as of July 10, 2006 as modified through September 26, 2006.

“OC Benefit Plan” means any plan, scheme, agreement or arrangement providing for compensation or benefits, including any bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, supplemental pension, savings, retirement savings, superannuation, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, or other stock-based compensation plan, leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, dental, vision, drug, sick leave, accident, disability, workers compensation or other insurance, severance, retention, change-in-control, employment, separation or other employee benefit plan, program, policy, agreement, arrangement policy or practice, whether or not formal or informal, funded or unfunded, registered or unregistered, mandated by law or voluntary, insured or self-insured, whether for the benefit of a single individual or more than one individual, whether written or unwritten, sponsored, maintained or to which contributions have at any time been made by Owens Corning, the OC Contributed Subsidiaries or any of their Subsidiaries or Affiliates for the benefit of any current or former Business Employees, or pursuant to which the OC Contributed Subsidiaries or their Subsidiaries could have liability.

“OC Contributed Assets” means, other than the OC Excluded Assets, all of the assets, properties, rights, licenses, permits, Contracts, causes of action and business of every kind and description as the same shall exist on the Closing Date wherever located, personal or mixed, tangible or intangible, owned by, leased by or in the possession of Owens Corning or any of its Asset Transferors, whether or not reflected in the books and records thereof, and held or used Primarily in connection with Owens Corning’s Business as conducted on the Closing Date, and including, except as otherwise specified herein, all direct or indirect right, title and interest of Owens Corning or any of its Asset Transferors in, to and under:

(i) OC Contributed Intellectual Property;

(ii) the OC Leased Real Property;

(iii) the rights and interests of Owens Corning and its Subsidiaries in the OC Owned Real Property;

(iv) all personal property and interests therein, including machinery, equipment, furniture, office equipment, communications equipment, vehicles, storage tanks, spare and replacement parts, fuel and other property (and interests in any of the foregoing) owned by Owens Corning or any of its Subsidiaries that are used Primarily in connection with Owens Corning’s Business;

(v) all Contracts (other than the leases of real property relating to the OC Leased Real Property, which leases constitute OC Contributed Assets only to the extent set forth in clause (ii) above) to which Owens Corning or any of its Subsidiaries is a party and which are related Primarily to Owens Corning’s Business;

(vi) all accounts receivable and notes receivable (including intercompany trade receivables), whether or not billed, accrued or otherwise recognized in the Owens Corning Financial Statement or taken into account in the determination of the Owens Corning Adjusted Net Working Capital Amount, together with any unpaid interest or fees accrued thereon or other amounts due with respect thereto of Owens Corning or its Subsidiaries that relate Primarily to Owens Corning’s Business, and any security or collateral for any of the foregoing;

(vii) all expenses (other than in respect of Income Taxes) that have been prepaid by Owens Corning or any of its Subsidiaries relating Primarily to the operation of Owens Corning’s Business, including lease and rental payments;

(viii) all of Owens Corning’s or any of its Subsidiaries’ rights, claims, credits, causes of action or rights of set-off against Persons other than Owens Corning and its Subsidiaries relating Primarily to Owens Corning’s Business or the OC Contributed Assets, including unliquidated rights under manufacturers’ and vendors’ warranties (except to the extent relating to OC Excluded Assets or OC Excluded Liabilities);

(ix) all transferable franchises, licenses, permits or other authorizations issued by a Governmental Authority owned by or granted to, or held or used by, Owens Corning or any of its Subsidiaries and Primarily related to Owens Corning’s Business;

(x) except to the extent Owens Corning or any of its Subsidiaries is required to retain the originals pursuant to any Applicable Law (in which case copies shall be provided to the Company upon request), all business books, records, files and papers, whether in hard copy or computer format, of Owens Corning or any of its Subsidiaries used Primarily in Owens Corning’s Business, including books of account, invoices, engineering information, sales and promotional literature, manuals and data, sales and purchase correspondence, lists of present and former suppliers, lists of present and former customers, personnel and employment records of present employees, documentation developed or used for accounting, marketing, engineering, manufacturing, or any other purpose relating Primarily to the conduct of Owens Corning’s Business at any time prior to the Closing;

(xi) all insurance proceeds (except to the extent relating to OC Excluded Assets or OC Excluded Liabilities), net of any retrospective premiums, deductibles, retention or similar amounts, arising out of or related to damage, destruction or loss of any property or asset used Primarily in connection with Owens Corning’s Business to the extent of any damage or destruction that remains unrepaired, or to the extent any property or asset remains unreplaced at the Closing Date and such proceeds were taken into account in the calculation of the Owens Corning Adjusted Net Working Capital Amount;

(xii) all raw materials, work-in-process, finished goods, supplies, parts, spare parts and other inventories that are held, used or intended by Owens Corning or its Subsidiaries for use Primarily in connection with Owens Corning’s Business; and

(xiii) all goodwill generated by or associated with Owens Corning’s Business.

“OC Contributed Intellectual Property” means the Intellectual Property:

(a) of Owens Corning and its Affiliates which is used or was used by the OC Contributed Subsidiaries, or

(b) of Owens Corning and its Affiliates which is necessary, or

(c) which is held by the OC Contributed Subsidiaries for use, or

(d) of the OC Contributed Subsidiaries which could have been used by the OC Contributed Subsidiaries,

Primarily to develop, manufacture, use, market, distribute and sell Company Products in Owens Corning’s Business as conducted on or before the Closing Date, which shall include the Intellectual Property identified on Schedule A-1. Notwithstanding the foregoing, OC Contributed Intellectual Property shall exclude OC Third Party Intellectual Property.

“OC Contributed Subsidiaries” means the OC Pre-Reorganized Subsidiaries together with, following the OC Reorganization, the OC Reorganized Subsidiaries.

“OC Employment Affiliate” means any trade or business (whether or not incorporated) that is connected through common ownership with Owens Corning that could result in liability to Owens Corning or any Affiliate under any OC Benefit Plan.

“OC Environmental Matters” means any Damages, arising out of or relating to: (1) any violations of any Environmental Permits or Environmental Laws as of or prior to the Closing Date by Owens Corning or its Subsidiaries in connection with Owens Corning’s Business (or any of their respective predecessors); (2) the presence or Release of any Hazardous Materials on or prior to the Closing Date, at, in, to, on, under or emanating from any OC Owned Real Property or OC Leased Real Property, in each case, (i) in violation of applicable Environmental Laws, (ii) in amounts, levels or concentrations that are required to be investigated or remediated under applicable Environmental Laws or by a Governmental Authority, or (iii) are in excess of applicable remediation standards under applicable Environmental Laws, or (3) the exposure of any Person to any Hazardous Materials (including Asbestos Materials) on or prior to the Closing Date at, in, to, on, under or emanating from any OC Owned Real Property or OC Leased Real Property.

“OC Excluded Assets” means the following assets:

(i) all original books and records that Owens Corning and its Subsidiaries shall be required to retain pursuant to any Applicable Law (in which case copies of such books and records to the extent relating to Owens Corning’s Business shall be provided to the Company upon request), or that contain information relating to any business or activity of Owens Corning or any of its Subsidiaries not forming a part of Owens Corning’s Business, or any employee of Owens Corning or any of its Subsidiaries that is not a Transferred Employee;

(ii) except to the extent that the following amounts are included in the calculation of the Owens Corning Adjusted Net Working Capital Amount, all refunds of Income Taxes and all prepaid Income Taxes arising from or with respect to the OC Contributed Assets prior to the Closing or arising from or with respect to the operations of Owens Corning’s Business for periods (or portions thereof) ending on or prior to the Closing Date, including all refunds of Taxes for Straddle Periods properly allocable to amounts paid by Owens Corning pursuant to Section 6.05;

(iii) except to the extent included in the calculation of the Owens Corning Adjusted Net Working Capital Amount, all assets of Owens Corning and its Subsidiaries (other than Intellectual Property, which is governed by clause (vii) below) not held, owned or used Primarily in connection with Owens Corning’s Business;

(iv) all rights and claims of Owens Corning and its Subsidiaries under any of the Transaction Documents and the agreements and instruments delivered to Owens Corning and its Subsidiaries by Saint-Gobain and the Company pursuant to any of the Transaction Documents;

(v) all capital stock or any other securities of Owens Corning or any of its Subsidiaries or any other Person, except for the OC Contributed Subsidiaries and the OC Existing JVs;

(vi) all Intellectual Property owned or controlled by Owens Corning and any of its Affiliates (other than OC Contributed Intellectual Property), and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom, and all rights to obtain renewals, continuations, divisions or other extensions of legal protections pertaining thereto.

(vii) all rights, claims, credits, causes of action, rights of set-off or other assets related to any other OC Excluded Assets or to any OC Excluded Liabilities;

(viii) Metal owned, held or used by Owens Corning or any of its Subsidiaries in the conduct of Owens Corning’s Business;

(ix) intercompany loans, except to the extent included in the calculation of Net Debt;

(x) cash and cash equivalents except to the extent contemplated by Section 3.04 and except for cash and cash equivalents used as collateral for Financial Support Arrangements and deposits with utilities, insurance companies and other Persons; and

(xi) assets contemplated by Schedule A-2.

“OC Excluded Environmental Matters” means any Damages, arising out of or relating to: (1) real property formerly owned, operated, leased or occupied by Owens Corning or its Subsidiaries in connection with Owens Corning’s Business (or any of their respective predecessors) arising under Environmental Laws or Environmental Permits; (2) the off-site transportation, treatment, storage or disposal of Hazardous Materials or the arrangement for the same by or on behalf of Owens Corning in connection with Owens Corning’s Business or its Subsidiaries(or any of their respective predecessors) on or prior to the Closing Date; or (3) any asbestos or asbestos containing materials or products manufactured, processed, distributed, marketed or sold by Owens Corning or its Subsidiaries in connection with Owens Corning’s Business (or any of their respective predecessors) on or prior to the Closing Date.

“OC Excluded Liabilities” means the following liabilities:

(i) all liabilities and obligations for any Income Taxes in respect of taxable income for any period (or portion thereof) ending on or before the Closing Date;

(ii) all liabilities and obligations, whether presently in existence or arising after the date of the Agreement, relating to fees, commissions or expenses owed to any broker, finder, investment banker, accountant, attorney or other intermediary or advisor employed by Owens Corning or any of its Subsidiaries in connection with the Contemplated Transactions;

(iii) all liabilities and obligations relating to claims in infringement, misappropriation, dilution or unlawful use of Intellectual Property for IP Events occurring prior to the Closing Date;

(iv) all liabilities and obligations with respect to intercompany loans, except to the extent included in the calculation of Net Debt;

(v) all liabilities and obligations, whether presently in existence or arising after the date of this Agreement, relating to or arising out of OC Excluded Assets or any business of Owens Corning or any of its Subsidiaries other than Owens Corning’s Business;

(vi) all Metal-related liabilities and obligations;

(vii) all liabilities and obligations, whether arising prior to, on or after the Closing Date, arising out of or related to OC Environmental Matters; and

(viii) all liabilities and obligations, whether arising prior to, on or after the Closing Date, arising out of or related to OC Excluded Environmental Matters.

“OC Existing JVs” means the joint ventures listed on Schedule A-3.

“OC Fabricating Solutions Business” means products having potential and use in fabrication of exterior or interior parts for recreational vehicles, trailers, storage sheds, railcars, or any vehicle or storage compartment comprising a panel, as well as floor systems for use in portable living quarters and storage buildings.

“OC Indemnified Environmental Matters” means any Damages, arising out of or relating to: (1) any violations of any Environmental Permits or Environmental Laws as of or prior to the Closing Date by the OC Contributed Subsidiaries (or any of their respective predecessors); (2) the presence or Release of any Hazardous Materials on or prior to the Closing Date, at, in, to, on, under or emanating from any OC Owned Real Property or OC Leased Real Property owned, leased, operated or occupied by the OC Contributed Subsidiaries, in each case, (i) in violation of applicable Environmental Laws, (ii) in amounts, levels or concentrations that are required to be investigated or remediated under applicable Environmental Laws or by a Governmental Authority, or (iii) are in excess of applicable remediation standards under applicable Environmental Laws, or (3) the exposure of any Person to any Hazardous Materials on or prior to the Closing Date at, in, to, on, under or emanating from any OC Owned Real Property or OC Leased Real Property owned, leased, operated or occupied by OC Contributed Subsidiaries; provided, however, OC Indemnified Environmental Matters shall not include any Damages relating to or arising out of any Asbestos Laws or Asbestos Materials to the extent that any liability therefor has been discharged in the OC Bankruptcy Plan of Reorganization or is covered by the 524(g) Injunction.

“OC Indemnified Excluded Environmental Matters” means any Damages, arising out of or relating to: (1) real property formerly owned, operated, leased or occupied by the OC Contributed Subsidiaries (or any of their respective predecessors) arising under Environmental Laws or Environmental Permits; (2) the off-site transportation, treatment, storage or disposal of Hazardous Materials or the arrangement for the same by or on behalf of the OC Contributed Subsidiaries (or any of their respective predecessors) on or prior to the Closing Date; provided, however, OC Indemnified Excluded Environmental Matters shall not include any Damages relating to or arising out of any Asbestos Laws or Asbestos Materials to the extent that any liability therefor has been discharged in the OC Bankruptcy Plan of Reorganization or is covered by the 524(g) Injunction.

“OC Intellectual Property License Agreements” means (i) the License Agreement entered into by and between Owens-Corning Fiberglas Technology, Inc. and US IP Holdco, and (ii) the License Agreement entered into by and between Dutch OC Cooperatief Invest U.A. and Non-US IP Holdco, copies of which are attached hereto as Exhibit M.

“OC Licensed Intellectual Property” means the Intellectual Property of Owens Corning and its Affiliates to be licensed pursuant to the OC Intellectual Property License Agreements.

“OC Multiemployer Plan” means either a (i) multiemployer plan, within the meaning of Section 3(37) of ERISA with respect to which Owens Corning or any OC Employment Affiliate has an obligation to contribute or has or could have withdrawal liability under Section 4201 of ERISA, or (ii) any plan maintained pursuant to a collectively-bargained agreement pursuant to which more than one employer contributes pursuant to which OC Contributed Subsidiaries could have liability with respect to underfunding or withdrawal liability, other than national, regional or industry-wide collective agreements.

“OC ND Negative Adjustment Amount” means, if Owens Corning’s Adjusted Net Debt Amount is a negative amount, the amount by which Owens Corning’s Adjusted Net Debt Amount is less than negative USD1,000,000; for the avoidance of doubt, it being understood that the sign of such amount shall be negative for the purpose of the calculations set forth in this Agreement.

“OC ND Positive Adjustment Amount” if Owens Corning’s Adjusted Net Debt Amount is a positive amount, the lesser of (i) USD5,000,000 or (ii) the excess of Owens Corning’s Adjusted Net Debt (stated as a positive number) above USD1,000,000.

“OC Pre-Reorganized Subsidiaries” means the entities listed on Schedule A-4.

“OC Reorganization” means the reorganization contemplated by Section 2.02.

“OC Third Party Intellectual Property” means the third party Intellectual Property licensed to Owens Corning and/or its Affiliates pursuant to the license agreements listed in Schedule A-5, which license agreements shall be assigned to the US IP Holdco and/or the Non-US IP Holdco.

“OC Threshold Amount” means USD145,500,000, which such amount has been derived from the OC Reference Date Balance Sheet.

“OC Total Adjustment” means the positive or negative amount derived from the sum of (i) the OC WC Positive Adjustment Amount or the OC WC Negative Adjustment Amount, as relevant and (ii) the OC ND Positive Adjustment Amount or the OC ND Negative Adjustment Amount, as relevant.

“OC Veil Technologies Business” means glass fiber mats and veils prepared by a process of dispersing glass fibers in white water and forming a web by passing the dispersed fibers over a web and draining the white water, but excluding wet chop input and uses required for multiple application chopped strand products.

“OC WC Negative Adjustment Amount” means the amount, if any, by which (A) the Owens Corning’s Adjusted Net Working Capital is less than (B) USD135,500,000; it being understood that the sign of such amount shall be negative for the purpose of the calculations set forth in this Agreement.

“OC WC Positive Adjustment Amount” means the amount, if any, by which (A) ) Owens Corning’s Adjusted Net Working Capital Amount exceeds (B) USD155,500,000, not to exceed USD10,000,000.

“Ongoing Service Cost” means, in relation to a Retained DB Plan or Transferred DB Plan, the cost of one year of benefit accrual, determined by the Actuaries in accordance with a FAS/IAS methodology and with the actuarial assumptions as set out in the relevant Benefit Schedule, with the assumptions being updated at the start of each year following the Closing Date, provided that the actuarial assumptions (other than the discount rate and general price inflation rate, which shall be updated to reflect the economic environment) shall not be updated without the consent of both Parents if such update would cause the ongoing service cost for the relevant year to be more than 4% higher than it would be if determined in accordance with the initial assumptions as set forth in the Benefit Schedules.

“Option Agreement” has the meaning set forth in the Joint Venture Agreement.

“Owned Real Property” means, collectively, the OC Owned Real Property and the SG Owned Real Property.

“Owens Corning Actuary” means an actuary or firm of actuaries nominated by Owens Corning (and disclosed in writing to Saint-Gobain) for the purposes of this Agreement.

“Ownership Interests” shall have the meaning ascribed to such term in the Joint Venture Agreement.

“Past Practice” means past practice consistently applied during the two-year period preceding the date hereof.

“Pension Plan” means, in any jurisdiction, each scheme, fund, arrangement, plan or agreement (whether funded or unfunded) set out in the relevant Benefit Schedule under which the Parent or any of its Affiliates provides, is liable to provide or has agreed to provide (or to which the Parent or any of its Affiliates contributes, is liable to contribute or has agreed to contribute to the provision of) any Retirement Benefits for or in respect of any Company Employee and references to any Pension Plan shall be construed as also referring to its trustees, fiduciaries, managers and administrators (as applicable).

“Permitted Liens” means any of the following:

(i) Liens for Taxes that (x) are not yet due or delinquent or (y) are being contested in good faith by appropriate proceedings;

(ii) statutory Liens or landlords’, carriers’, warehousemen’s (including stocks en consignation), mechanics’, suppliers’ (including réserve de propriété), materialmen’s, or other like Liens arising in the ordinary course of business with respect to amounts not yet overdue for a period of 60 days or amounts being contested in good faith by appropriate proceedings;

(iii) with respect to real property, any Liens that do not in the aggregate materially impair the use of such real property for its current use;

(iv) with respect to leased real property, any Liens that affect underlying fee interest;

(v) Liens in favor of a customer of the Business arising in the ordinary course of business; and

(vi) rights of third party licensors in software licensed to a Party.

“Person” means an individual, a corporation, a general partnership, a limited partnership, a limited liability company, a limited liability partnership, joint stock company, an unincorporated association, a trust, joint venture or any other entity or organization, including a Governmental Authority.

“Pre-Reorganized Subsidiaries” means, as applicable, the OC Pre-Reorganized Subsidiaries and the SG Pre-Reorganized Subsidiaries.

“Primarily” means, with respect to an asset, that at least 50% of the use made of such asset is in connection with the Business.

“Recoverable Damages” means Damages in excess of USD500,000 (after aggregating all Damages arising from a related series of acts, omissions, events or circumstances for purposes of determining if this threshold is reached); provided, that if this threshold is reached, the entire amount of such Damages shall be a Recoverable Damages.

“Reference Date Balance Sheet” means, as applicable, the OC Reference Date Balance Sheet and the SG Reference Date Balance Sheet.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing of a Hazardous Material.

“Reorganization” means, as applicable, the OC Reorganization and the SG Reorganization.

“Representatives” means, with respect to a Person, each of its respective directors, officers, attorneys, accountants, employees, advisors or agents.

“Retained DB Plan” means, in any jurisdiction, each Pension Plan, as applicable, which provides DB Benefits for which the sponsorship of and obligations of the plan will remain with the Parent or any of its Affiliates (other than the Company and its Subsidiaries) on completion of the transactions envisaged by this Agreement.

“Retained DC Plan” means, in any jurisdiction, each Pension Plan, as applicable, which provides DC Benefits for which the sponsorship of and obligations of the plan will remain with the Parent or any of its Affiliates (other than the Company or its Subsidiaries) on completion of the transactions envisaged by this Agreement.

“Retained Plans” means, in any jurisdiction, the Retained DB Plans and the Retained DC Plans.

“Retirement Benefits” means any pension, lump sum, gratuity or similar benefit payable or prospectively or contingently payable on or following retirement, leaving service, invalidity or death, including termination indemnity (or seniority) payments and long service awards and post-retirement medical, dental and other healthcare and welfare benefits but excluding benefits provided under any arrangement the sole purpose of which is to provide benefits on the injury or accidental death of an Employee.

“Review Firm” means Pricewaterhouse Coopers LLP, to the extent it is willing to accept an appointment as the Review Firm and the same is approved by the board of directors of each of the Parents, or an appropriate committee thereof, or such other accounting firm as the Parents shall agree, other than the Unaffiliated Firm, and failing agreement by the Parents, such firm as appointed by the ICC in accordance with the ICC Rules.

“Risk Benefits” means life insurance benefits, medical, dental and other welfare benefits (but excluding any post-retirement medical, dental and other healthcare and welfare benefits) , accidental death and dismemberment benefits and any other benefits provided on ill-health, injury, death, long-term or short-term disability.

“Risk Plan” means, in any jurisdiction, each scheme, fund, arrangement, plan or agreement (whether funded or unfunded) set out in the relevant Benefit Schedule under which Risk Benefits are provided for or in respect of any Transferred Employee.

“Saint-Gobain Actuary” means an actuary or firm of actuaries nominated by Saint-Gobain (and disclosed in writing to Owens Corning) for the purposes of this Agreement.

“SG Assumed Liabilities” means all liabilities and obligations of Saint-Gobain and its Affiliates (other than SG Excluded Liabilities and other than liabilities of SG Contributed Subsidiaries), whether liquidated or unliquidated, known or unknown, fixed or contingent, accrued or unaccrued, matured or unmatured, absolute, determined, determinable or indeterminable, or otherwise, whether presently in existence or arising hereafter, which are related to Saint-Gobain’s Business, the SG Contributed Assets and the SG Employees as provided in Article VIII.

“SG Benefit Plan” means any plan, scheme, agreement or arrangement providing for compensation or benefits, including any bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, supplemental pension, savings, retirement savings, superannuation, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, or other stock-based compensation plan, leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, dental, vision, drug, sick leave, accident, disability, workers compensation or other insurance, severance, retention, change-in-control, employment, separation or other employee benefit plan, program, policy, agreement, arrangement policy or practice, whether formal or informal, funded or unfunded, registered or unregistered, mandated by law or voluntary, insured or self-insured, whether for the benefit of a single individual or more than one individual, whether written or unwritten, sponsored, maintained or to which contributions have at any time been made by Saint-Gobain, the SG Contributed Subsidiaries or any of their Subsidiaries or Affiliates for the benefit of any current or former Business Employees, or pursuant to which the SG Contributed Subsidiaries or their Subsidiaries could have liability.

“SG Contributed Assets” means, other than the SG Excluded Assets, all of the assets, properties, rights, licenses, permits, Contracts, real property, causes of action and business of every kind and description as the same shall exist on the Closing Date wherever located, real, personal or mixed, tangible or intangible, owned by, leased by or in the possession of Saint-Gobain or any of its Asset Transferors, whether or not reflected in the books and records thereof, and held or used Primarily (other than SG Contributed Intellectual Property) in Saint-Gobain’s Business as conducted on the Closing Date, and including, except as otherwise specified herein, all direct or indirect right, title and interest of Saint-Gobain or any of its Asset Transferors in, to and under:

(i) SG Contributed Intellectual Property;

(ii) the SG Leased Real Property;

(iii) the rights and interests of Saint-Gobain and its Affiliates in the SG Owned Real Property;

(iv) all personal property and interests therein, including machinery, equipment, furniture, office equipment, communications equipment, vehicles, storage tanks, spare and replacement parts, fuel and other property (and interests in any of the foregoing) owned by Saint-Gobain or any of its Affiliates that are used Primarily in connection with Saint-Gobain’s Business;

(v) all Contracts (other than the leases of real property relating to the SG Leased Real Property, which leases constitute SG Contributed Assets only to the extent set forth in clause (ii) above) to which Saint-Gobain or any of its Affiliates is a party and which are related Primarily to Saint-Gobain’s Business;

(vi) all accounts receivable and notes receivable (including the intercompany trade receivables), whether or not billed, accrued or otherwise recognized in the SG Financial Statement or taken into account in the determination of the Saint-Gobain Adjusted Net Working Capital Amount, together with any unpaid interest or fees accrued thereon or other amounts due with respect thereto of Saint-Gobain or its Affiliates that relate Primarily to Saint-Gobain’s Business, and any security or collateral for any of the foregoing;

(vii) all expenses (other than in respect of Income Taxes) that have been prepaid by Saint-Gobain or any of its Affiliates relating Primarily to the operation of Saint-Gobain’s Business, including lease and rental payments;

(viii) all of Saint-Gobain’s or any of its Subsidiaries’ rights, claims, credits, causes of action or rights of set-off against Persons other than Saint-Gobain and its Affiliates relating Primarily to Saint-Gobain’s Business or the SG Contributed Assets, including unliquidated rights under manufacturers’ and vendors’ warranties (except to the extent relating to SG Excluded Assets or SG Excluded Liabilities);

(ix) all transferable franchises, licenses, permits or other authorizations issued by a Governmental Authority owned by or granted to, or held or used by, Saint-Gobain or any of its Affiliates and Primarily related to Saint-Gobain’s Business;

(x) except to the extent Saint-Gobain or any of its Affiliates is required to retain the originals pursuant to any Applicable Law (in which case copies shall be provided to the Company upon request), all business books, records, files and papers, whether in hard copy or computer format, of Saint-Gobain or any of its Affiliates used Primarily in Saint-Gobain’s Business, including books of account, invoices, engineering information, sales and promotional literature, manuals and data, sales and purchase correspondence, lists of present and former suppliers, lists of present and former customers, personnel and employment records of present employees, documentation developed or used for accounting, marketing, engineering, manufacturing, or any other purpose relating Primarily to the conduct of Saint-Gobain’s Business at any time prior to the Closing;

(xi) all insurance proceeds (except to the extent relating to SG Excluded Assets or SG Excluded Liabilities), net of any retrospective premiums, deductibles, retention or similar amounts, arising out of or related to damage, destruction or loss of any property or asset used Primarily in connection with Saint-Gobain’s Business to the extent of any damage or destruction that remains unrepaired, or to the extent any property or asset remains unreplaced at the Closing Date and such proceeds were taken into account in the calculation of the Saint-Gobain Adjusted Net Working Capital Amount;

(xii) all raw materials, work-in-process, finished goods, supplies, parts, spare parts and other inventories that are held, used or intended by Saint-Gobain or its Subsidiaries for use Primarily in connection with Saint-Gobain’s Business; and

(xiii) all goodwill generated by or associated with Saint-Gobain’s Business.

“SG Contributed Intellectual Property” means the Intellectual Property:

(a) of Saint-Gobain and its Affiliates which is used or was used by the SG Contributed Subsidiaries, or

(b) of Saint-Gobain and its Affiliates which is necessary, or

(c) which is held by the SG Contributed Subsidiaries or the SG TS Subsidiaries for use, or

(d) of the SG Contributed Subsidiaries and the SG TS Subsidiaries which could have been used by the SG Contributed Subsidiaries,

exclusively to develop, manufacture, use, market, distribute and sell Company Products in Saint-Gobain’s Business as conducted on or before the Closing Date, which shall include the Intellectual Property identified on Schedule A-6. Notwithstanding the foregoing, SG Contributed Intellectual Property shall exclude SG Third Party Intellectual Property.

“SG Contributed Subsidiaries” means the SG Pre-Reorganized Subsidiaries together with, following the SG Reorganization, the SG Reorganized Subsidiaries.

“SG Employment Affiliate” means any trade or business (whether or not incorporated) that has common ownership with Saint-Gobain that could result in liability to Saint-Gobain or any Affiliate under any SG Benefit Plan.

“SG Environmental Matters” means any Damages, arising out of or relating to: (1) any violations of any Environmental Permits or Environmental Laws as of or prior to the Closing Date by Saint-Gobain or its Affiliates in connection with Saint-Gobain’s Business (or any of their respective predecessors); (2) the presence or Release of any Hazardous Materials on or prior to the Closing Date, at, in, to, on, under or emanating from any SG Owned Real Property or SG Leased Real Property, in each case, (i) in violation of applicable Environmental Laws, (ii) in amounts, levels or concentrations that are required to be investigated or remediated under applicable Environmental Laws or by a Governmental Authority, or (iii) are in excess of applicable remediation standards under applicable Environmental Laws, or (3) the exposure of any Person to any Hazardous Materials (including Asbestos Materials) on or prior to the Closing Date at, in, to, on, under or emanating from any SG Owned Real Property or SG Leased Real Property.

“SG Excluded Assets” means the following assets:

(i) all original books and records that Saint-Gobain and its Affiliates shall be required to retain pursuant to any Applicable Law (in which case copies of such books and records to the extent relating to Saint-Gobain’s Business shall be provided to the Company upon request), or that contain information relating to any business or activity of Saint-Gobain or any of its Affiliates not forming a part of Saint-Gobain’s Business, or any employee of Saint-Gobain or any of its Affiliates that is not a Transferred Employee;

(ii) except to the extent that the following amounts are included in the calculation of the Saint-Gobain Adjusted Net Working Capital Amount, all refunds of Income Taxes and all prepaid Income Taxes arising from or with respect to the SG Contributed Assets prior to the Closing or arising from or with respect to the operations of Saint-Gobain’s Business for periods (or portions thereof) ending on or prior to the Closing Date, including all refunds of Taxes for Straddle Periods properly allocable to amounts paid by Saint-Gobain pursuant to Section 6.05;

(iii) except to the extent included in the calculation of the Saint-Gobain Adjusted Net Working Capital Amount, all assets of Saint-Gobain and its Affiliates (other than Intellectual Property, which is governed by clause (vii) below) not held, owned or used Primarily in connection with Saint-Gobain’s Business;

(iv) all rights and claims of Saint-Gobain and its Affiliates under any of the Transaction Documents and the agreements and instruments delivered to Saint-Gobain and its Affiliates by Owens Corning and the Company pursuant to any of the Transaction Documents;

(v) all capital stock or any other securities of Saint-Gobain or any of its Affiliates or any other Person, except for the SG Contributed Subsidiaries and the SG Existing JVs;

(vi) all Intellectual Property owned or controlled by Saint-Gobain and any of its Affiliates (other than SG Contributed Intellectual Property), and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom, and all rights to obtain renewals, continuations, divisions or other extensions of legal protections pertaining thereto;

(vii) all rights, claims, credits, causes of action, rights of set-off or other assets related to any other Saint-Gobain Excluded Asset or to any SG Excluded Liabilities;

(viii) Metal owned, held or used by Saint-Gobain or any of its Affiliates in the conduct of Saint-Gobain’s Business;

(ix) intercompany loans, except to the extent included in the calculation of Net Debt;

(x) cash and cash equivalents except to the extent contemplated by Section 3.04 and except for cash and cash equivalent used as collateral for Financial Support Arrangements and deposits with utilities, insurance companies and other Persons; and

(xi) assets contemplated by Schedule A-7.

“SG Excluded Environmental Matters” means any Damages, arising out of or relating to: (1) real property formerly owned, operated, leased or occupied by Saint-Gobain or its Affiliates in connection with Saint-Gobain’s Business (or any of their respective predecessors) arising under Environmental Laws or Environmental Permits; (2) the off-site transportation, treatment, storage or disposal of Hazardous Materials or the arrangement for the same by or on behalf of Saint-Gobain in connection with Saint-Gobain’s Business or its Affiliates (or any of their respective predecessors) on or prior to the Closing Date; or (3) any asbestos or asbestos containing materials or products manufactured, processed, distributed, marketed or sold by Saint-Gobain or its Affiliates in connection with Saint-Gobain’s Business (or any of their respective predecessors) on or prior to the Closing Date.

“SG Excluded Liabilities” means the following liabilities:

(i) all liabilities and obligations for any Income Taxes in respect of taxable income for any period (or portion thereof) ending on or before the Closing Date;

(ii) all liabilities and obligations, whether presently in existence or arising after the date of the Agreement, relating to fees, commissions or expenses owed to any broker, finder, investment banker, accountant, attorney or other intermediary or advisor employed by Saint-Gobain or any of its Subsidiaries in connection with the Contemplated Transactions;

(iii) all liabilities and obligations relating to claims of infringement, misappropriation, dilution or unlawful use of Intellectual Property for IP Events occurring prior to the Closing Date;

(iv) all liabilities and obligations with respect to intercompany loans, except to the extent included in the calculation of Net Debt;

(v) all liabilities and obligations, whether presently in existence or arising after the date of this Agreement, relating to or arising out of SG Excluded Assets or any business of Saint-Gobain or any of its Affiliates other than Saint-Gobain’s Business;

(vi) all Metal-related liabilities and obligations;

(vii) all liabilities and obligations, whether arising prior to, on or after the Closing Date, arising out of or related to SG Environmental Matters; and

(viii) all liabilities and obligations, whether arising prior to, on or after the Closing Date, arising out of or related to SG Excluded Environmental Matters.

“SG Existing JVs” means the joint ventures listed on Schedule A-8.

“SG Indemnified Environmental Matters” means any Damages, arising out of or relating to: (1) any violations of any Environmental Permits or Environmental Laws as of or prior to the Closing Date by the SG Contributed Subsidiaries (or any of their respective predecessors); (2) the presence or Release of any Hazardous Materials on or prior to the Closing Date, at, in, to, on, under or emanating from any SG Owned Real Property or SG Leased Real Property owned, leased, operated or occupied by the SG Contributed Subsidiaries, in each case, (i) in violation of applicable Environmental Laws, (ii) in amounts, levels or concentrations that are required to be investigated or remediated under applicable Environmental Laws or by a Governmental Authority, or (iii) are in excess of applicable remediation standards under applicable Environmental Laws, or (3) the exposure of any Person to any Hazardous Materials (including Asbestos Materials) on or prior to the Closing Date at, in, to, on, under or emanating from any SG Owned Real Property or SG Leased Real Property owned, leased, operated or occupied by SG Contributed Subsidiaries.

“SG Indemnified Excluded Environmental Matters” means any Damages, arising out of or relating to: (1) real property formerly owned, operated, leased or occupied by the SG Contributed Subsidiaries (or any of their respective predecessors) arising under Environmental Laws or Environmental Permits; (2) the off-site transportation, treatment, storage or disposal of Hazardous Materials or the arrangement for the same by or on behalf of the SG Contributed Subsidiaries (or any of their respective predecessors) on or prior to the Closing Date; and (3) any asbestos or asbestos containing materials or products manufactured, processed, distributed, marketed or sold by the SG Contributed Subsidiaries (or any of their respective predecessors) on or prior to the Closing Date.

“SG Intellectual Property License Agreements” means the SG Intellectual Property License Agreements to be entered into by and among Saint-Gobain Technical Fabrics Europe S.A.S. and US IP Holdco and Non-US IP Holdco, substantially in the forms attached hereto as Exhibit N-1 and Exhibit N-2, respectively.

“SG Multiemployer Plan” means either a (i) multiemployer plan within the meaning of Section 3(37) of ERISA with respect to which Saint-Gobain or any SG Employment Affiliate has an obligation to contribute or has or could have withdrawal liability under Section 4201 of ERISA, or (ii) any plan maintained pursuant to a collectively-bargained agreement pursuant to which more than one employer contributes pursuant to which SG Contributed Subsidiaries could have liability with respect to underfunding or withdrawal liability, other than national, regional or industry-wide collective agreements.

“SG ND Negative Adjustment Amount” means, if Saint-Gobain’s Adjusted Net Debt Amount is a negative amount, the amount by which Saint-Gobain’s Adjusted Net Debt Amount is less than negative USD1,000,000; for the avoidance of doubt, it being understood that the sign of such amount shall be negative for the purpose of the calculations set forth in this Agreement.

“SG ND Positive Adjustment Amount” if Saint-Gobain’s Adjusted Net Debt Amount is a positive amount, the lesser of of (i) USD5,000,000 or (ii) the excess of Saint-Gobain’s Adjusted Net Debt (stated as a positive number) above USD1,000,000.

“SG Pre-Reorganized Subsidiaries” means the entities listed on Schedule A-9.

“SG Reorganization” means the reorganization contemplated by Section 2.03.

“SG Textile Solutions Business” means the worldwide manufacture, sale, and distribution of “Glass Fiber Yarns” and “Textile Fabrics” as defined below:

“Glass Fiber Yarns” shall mean “Continuous Filament Products,” “Untwisted Products,” “Texturized Products,” and “Chopped Products,” as defined below:

“Continuous Filament Products” means products that are:

twisted and/or plied in a secondary operation with turns ≥ 5 turns per meter;

or wound on a textile bobbin or cops; or

sized with a starch based composition.

“Untwisted Products” means products that are:

made from:

E Glass batch formulation with boron oxide content >5.5%; or

C glass batch formulation; and are

direct rovings with a linear density of TEX value of ≤ 300 g/km.

“Texturized Products” means air texturized glass fiber strands with a nominal diameter ≤ 14 micron.

“Chopped Products” means products that are made from the waste of Continuous

Filament Products, Untwisted Products, and/or Texturized Products, provided that the chopped waste shall not exceed 3% of the production of the underlying product.

“Textile Fabrics” shall mean converted products which are:

(i) constructed from:

yarns; and/or

other continuous or chopped fibers such as glass carbon, synthetic polymers purchased from Company or a third party; and

(ii) constructed as:

fabrics;

complexes;

scrims;

tapes; wet laid mats, and

related structures;

but not as

chopped strand mats; or

continuous filaments mats; and

(iii) are sold into the following applications and/or markets:

Electronic applications:

printed circuit boards;

insulation (panels, wired); and

braiding;

Construction/housing applications:

mat for shingles;

asphalt reinforcements;

façade cladding, grids, laid scrim, insulation facing;

cement boards, gypsum board reinforcement (grids, open mesh);

wall covering;

flooring;

dry wall tape;

insect screening (PVC coated products, lineal assembled screens); and

fluorinated polymer (including PTFE) coated products; and

Industrial applications:

grinding wheels reinforcement;

filtration;

fluorinated polymers coated products;

geotextiles (road reinforcement and civil engineering);

industrial wipes, medical clothing fabrics; and

coating and laminating.

“SG Threshold Amount” means USD169,000,000, which such amount has been derived from the SG Reference Date Balance Sheet,

“SG Third Party Intellectual Property” means the third party Intellectual Property licensed to the SG Contributed Subsidiaries pursuant to the license agreements listed in Schedule A-10.

“SG Total Adjustment” means the positive or negative amount derived from the sum of (i) the SG WC Positive Adjustment Amount or the SG WC Negative Adjustment Amount, as relevant and (ii) the SG ND Positive Adjustment Amount or the SG ND Negative Adjustment Amount, as relevant.

“SG TS Subsidiaries” means the Subsidiaries of Saint-Gobain, following the SG Reorganization, that are engaged in the Saint-Gobain Textile Solutions Business.

“SG WC Negative Adjustment Amount” means the amount, if any, by which (A) Saint-Gobain’s Adjusted Net Working Capital is less than (B) USD159,000,000; it being understood that the sign of such amount shall be negative for the purpose of the calculations set forth in this Agreement.

“SG WC Positive Adjustment Amount” means the amount, if any, by which (A) Saint-Gobain’s Adjusted Net Working Capital Amount exceeds (B) USD179,000,000, not to exceed USD10,000,000.

“Shareholders” means the shareholders of the Company.

“Subsidiary” as it relates to any Person, means with respect to such Person, any other Person of which the specified Person, either directly or through or together with any other of its Subsidiaries, owns more than 50% of the voting power in the election of directors or their equivalents or otherwise having the power to direct the business and policies of that Person, other than as affected by events of default; provided, that the Company shall not be considered a Subsidiary of either of the Parents for purposes of this Agreement.

“Subsidiary Transferor” means, with respect to each of Owens Corning and Saint-Gobain, an Affiliate of Owens Corning or Saint-Gobain, respectively, that is the record holder of the outstanding ownership interests in a Contributed Subsidiary.

“Tax Authority” means a Governmental Authority having jurisdiction over the assessment, determination, collection or imposition of any Tax.

“Tax Returns” means all returns (including information returns), declarations, reports, estimates and statements regarding Taxes required to be filed with any Tax Authority.

“Taxes” means, in respect of any applicable jurisdiction, all United States federal, state, county, local, municipal and non-United States taxes, assessments, duties or similar charges of any kind whatsoever, including all corporate franchise, income, sales, use, ad valorem, receipts, value added, profits, license, withholding, payroll, employment, excise, premium, property, abandoned property, escheat, customs, net worth, capital gains, transfer, stamp, documentary, social security, environmental, alternative minimum, occupation, recapture and other taxes, and including all interest, penalties and additions imposed with respect to such amounts, and all amounts payable pursuant to any Contract with respect to Taxes.

“Transaction Documents” means this Agreement, the Asbestos Indemnity Agreement, the Asbestos Guaranty, the Master Transition Services Agreement (as defined in the Joint

Venture Agreement), the Option Agreement, the SG Intellectual Property License Agreement, the SG Leased Real Property Assignment Agreements, the Form of Product Supply Agreements (as defined in the Joint Venture Agreement), the Joint Venture Agreement, any other agreement to be entered into pursuant to the terms of this Agreement or the Joint Venture Agreement and any other written agreement signed by the Parties that is expressly identified as a “Transaction Document” hereunder and any exhibits or attachments to any of the foregoing, as the same may be amended from time to time.

“Transferred DB Plan” means, in any jurisdiction, each Pension Plan, as applicable, which provides DB Benefits and which relates solely to the relevant Company Employees and which will be assumed by the Company and its Subsidiaries on completion of the transactions envisaged by this Agreement.

“Transferred DC Plan” means, in any jurisdiction, each Pension Plan, as applicable, which provides DC Benefits and which relates solely to the relevant Company Employees and which will be assumed by the Company and its Subsidiaries on completion of the transactions envisaged by this Agreement.

“Transferred Employees” means, collectively, the OC Employees and the SG Employees.

“Transferred Plans” means, in any jurisdiction, the Transferred DB Plans and the Transferred DC Plans.

“USD” means United Stated Dollars.

“U.S. GAAP” means United States Generally Accepted Accounting Principles as in effect on the date of this Agreement.

“US IP Holdco” means Owens-Corning Fiberglas Technology II, LLC, a limited liability company incorporated under the laws of Delaware.

“Working Capital Threshold Amount” means the OC Threshold Amount or SG Threshold Amount as applicable.

(b) “To the knowledge,” “known by,” “known” or “knowingly” (and any similar phrase) means (i) with respect to Owens Corning, to the actual knowledge of the Owens Corning individuals listed in Schedule A-11 and, when used in a representation and warranty, shall be deemed to include a representation that a reasonable investigation or inquiry of the subject matter thereof has been made of such individuals, (ii) with respect to Saint-Gobain, to the actual knowledge of the Saint-Gobain individuals listed in Schedule A-12, and, when used in a representation and warranty, shall be deemed to include a representation that a reasonable investigation or inquiry of the subject matter thereof has been made of such individuals.

(c) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section

524(g) Injunction	4.01(bb)

Actuaries	8.04(a)(ii)(A)

Additional Annual Charge	8.04(d)(ii)

Adjusted Net Debt Amount	3.04(a)

Adjusted Net Working Capital Amount	3.04(a)

Adjusted OC Pre-Close Unfunded Liabilities	8.04(a)(ii)(b)

Adjusted SG Pre-Close Unfunded Liabilities	8.04(a)(ii)(b)

Agreement	Preamble

Annual Cost	8.04(d)(ii)

Benefits Schedules	8.01(b)(ii)

Boycott Countries	4.02(w)

Carve-out Facilities	5.10(g)

Closing	3.02

Company	Preamble

Company Employees	8.01(a)

Company Indemnified Parties	11.02(a)

Consent Failure	3.06

Contributed Manufacturing Facilities	5.10(d)

Disclosure Notice	10.04

Embargoed Countries	4.02(w)

Excluded Materials	5.10(f)

Excluded Technology	5.10(f)

Facility	5.08

Foreign Government Representative	4.01(v)

ICC	13.14(b)

ICC Rules	13.14(b)

Inactive Employees	8.01(a)

Indemnified Claim	11.03(a)

Indemnified Party	11.03(a)

Indemnifying Party	11.03(a)

Indemnity Caps	11.04(c)(ii)

Indemnity Threshold	11.04(a)(ii)

Insurance Liabilities	5.05(c)

Joinder	2.01

Joint Venture Agreement	Preamble

Key OC Employee	8.10(a)

Key SG Employee	8.10(b)

Know How Material	5.10(d)

OC Actuary	8.04(a)(ii)(A)

OC Employee	4.01(s)(i)

OC Environmental Claim	11.01(f)

OC Excess Shareholder Loan	3.05(b)

OC Financial Statements	4.01(f)

OC Indemnified Parties	11.02(b)

OC Indemnity Cap	11.04(a)(ii)

OC Leased Real Property	4.01(h)(iv)

OC Material Customer	4.01(y)

OC Material Supplier	4.01(y)

OC Owned Real Property	4.01(h)(iii)

OC Pension Exit Price Adjustment	8.04(a)(iii)

OC Pre-Close Unfunded Liabilities	8.04(a)(ii)(A)

OC Reference Date Balance Sheet	4.01(f)

OC Reorganized Subsidiaries	2.02(b)

OC Shortfall Shareholder Loan	3.05(a)

OC Topco	Preamble

OC Transferred DB Plans	8.04(a)(ii)(A)

Owens Corning	Preamble

Parent	Preamble

Parents	Preamble

Parties	Preamble

Party	Preamble

PCT	5.10(o)

Pre-closing Period	6.05(c)

Proposed Adjusted Net Debt	3.04(a)

Proposed Adjusted Net Working Capital Amount	3.04(a)

Saint-Gobain	Preamble

SG Actuary	8.04(a)(ii)(A)

SG Employee	4.02(s)(i)

SG Environmental Claim	11.01(e)

SG Excess Shareholder Loan	3.05(d)

SG Financial Statements	4.02(f)

SG Indemnified Parties	11.02(a)

SG Indemnity Cap	11.04(c)(ii)

SG Leased Real Property	4.02(h)(iv)

SG Material Customer	4.02(z)

SG Material Supplier	4.02(z)

SG Owned Real Property	4.02(h)(iii)

SG Pension Exit Price Adjustment	8.04(a)(iii)

SG Pre-Close Unfunded Liabilities	8.04(a)(ii)(A)

SG Reference Date Balance Sheet	4.02(f)

SG Reorganized Subsidiaries	2.03(b)

SG Shortfall Shareholder Loan	3.05(c)

SG Topco	Preamble

SG Transferred DB Plans	8.04(a)(ii)(A)

Shortfall Shareholder Loan	3.05(a)

Sponsoring Entity	8.04(d)(ii)

Straddle Period	6.05(c)

Surviving Representations or Covenants	11.01(c)

Tax Claim	6.05(g)

Tax Indemnifying Party	6.05(g)(i)

Third Party Claim	11.03(a)

Unaffiliated Firm	3.04(a)

Undisclosed Contracts	6.07

Unfunded Liabilities	8.04(a)(ii)(A)

EXHIBIT B

FORM OF JOINDER

The undersigned, acting in its own name and in the name and on behalf of the Company, hereby accepts all rights afforded to the Company under this Agreement and agrees to perform and abide by, and to cause the Company to perform and abide by, all of the provisions of this Agreement to be performed by or which are applicable to the Company.

OWENS CORNING VETROTEX REINFORCEMENTS

By:
Name: Charles E. Dana
Title: President

Date: